 As Filed Pursuant to Rule 424b3
 Registration No. 333-283710
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
THE FIRST OF LONG ISLAND CORPORATION
On behalf of the boards of directors of ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), and The First of Long Island Corporation, a New York corporation (“FLIC”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed combination of ConnectOne and FLIC. We are requesting that you take certain actions as a holder of ConnectOne common stock or as a holder of FLIC common stock.
On September 4, 2024, ConnectOne and FLIC entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which (i) FLIC will merge with and into ConnectOne, with ConnectOne as the surviving entity, and (ii) The First National Bank of Long Island, the wholly owned subsidiary of FLIC, will merge with and into ConnectOne Bank, the wholly owned subsidiary of ConnectOne, with ConnectOne Bank as the surviving entity.
If the merger is completed, FLIC shareholders will receive 0.5175 shares of ConnectOne common stock for each share of FLIC common stock they own on the effective date of the merger. FLIC shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.
ConnectOne common stock is listed on the Nasdaq Global Select Market under the symbol “CNOB.” FLIC common stock is listed on the Nasdaq Capital Market under the symbol “FLIC.” On September 4, 2024, which was the last trading day preceding the public announcement of the proposed merger, the closing price of ConnectOne common stock was $23.97 per share, which after giving effect to the exchange ratio, has an implied value of $12.40 per share. On December 20, 2024, which was the most recent practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of ConnectOne common stock was $23.25 per share, which after giving effect to the exchange ratio, has an implied value of approximately $12.03 per share. ConnectOne shareholders will continue to own their existing shares of ConnectOne common stock. The market price of ConnectOne common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for ConnectOne common stock and FLIC common stock before you vote.
We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, FLIC shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of ConnectOne common stock for FLIC common stock in the merger, except with respect to any cash received by such holders in lieu of fractional shares of ConnectOne common stock.
Based on the exchange ratio and the number of shares of FLIC common stock outstanding or reserved for issuance for FLIC equity awards outstanding as of December 20, 2024, ConnectOne expects to issue up to 11,880,597 shares of ConnectOne common stock to FLIC shareholders in the aggregate in the merger. We estimate that former FLIC shareholders will own approximately 24% and existing ConnectOne shareholders will own approximately 76% of the common stock of ConnectOne following the completion of the merger.
ConnectOne and FLIC will each hold a special meeting of our respective shareholders in connection with the merger. At our respective special meetings, in addition to other business, ConnectOne will ask its shareholders to approve the issuance of its common stock to holders of FLIC common stock pursuant to the merger agreement, and FLIC will ask its shareholders to approve the merger agreement. Information about these meetings and the merger is contained in this document. We urge you to read this document carefully and in its entirety.
The special meeting of ConnectOne shareholders will be held virtually via the internet on February 14, 2025 at 3:30 p.m., Eastern Time. The special meeting of FLIC shareholders will be held virtually via the internet on February 14, 2025 at 2:30 p.m., Eastern Time.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This document serves as the proxy statement for the special meetings of ConnectOne and FLIC and the prospectus for the shares of ConnectOne common stock to be issued in connection with the merger, and describes the ConnectOne special meeting, the FLIC special meeting, the merger, the documents related to the merger and other related matters. We encourage you to read this joint proxy statement/prospectus in its entirety, including the documents attached as annexes and the section titled “RISK FACTORS” beginning on page 21.
On behalf of the ConnectOne and FLIC boards of directors, thank you for your prompt attention to this important matter.
Sincerely,

Frank Sorrentino III Chairman and Chief Executive Officer ConnectOne Bancorp, Inc.	Christopher Becker President and Chief Executive Officer The First of Long Island Corporation
Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares of ConnectOne common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated December 20, 2024, and is first being mailed to ConnectOne shareholders and FLIC shareholders on or about December 31, 2024.

THE FIRST OF LONG ISLAND CORPORATION
275 Broad Hollow Road
Melville, NY 11747
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held February 14, 2025
To The Shareholders of The First of Long Island Corporation
On September 4, 2024, ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), and The First of Long Island Corporation, a New York corporation (“FLIC”) entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which FLIC will merge with and into ConnectOne, with ConnectOne as the surviving entity. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of FLIC will be held virtually on February 14, 2025 for the following purposes:
1.   To approve an Agreement and Plan of Merger, dated as of September 4, 2024, by and between FLIC and ConnectOne (the “FLIC merger proposal”), providing for:
•
the merger of FLIC with and into ConnectOne; and

•
the automatic conversion of each outstanding share of common stock of FLIC into the right to receive 0.5175 shares of ConnectOne common.

2.   To approve, on an advisory basis, certain compensation payable as a result of the consummation of the proposed merger (the “FLIC compensation proposal”); and
3.   To approve one or more adjournments of the FLIC special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (the “FLIC adjournment proposal”).
The board of directors of FLIC has fixed the close of business on December 16, 2024 as the record date for the FLIC special meeting. Only holders of record of FLIC common stock as of the close of business on the record date for the FLIC special meeting are entitled to notice of the FLIC special meeting or any adjournment or postponement thereof. Only holders of record of FLIC common stock will be entitled to vote at the FLIC special meeting or any adjournment or postponement thereof.
The FLIC special meeting will be a completely virtual meeting of FLIC shareholders, which will be conducted via a live webcast. You will be able to participate in the FLIC special meeting, vote and submit your questions during the FLIC special meeting via live webcast by visiting www.virtualshareholdermeeting.com/FLIC2025SM.
Because the FLIC special meeting is virtual and being conducted via live webcast, FLIC shareholder will not be able to attend the special meeting in person. Details regarding how to participate in the FLIC special meeting online and the business to be conducted at the FLIC special meeting are more fully described in the accompanying joint proxy statement/prospectus.
Your vote is important, regardless of the number of shares that you own. We cannot complete the transactions contemplated by the merger agreement unless holders of FLIC common stock approve the FLIC merger proposal. The affirmative vote of two-thirds of the outstanding shares of FLIC common stock entitled to vote on the merger agreement is required to approve the FLIC merger proposal. Whether or not you plan to attend the FLIC special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The FLIC board of directors unanimously recommends that FLIC shareholders vote “FOR” approval of the FLIC merger proposal, “FOR” the FLIC compensation proposal and “FOR” the FLIC adjournment proposal.
By order of the Board of Directors:

Christopher Becker
President & Chief Executive Officer
Melville, New York
December 20, 2024

301 Sylvan Avenue
Englewood Cliffs, NJ 07632
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD February 14, 2025
To the Shareholders of ConnectOne Bancorp:
On September 4, 2024, ConnectOne Bancorp, Inc., a New Jersey corporation (“ConnectOne”), and The First of Long Island Corporation, a New York corporation (“FLIC”) entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which FLIC will merge with and into ConnectOne, with ConnectOne as the surviving entity. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of ConnectOne will be held via webcast on February 14, 2025, at 3:30 p.m., for the following purposes:
1.   A proposal to approve the issuance of ConnectOne common stock to holders of FLIC common stock pursuant to the merger agreement dated as of September 4, 2024, by and between ConnectOne and FLIC (the “ConnectOne share issuance proposal”);
2.   To approve a proposal to adjourn the ConnectOne meeting, if necessary or appropriate, to solicit additional proxies in favor of the ConnectOne share issuance proposal (the “ConnectOne adjournment proposal”).
3.   To transact such other business as shall properly come before the special meeting.
The board of directors of ConnectOne has fixed the close of business on December 16, 2024 as the record date for the ConnectOne special meeting. Only holders of record of ConnectOne common stock as of the close of business on the record date for the ConnectOne special meeting are entitled to notice of the ConnectOne special meeting or any adjournment or postponement thereof. Only holders of record of ConnectOne common stock will be entitled to vote at the ConnectOne special meeting or any adjournment or postponement thereof.
Your vote is important, regardless of the number of shares that you own. We cannot complete the transactions contemplated by the merger agreement unless holders of ConnectOne common stock approve the ConnectOne share issuance proposal. The affirmative vote of the holders of a majority of the shares of ConnectOne common stock voting at the special meeting, assuming a quorum is present, is required to approve the ConnectOne share issuance proposal. Whether or not you plan to attend the ConnectOne special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee. The ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote “FOR” approval of the ConnectOne share issuance proposal and “FOR” the ConnectOne adjournment proposal.
The ConnectOne special meeting will be a completely virtual meeting of ConnectOne shareholders, which will be conducted via a live webcast. You will be able to participate in the ConnectOne special meeting, vote and submit your questions during the special meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2025SM.

Because the ConnectOne special meeting is virtual and being conducted via live webcast, ConnectOne shareholders will not be able to attend the special meeting in person. Details regarding how to participate in the ConnectOne special meeting online and the business to be conducted at the meeting are more fully described in the accompanying joint proxy statement/prospectus.
Very truly yours,
FRANK SORRENTINO III
Chairman of the Board of Directors
Englewood Cliffs, New Jersey
December 20, 2024

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger and the other matters that will be considered at each of the special meetings of shareholders. The boards of directors of The First of Long Island Corporation, which we sometimes refer to as FLIC, and ConnectOne Bancorp, Inc., which we sometimes refer to as ConnectOne, encourage you to read this entire document, and its annexes, carefully.
This joint proxy statement/prospectus incorporates by reference important business and financial information about FLIC and ConnectOne that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. You will also be able to obtain these documents free of charge from ConnectOne by accessing ConnectOne’s website at https://www.connectonebank.com/ or from FLIC by accessing FLIC’s website at https://www.fnbli.com/. You may also request these documents in writing, by email or by telephone, at the appropriate address below:
With respect to FLIC:	With respect to ConnectOne:
Janet T. Verneuille	William S. Burns
Chief Financial Officer	Chief Financial Officer
The First of Long Island Corporation	ConnectOne Bancorp, Inc.
275 Broad Hollow Road	301 Sylvan Avenue
Melville, New York 11747	Englewood Cliffs, New Jersey 07632
Telephone: (516) 671-4900 (ext. 7462)	Telephone: 201-816-8900
Email: janet.verneuille@fnbli.com	Email: bburns@cnob.com
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of ConnectOne common stock requesting documents must do so by February 7, 2025, in order to receive them before the ConnectOne special meeting, and holders of FLIC common stock requesting documents must do so by February 7, 2025, in order to receive them before the FLIC special meeting.
If you have any questions regarding ConnectOne or FLIC, please contact our joint proxy soliciting firm, Laurel Hill Advisory Group, LLC. ConnectOne and FLIC shareholders should call (888) 742-1305. Banks and brokers with questions regarding ConnectOne or FLIC should call (516) 933-3100.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 20, 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of the document from which such information was reported. Neither the mailing of this joint proxy statement/prospectus to ConnectOne shareholders or FLIC shareholders nor the issuance by ConnectOne of shares of ConnectOne common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding ConnectOne has been provided solely by ConnectOne and information contained in this document regarding FLIC has been provided solely by FLIC.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
Q:
WHAT IS THE PURPOSE OF THIS DOCUMENT?

A:
The respective boards of directors of ConnectOne and FLIC each approved a merger agreement, which is described in this joint proxy statement/prospectus, between ConnectOne and FLIC pursuant to which (i) FLIC will merge with and into ConnectOne, with ConnectOne as the surviving entity and (ii) The First National Bank of Long Island, the wholly owned subsidiary of FLIC, will merge with and into ConnectOne Bank, the wholly owned subsidiary of ConnectOne, with ConnectOne Bank as the surviving entity (the “bank merger”). A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

This document serves as both a proxy statement of FLIC and as a proxy statement and prospectus of ConnectOne. As a joint proxy statement, it is being provided to:
•
ConnectOne’s shareholders by the ConnectOne board of directors in connection with that board’s solicitation of proxies for the ConnectOne special meeting at which the ConnectOne shareholders will be asked to:

•
approve the issuance of ConnectOne common stock to holders FLIC common stock pursuant to the merger agreement (we refer to this as the “ConnectOne share issuance proposal”); and

•
approve a proposal to adjourn the ConnectOne meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger (we refer to this as the “ConnectOne adjournment proposal”).

•
FLIC’s shareholders by the FLIC board of directors in connection with that board’s solicitation of proxies for the FLIC special meeting, at which the FLIC shareholders will be asked to:

•
approve the merger agreement and the merger between FLIC and ConnectOne (we refer to this as the “FLIC merger proposal”);

•
approve, on an advisory basis, certain compensation that may become payable under existing agreements between certain of FLIC’s officers and as a result of the merger (we refer to this as the “FLIC compensation proposal”); and

•
approve one or more adjournments of the FLIC special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (we refer to this as the “FLIC adjournment proposal”).

As a prospectus, this document is being provided to FLIC’s shareholders because ConnectOne is offering to exchange shares of its common stock for shares of FLIC common stock upon completion of the merger.
Q:
WHY ARE FLIC AND CONNECTONE PROPOSING TO MERGE?

A:
The boards of directors of FLIC and ConnectOne are proposing to merge FLIC into ConnectOne because they believe that combining the strengths of these two financial institutions is in the best interests of both companies, their respective shareholders and their respective customers. Please see “THE MERGER- FLIC’s Reasons for the Merger; Recommendation of the FLIC Board of Directors” at pages 50 to 53 for the various factors considered by the FLIC board of directors in recommending that FLIC’s shareholders vote FOR the FLIC merger proposal. Please see “THE MERGER — ConnectOne’s Reasons for the Merger” and “THE MERGER — Recommendation of the ConnectOne Board of Directors” at page 38 for the various factors considered by the ConnectOne board of directors in recommending that ConnectOne’s shareholders vote FOR the ConnectOne share issuance proposal.

Q:
WHAT WILL HAPPEN TO CONNECTONE’S AND FLIC’S BANK SUBSIDIARIES?

A:
Immediately after FLIC merges into ConnectOne, the two bank subsidiaries will also merge, with

FLIC’s bank subsidiary, The First National Bank of Long Island (“FNBLI”), merging into ConnectOne’s bank subsidiary, ConnectOne Bank. The combined bank will operate under the ConnectOne Bank name.
Q:
WHAT WILL A FLIC SHAREHOLDER RECEIVE IN THE MERGER?

A:
Upon completion of the merger, the shareholders of FLIC will receive, for each outstanding share of FLIC common stock that they own at the effective time of the merger, 0.5175 shares (the “exchange ratio”) of ConnectOne common stock (the “merger consideration”). ConnectOne will not issue any fractional shares. In lieu of a fractional share, ConnectOne will pay cash for any fractional interests.

ConnectOne common stock is listed on the Nasdaq Global Select Market under the symbol “CNOB,” and FLIC common stock is listed on Nasdaq Capital Market (which we refer to, along with the Nasdaq Global Select Market, as “Nasdaq”) under the symbol “FLIC.” The following table shows the closing sale prices of ConnectOne common stock and FLIC common stock as reported on Nasdaq on September 4, 2024, the last trading day before the public announcement of the merger agreement, and on December 20, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of FLIC common stock, which was calculated by multiplying the closing price of ConnectOne common stock on those dates by the exchange ratio of 0.5175.
	ConnectOne Common Stock	FLIC Common Stock	Implied Value of One Share of FLIC Common Stock
September 4, 2024	$23.97	$12.50	$12.40
December 20, 2024	$23.25	$12.40	$12.03
For more information on the exchange ratio, see the section entitled “Terms of the Merger” beginning on page 66.
Q:
WHAT WILL A CONNECTONE SHAREHOLDER RECEIVE IN THE MERGER?

A:
If the merger is completed, ConnectOne shareholders will not receive any merger consideration, but will be shareholders of a substantially larger financial institution than ConnectOne as it exists today. ConnectOne shareholders will continue to hold the shares of ConnectOne common stock that they currently hold. Following the merger, shares of ConnectOne common stock will continue to be traded on the Nasdaq.

Q:
WILL CONNECTONE RAISE ADDITIONAL CAPITAL IN CONNECTION WITH THE MERGER?

A:
In order to further support the capital ratios of the combined entity, ConnectOne expects that it will raise additional capital as part of the transaction. The pro forma information contained herein under the caption “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION” assumes ConnectOne raises $100 million in new capital through the issuance of subordinated debt. Under the terms of the merger agreement, ConnectOne has agreed that it would raise up to $200 million in new capital if required to obtain any necessary regulatory approval. The actual amount of capital to be raised, the timing, and the type of securities to be issued by ConnectOne to raise such capital, have not yet been determined.

Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TIME WHEN THE MERGER IS COMPLETED?

A:
Although the number of shares of ConnectOne common stock that FLIC shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for ConnectOne common stock. Any fluctuation in the market price of ConnectOne common stock after the date of this joint proxy statement/prospectus will change the value of the shares of ConnectOne common stock that FLIC shareholders will receive. Neither ConnectOne nor FLIC is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of ConnectOne common stock or FLIC common stock.
Q:
HOW WILL THE MERGER AFFECT FLIC EQUITY AWARDS?

A:
Each award of time-based restricted stock units with respect to FLIC common stock outstanding will fully vest and will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement.

Each award of performance-based restricted stock units with respect to FLIC common stock will fully vest at the target level of achievement and will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement.
Q:
HOW WILL THE MERGER AFFECT FLIC’S 401(K) PLAN?

A:
No less than three business days prior to the effective time of the merger, FLIC will take the actions necessary to terminate the FLIC 401(k) Plan so that the plan will terminate prior to the effective time of the merger. FLIC’s employees who continue as employees of ConnectOne after the merger will enter ConnectOne’s 401(k) Plan and any participant loans under the FLIC’s 401(k) Plan will rollover to the ConnectOne 401(k) Plan.

Q:
WILL THE MERGER AFFECT FLIC’S QUARTERLY CASH DIVIDEND?

A:
Pursuant to the merger agreement, FLIC may continue to declare and pay a quarterly cash dividend on its capital stock not to exceed the current rate of $0.21 per quarter per share. However, if the closing of the merger has not occurred by June 30, 2025, FLIC may pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by ConnectOne on shares of its common stock (i.e., the quarterly per share cash dividend on each share of ConnectOne common stock multiplied by the exchange ratio) for each quarter until the closing. Based on ConnectOne’s current quarterly cash dividend of $0.18 per share and the exchange ratio, the permitted quarterly cash dividend on FLIC common stock would be $0.09 per share.

Q:
WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO FLIC’S SHAREHOLDERS?

A:
The merger is intended to qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 98, as amended. The obligation of ConnectOne and FLIC to complete the merger is conditioned upon the receipt of a legal opinion from Windels Marx Lane & Mittendorf, LLP, counsel to ConnectOne, to the effect that the merger will so qualify. Accordingly, FLIC shareholders generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of ConnectOne common stock.

For a more detailed discussion of the material United States federal income tax consequences of the merger, see “THE MERGER — Material United States Federal Income Tax Consequences” beginning on page 79.
The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:
IS THERE A TERMINATION FEE POTENTIALLY PAYABLE UNDER THE MERGER AGREEMENT?

A:
Yes. Under certain circumstances, FLIC may be required to pay ConnectOne a termination fee if the merger agreement is terminated. See “THE MERGER — Termination Fees” on page 73 for more information.

Q:
WHY ARE FLIC SHAREHOLDERS BEING ASKED TO CAST A NON-BINDING ADVISORY VOTE TO APPROVE THE FLIC COMPENSATION PROPOSAL?

A:
The Securities and Exchange Commission’s rules require FLIC to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to FLIC’s named executive officers in connection with the merger.

Q:
WHAT WILL HAPPEN IF FLIC SHARHEOLDERS DO NOT APPROVE THE FLIC COMPENSATION PROPOSAL?

A:
The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on FLIC or ConnectOne. Approval of the compensation that may become payable to FLIC’s named executive officers is not a condition to completion of the merger. Therefore, if the FLIC merger proposal is approved by FLIC’s shareholders and the merger is subsequently completed, the compensation will still be paid to FLIC’s named executive officers, whether or not FLIC’s shareholders approve the FLIC compensation proposal at the FLIC special meeting.

Q:
WHAT IF I HOLD SHARES IN BOTH CONNECTONE AND FLIC?

A:
If you hold shares of both ConnectOne common stock and FLIC common stock, you will receive separate packages of proxy materials. A vote cast as a ConnectOne shareholder will not count as a vote cast as a FLIC shareholder, and a vote cast as a FLIC shareholder will not count as a vote cast as a ConnectOne shareholder. Therefore, please submit separate proxies for your shares of ConnectOne common stock and your shares of FLIC common stock.

Q:
DO FLIC SHAREHOLDERS HAVE RIGHTS TO DISSENT FROM THE MERGER?

A:
No. FLIC shareholders will not be entitled to dissenters’ rights.

Q:
ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A:
Yes. The merger of FLIC into ConnectOne, and the merger of FNBLI into ConnectOne Bank, must be approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance, and a waiver or approval must be obtained from the Board of Governors of the Federal Reserve System. Applications or notices were filed with the FDIC and the New Jersey Department of Banking and Insurance on October 31, 2024 and requesting a waiver from filing an application with the Federal Reserve on November 25 , 2024. All approvals and the waiver from filing an application are pending.

In addition, the FLIC merger proposal must be approved by the holders of at least two thirds of the outstanding shares of FLIC common stock. As a result, the failure of a FLIC shareholder to vote his, her or its shares has the same effect as a vote against the merger. The ConnectOne share issuance proposal must also be approved by the holders of a majority of the shares of ConnectOne common stock voting at the special meeting, assuming a quorum is present. Therefore, although the failure of a ConnectOne shareholder to vote his, hers or its shares may have an impact on whether a quorum is present, it will not affect the outcome of the vote if a quorum is present.
Completion of the merger is also subject to certain other conditions. These conditions include:
•
the registration statement of which this joint proxy statement/prospectus is a part, shall have been declared effective by the SEC, and shall not be subject to an order — typically referred to as a stop order — demanding that we cease using these documents;

•
no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

•
ConnectOne and FLIC shall have received from ConnectOne’s counsel the tax opinion described under “THE MERGER — Material United States Federal Income Tax Consequences”;

•
the shares of ConnectOne common stock issuable in the merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

•
except for representations made as of a particular date, each parties representations shall be true and correct, and any representations made as of a particular date shall be true and correct as of such date, except where the failure to be true and correct does not constitute a material adverse effect;

•
each party shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•
each party shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect ConnectOne or FLIC if not obtained, and none of such consents shall contain any term or condition which would materially adversely affect ConnectOne; and

•
each party shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

See “THE MERGER — Conditions to the Merger,” beginning at page 70.
Q:
WHO IS ENTITLED TO VOTE AT THE CONNECTONE SPECIAL MEETING?

A:
The record date for the ConnectOne special meeting is December 16, 2024. All ConnectOne shareholders who held shares at the close of business on the record date for the ConnectOne special meeting are entitled to receive notice of, and to vote at, the ConnectOne special meeting.

Each ConnectOne shareholder is entitled to cast one (1) vote on each matter properly brought before the ConnectOne special meeting for each share of ConnectOne common stock that such holder owned of record as of the record date. As of December 16, 2024, there were 38,370,317 outstanding shares of ConnectOne common stock.
Q:
WHO IS ENTITLED TO VOTE AT THE FLIC SPECIAL MEETING?

A:
The record date for the FLIC special meeting is December 16, 2024. All FLIC shareholders who held shares at the close of business on the record date for the FLIC special meeting are entitled to receive notice of, and to vote at, the FLIC special meeting.

Each FLIC shareholder is entitled to cast one (1) vote on each matter properly brought before the FLIC special meeting for each share of FLIC common stock that such holder owned of record as of the record date. As of December 16, 2024, there were 22,545,524 outstanding shares of FLIC common stock.
Q:
WHAT CONSTITUTES A QUORUM FOR THE CONNECTONE SPECIAL MEETING?

A:
The presence at the ConnectOne special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of ConnectOne common stock entitled to vote at the ConnectOne special meeting will constitute a quorum for the transaction of business at the ConnectOne special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
WHAT CONSTITUTES A QUORUM FOR THE FLIC SPECIAL MEETING?

A:
The presence at the FLIC special meeting, virtually or by proxy, of holders of a majority of the outstanding shares of FLIC common stock entitled to vote at the FLIC special meeting will constitute a quorum for the transaction of business at the FLIC special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but not a broker non-vote or other failure to vote.

Q:
WHAT DO THE RESPECTIVE BOARDS OF DIRECTORS RECOMMEND?

A:
The FLIC board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of FLIC and its shareholders. Accordingly, the

FLIC board of directors unanimously recommends that FLIC shareholders vote FOR the FLIC merger proposal. The FLIC board also recommends that FLIC shareholders vote FOR the FLIC compensation proposal and the FLIC adjournment proposal, in each case as described in this joint proxy statement/prospectus.
Similarly, the ConnectOne board of directors has unanimously approved the merger and the merger agreement and believes that the issuance of the ConnectOne common stock in accordance with the merger agreement is in the best interests of ConnectOne and its shareholders. Accordingly, the ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote FOR approval of the ConnectOne share issuance proposal. The ConnectOne board also recommends that ConnectOne shareholders vote FOR approval of the ConnectOne adjournment proposal, as described in this joint proxy statement/prospectus.
In considering the recommendations of the ConnectOne and FLIC boards of directors, ConnectOne and FLIC shareholders should be aware that ConnectOne directors and executive officers and FLIC directors and executive may have interests in the merger that are different from, or in addition to, the interests of ConnectOne shareholders or FLIC shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Certain ConnectOne Directors and Executive Officers in the Merger” beginning on page 75, and “The Merger — Interests of FLIC’s Directors and Executive Officers in the Merger” beginning on page 75.
Q:
ARE THERE RISKS ASSOCIATED WITH CONNECTONE’S COMMON STOCK OR THE MERGER?

A:
Yes. For a description of some of the risks, see “RISK FACTORS,” beginning at page 21, as well as other information contained or incorporated by reference into this joint proxy statement/prospectus, including the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION” on page 28

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of ConnectOne common stock or FLIC common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.After you have carefully read this joint proxy statement/prospectus, you should vote by Internet, by telephone, or by completing and mailing your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the applicable shareholders’ meeting. Regardless of how you vote, you should indicate how you want your shares voted on each of the proposals to be considered at your shareholders’ meeting. In addition, you may attend or participate in your shareholders’ meeting online and vote, whether or not you have signed and mailed your proxy card.

If you are a FLIC shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:
•
FOR approval of the FLIC merger proposal;

•
FOR nonbinding advisory approval of the FLIC compensation proposal; and

•
FOR approval of the FLIC adjournment proposal.

If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:
•
FOR approval of the ConnectOne share issuance proposal; and

•
FOR approval of the ConnectOne adjournment proposal.

Q:
WHEN AND WHERE WILL EACH OF THE SPECIAL MEETINGS TAKE PLACE?

A:
The ConnectOne special meeting will be held virtually via the Internet on February 14, 2025 at 3:30 p.m.

The FLIC special meeting will be held virtually via the Internet on February 14, 2025 at 2:30 p.m.
Even if you plan to attend your respective company’s special meeting virtually, ConnectOne and FLIC recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.
Q:
WHAT IF I FAIL TO VOTE OR ABSTAIN?

A:
For purposes of the ConnectOne special meeting, an abstention occurs when a ConnectOne shareholder attends the ConnectOne special meeting and does not vote or returns a proxy with an “abstain” instruction.

•
ConnectOne share issuance proposal:   An abstention will have no effect on the outcome of the ConnectOne share issuance proposal. If a ConnectOne shareholder is not present at the ConnectOne special meeting and does not respond by proxy, it will also have no effect on the outcome of the ConnectOne share issuance proposal.

•
ConnectOne adjournment proposal:   If a quorum is present at the ConnectOne special meeting, an abstention will have no effect on the outcome of the ConnectOne adjournment proposal. In the absence of a quorum at the ConnectOne special meeting, an abstention will have the same effect as a vote against the ConnectOne adjournment proposal. If a ConnectOne shareholder is not present at the ConnectOne special meeting and does not respond by proxy, it will also have no effect on the outcome of the ConnectOne adjournment proposal.

For purposes of the FLIC special meeting, an abstention occurs when a FLIC shareholder attends the FLIC special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
FLIC merger proposal:   Since the FLIC merger proposal must be approved by the holders of at least two thirds of the outstanding shares of FLIC common stock, an abstention will have the same effect as a vote against the FLIC merger proposal. If a FLIC shareholder is not present at the FLIC special meeting and does not respond by proxy, it will also have the same effect as a vote against the FLIC merger proposal.

•
FLIC compensation proposal:   An abstention will have no effect on the outcome of the FLIC compensation proposal. If a FLIC shareholder is not present at the FLIC special meeting and does not respond by proxy, it will have no effect on the outcome of the FLIC compensation proposal.

•
FLIC adjournment proposal:   If a quorum is present at the FLIC special meeting, an abstention will have no effect on the outcome of the FLIC merger proposal. In the absence of a quorum at the FLIC special meeting, an abstention will have the effect of a vote against the proposal. If a FLIC shareholder is not present at the FLIC special meeting and does not respond by proxy, it will also have no effect on the outcome of the FLIC adjournment proposal.

Q:
WHY IS MY VOTE IMPORTANT?

A:
If you do not vote, it will be more difficult for ConnectOne or FLIC to obtain the necessary quorum to hold its special meeting. In addition, if you are a FLIC shareholder, your failure to submit a proxy or vote in person, online or telephonically, or failure to instruct your bank or broker how to vote, or your abstention will have the same effect as a vote “AGAINST” approval of the FLIC merger proposal. The merger agreement must be approved by the affirmative vote of at least two-thirds of the outstanding shares of FLIC common stock entitled to vote on the merger agreement. The issuance of ConnectOne common stock pursuant to the merger agreement must be approved by the affirmative vote of a majority of the shares of ConnectOne common stock voting on the ConnectOne share issuance proposal. The ConnectOne board of directors recommends that ConnectOne shareholders vote “FOR” the ConnectOne share issuance proposal and the FLIC board of directors recommends that FLIC shareholders vote “FOR” the FLIC merger proposal.

Q:
WHAT IS A “BROKER NON-VOTE”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the respective special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the respective special meeting. If your bank, broker, trustee or other nominee holds your shares of ConnectOne or FLIC common stock in “street name,” such entity will vote your shares of ConnectOne or FLIC common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Q:
ARE THERE ANY CONNECTONE OR FLIC SHAREHOLDERS ALREADY COMMITTED TO VOTING IN FAVOR OF THE MERGER PROPOSAL?

A:
Yes. Each of the directors and certain executive officers of ConnectOne and FLIC, solely in such individuals capacity as a shareholder of ConnectOne or FLIC, as applicable, has entered into a voting agreement requiring each of them to vote all shares of common stock owned by such individual in favor of the merger proposals. As of the record date, such individuals for ConnectOne held 2,320,381 shares of ConnectOne common stock, which represented approximately 6.0% of the outstanding shares of ConnectOne common stock, and such individuals for FLIC held 1,126,346 shares of FLIC common stock, which represented approximately 5.0% of the outstanding shares of FLIC common stock.

Q:
HOW DO I VOTE BY PROXY?

A:
You should have received either a proxy card or a voting instruction card with this joint proxy statement/prospectus. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received voting instructions from your broker or nominee. You can vote your shares by completing your proxy card and returning your proxy card in the enclosed self-addressed envelope or by following the instructions included with your proxy card and voting online or by telephone, or, if your shares are held by a broker or nominee, by following the voting instructions provided by your broker or nominee. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the instructions included with your proxy card. You may revoke your proxy at any time prior to its exercise, and you may attend the applicable special meeting and vote, even if you have previously returned your proxy card or voted via the Internet or by telephone.

Q:
IF MY SHARES OF COMMON STOCK ARE HELD IN “STREET NAME” BY MY BANK OR BROKER, WILL MY BANK OR BROKER AUTOMATICALLY VOTE MY SHARES FOR ME ON THE MERGER?

A:
No. Your bank or broker cannot vote your shares on the merger, or on several other matters without instructions from you. Please follow the instructions provided by the broker, bank or other nominee for submitting your voting instructions. You should instruct your bank or broker how to vote your shares in accordance with such instructions provided to you. Please check the voting form used by your bank or broker. For FLIC shareholders, your failure to instruct your broker, bank or other nominee to vote will have the same effect as a vote against the merger.

Q:
MAY I ATTEND MY SHAREHOLDER MEETING IN PERSON?

A.
The ConnectOne special meeting is being held virtually and being conducted via live webcast, and so shareholders will not be able to attend in person. Details regarding how to participate in the ConnectOne special meeting online and the business to be conducted at the ConnectOne special meeting are more fully described herein.

The FLIC special meeting is being held virtually and being conducted via live webcast, and so shareholders will not be able to attend in person. Details regarding how to participate in the FLIC special meeting online and the business to be conducted at the FLIC special meeting are more fully described herein.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A.
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of ConnectOne common stock represented by your proxy will be voted as recommended by the ConnectOne board of directors with respect to such proposals, or the shares of FLIC common stock represented by your proxy will be voted as recommended by the FLIC board of directors with respect to such proposals, as the case may be.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:
Yes. Even if you sign and return the proxy card, or vote online or telephonically, or comply with the voting instructions from your broker or nominee, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised during the ConnectOne or FLIC shareholders’ meetings. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of ConnectOne (if you are a ConnectOne shareholder) or to the Secretary of FLIC (if you are a FLIC shareholder), specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to ConnectOne (if you are a ConnectOne shareholder) or to FLIC (if you are a FLIC shareholder), or casting a later vote online or telephonically, or participating in the virtual meeting and voting online during the meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions provided by your broker or nominee. However, please note that if you would like to vote at the ConnectOne or FLIC special meetings and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee. Attendance at either virtual shareholders’ meeting will not by itself constitute a revocation of a proxy.

Q:
WHAT HAPPENS IF I SELL MY SHARES AFTER THE APPLICABLE RECORD DATE BUT BEFORE MY COMPANY’S SPECIAL MEETING?

A:
Each of the ConnectOne and FLIC record dates is earlier than the date of the ConnectOne special meeting and the FLIC special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of ConnectOne common stock or FLIC common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the FLIC common stock, you will not have the right to receive the merger consideration to be received by FLIC shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of FLIC common stock through the completion of the merger.

Q:
HOW MANY SHARES OF CONNECTONE COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A:
If no adjustment is made in the exchange ratio because of a stock split, stock dividend or similar event affecting the stock price of ConnectOne common stock, then, as a result of the fixed exchange ratio set forth in the merger agreement, the maximum number of shares of ConnectOne common stock issuable pursuant to the merger agreement is 11,880,597.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE JOINT PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?

A:
If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, or if you are a shareholder of both ConnectOne and FLIC, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the respective shareholder meetings. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:
DO FLIC SHAREHOLDERS NEED TO DO ANYTHING WITH THEIR SHARES OF FLIC COMMON STOCK CERTIFICATES NOW?

A:
No. FLIC shareholders will receive instructions for surrendering their stock certificates promptly after the closing of the merger. In the meantime, FLIC shareholders should retain their stock certificates because they represent their stock ownership. FLIC shareholders should not send in their stock certificates with their proxy card.

Q:
WHAT SHOULD FLIC SHAREHOLDERS DO IF THEY HOLD SHARES OF FLIC COMMON STOCK IN BOOK-ENTRY FORM?

A:
FLIC shareholders holding shares of FLIC common stock in book-entry form will not be required to take any additional actions with regard to such shares. Promptly following the closing of the merger, shares of FLIC common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:
IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A:
Yes. Much of the business and financial information about ConnectOne and FLIC that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by ConnectOne and FLIC with the Securities and Exchange Commission. This means that ConnectOne and FLIC may satisfy their respective disclosure obligations under this joint proxy statement/prospectus by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning at page 110 for a list of documents that ConnectOne and FLIC have incorporated by reference into this joint proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q:
WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A:
You should rely on the later filed document. Information in this joint proxy statement/prospectus may update information contained in one or more of the ConnectOne or FLIC documents incorporated by reference. Similarly, information in documents that ConnectOne or FLIC may file after the date of this joint proxy statement/prospectus may update information contained in this joint proxy statement/prospectus or information contained in previously filed documents.

Q:
WHEN DO YOU EXPECT TO MERGE?

A:
We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed, and (b) after the shareholders of FLIC and ConnectOne have approved the FLIC merger proposal and the ConnectOne share issuance proposal, as applicable at the respective shareholders’ meetings. We expect to complete the merger during the first or second calendar quarter of 2025.

Q:
WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS JOINT PROXY STATEMENT/PROSPECTUS?

A:
If you are a FLIC shareholder and you have questions about the FLIC special meeting or if you need additional copies of this joint proxy statement/prospectus, you should contact:

The First of Long Island Corporation
275 Broad Hollow Road
Melville, NY, 11747
Attention: Investor Relations
(516) 671-4900
Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305
If you are a ConnectOne shareholder and you have questions about the ConnectOne special meeting or if you need additional copies of this joint proxy statement/prospectus, you should contact:
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention: Investor Relations
(201) 816-8900
Laurel Hill Advisory Group, LLC
2 Robbins Lane, Suite 201
Jericho, New York 11753
Banks and Brokers Call (516) 933-3100
All Others Call Toll-Free (888) 742-1305

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the special meetings. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this joint proxy statement/prospectus.
The Companies
(See page 83 for ConnectOne and page 83 for FLIC)
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Telephone: 201-816-8900
ConnectOne Bancorp, Inc. (“ConnectOne”) is a New Jersey corporation, which serves as the holding company for ConnectOne Bank. Ownership and control of the ConnectOne Bank is the sole substantial activity of ConnectOne. The shares of common stock of ConnectOne are traded on the Nasdaq. ConnectOne is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. At September 30, 2024, ConnectOne had total assets of approximately $9.6 billion, total deposits of approximately $7.5 billion and shareholders’ equity of approximately $1.2 billion.
ConnectOne Bank is a New Jersey-chartered, non-member commercial bank headquartered in Englewood Cliffs, New Jersey and is subject to regulation and supervision by the New Jersey Department of Banking and Insurance (“NJDOBI”) and the Federal Deposit Insurance Corporation (“FDIC”). ConnectOne Bank began operations in 2005 and operates from its main office at 301 Sylvan Avenue, Englewood Cliffs, New Jersey, and its current twenty three (23) branch offices, located throughout the New York metro area, including in central and northern New Jersey, in New York, Orange, Queens Rockland, Suffolk and Westchester Counties, in New York State and in West Palm Beach, Florida.
The First of Long Island Corporation
275 Broad Hollow Road
Melville, NY 11747
Telephone: (516) 671-4900
The First of Long Island Corporation (“FLIC”) is a New York corporation, which was formed on February 7, 1984 to serve as the bank holding company for FNBLI. FLIC owns all of the outstanding shares of common stock of FNBLI, and ownership and control of FNBLI is FLIC’s primary activity. The shares of common stock of FLIC are traded on the Nasdaq. FLIC is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. At September 30, 2024, FLIC had total assets of approximately $4.2 billion, total deposits of approximately $3.3 billion and shareholders’ equity of approximately $437.0 million.
FNBLI is a national bank headquartered in Glen Head, New York, and is subject to regulation and supervision by the Office of the Comptroller of the Currency and the FDIC. FNBLI was founded in 1927 and operates forty-one (41) branches throughout Nassau and Suffolk Counties on Long Island, as well as in New York, Kings and Queens Counties in New York City.
The Merger
(See page 83)
FLIC will merge with and into ConnectOne, with ConnectOne as the surviving corporation in the merger. The principal officers of ConnectOne will continue in such capacity in the combined company. Christopher Becker, Director, President and Chief Executive Officer of FLIC, will join the Boards of ConnectOne and ConnectOne Bank, and will become Vice Chairman of each. In addition, two other members of the Board of FLIC chosen by ConnectOne will join the board of ConnectOne upon completion of the merger.

Immediately after the merger of the FLIC and ConnectOne, FNBLI will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the bank merger.
A copy of the merger agreement between ConnectOne and FLIC is attached to this joint proxy statement/prospectus as Annex A.
The merger agreement provides for a fixed exchange ratio. Upon closing, each share of FLIC common stock outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 0.5175 shares of ConnectOne common stock. The exchange ratio is fixed, but will be adjusted proportionately if ConnectOne or FLIC makes any stock splits, stock dividends or similar distributions prior to the closing of the merger, although no such actions are contemplated.
ConnectOne will not issue any fractions of a share of common stock. Rather, ConnectOne will pay cash (without interest) for any fractional share interest any FLIC shareholder would otherwise receive in the merger. All shares of FLIC common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.
Tax Consequences
(See page 79)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of ConnectOne and FLIC to complete the merger that each of ConnectOne and FLIC receives a legal opinion from ConnectOne’s counsel to that effect. Accordingly, assuming the receipt and accuracy of this opinion, a holder who receives solely shares of ConnectOne common stock (or receives ConnectOne common stock and cash solely in lieu of a fractional share) in exchange for shares of FLIC common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of ConnectOne common stock. You should be aware that the tax consequences of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
The United States federal income tax consequences described above may not apply to all FLIC shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.
ConnectOne’s reasons for the merger; Board recommendation
(See page 38)
As part of its existing strategic plan, ConnectOne Bank has focused on expanding into the Long Island market, opening a branch in Melville, in Suffolk County, in 2018, hiring a seasoned Long Island based executive to lead ConnectOne Bank’s expansion on Long Island in 2022 and opening a branch in East Hampton in 2024. In addition, ConnectOne Bank has an approved but unopened branch on Long Island — in Ronkonkoma. ConnectOne Bank management is therefore very familiar with the Long Island market and the ConnectOne Board believes that the merger will create a depository institution with the scale and strength to better compete in the crowded New York metropolitan market and better serve its communities and customers. The board of directors of ConnectOne unanimously approved the merger agreement, the merger and the issuance of shares of ConnectOne common stock pursuant to the merger, and unanimously recommends that ConnectOne shareholders vote “FOR” the ConnectOne share issuance proposal.
FLIC’s reasons for the merger; Board recommendation
(See page 50)
The FLIC board of directors, at a special meeting held on September 4, 2024, unanimously (i) determined that the merger agreement was in the best interests of FLIC and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

Accordingly, the FLIC board of directors unanimously recommends that the FLIC shareholders vote “FOR” the FLIC merger proposal, “FOR” the FLIC adjournment proposal and “FOR” the FLIC compensation proposal. For a more detailed discussion of the FLIC board of directors’ recommendation, see “The Merger — FLIC’s Reasons for the Merger; Recommendation of the FLIC Board of Directors” beginning on page 50.
Opinion of ConnectOne’s Financial Advisor
(See page 38 to 50)
In connection with the merger, ConnectOne’s financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered a written opinion, dated September 4, 2024, to the ConnectOne board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ConnectOne of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the ConnectOne board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ConnectOne board of directors in connection with the merger, and it does not constitute a recommendation to any holder of ConnectOne common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of FLIC’s Financial Advisor.
(See pages 53 to 66)
Piper Sandler & Co. (“Piper Sandler”) acted as financial advisor to FLIC’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 4, 2024 meeting at which FLIC board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 4, 2024, to the effect that, as of such date, the exchange ratio was fair to the holders of FLIC common stock from a financial point of view. Piper Sandler’s opinion speaks only as of the date of the opinion. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion.
Piper Sandler’s opinion was for the information of, and was directed to, the FLIC board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of FLIC to engage in the merger or enter into the merger agreement, nor did Piper Sandler’s opinion constitute a recommendation to the FLIC board of directors in connection with the merger. Piper Sandler’s opinion does not constitute a recommendation to any holder of FLIC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. FLIC shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For more information, see “The Merger — Opinion of FLIC’s Financial Advisor,” beginning on page 53 and Annex C.
Special meeting of ConnectOne’s shareholders to be held on February 14, 2025
(See pages 29 to 32)
The special meeting of ConnectOne’s shareholders will be held via webcast on February 14, 2025 at 3:30 p.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:
1.   To approve the ConnectOne share issuance proposal, which is a proposal to approve the issuance of ConnectOne common stock to holders of FLIC common stock pursuant to the terms of that certain merger agreement dated as of September 4, 2024, by and between ConnectOne and FLIC; and

2.   To approve the ConnectOne adjournment proposal, which is a proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger; and.
3.   To transact such other business as shall properly come before the special meeting.
Special meeting of FLIC’s shareholders to be held on February 14, 2025
(See pages 29 to 32)
The special meeting of The First of Long Island Corporation will be held virtually on              , at 2:30 p.m., Eastern Time. The special meeting is for the purpose of considering and acting upon:
1.   Approval of the FLIC merger proposal, which is a proposal to approve the Agreement and Plan of Merger, dated as of September 4, 2024, by and between FLIC and ConnectOne, providing for:
•
the merger of FLIC with and into ConnectOne; and

•
the automatic conversion of each outstanding share of FLIC common stock into the right to receive 0.5175 shares of ConnectOne common stock.

2.   Approval, on an advisory basis, of the FLIC compensation proposal, which is a proposal to approve compensation that may be payable under existing agreements between FLIC’s officers and FLIC and FNBLI as a result of the merger; and
3.   Approval of the FLIC adjournment proposal, which is a proposal to adjourn the FLIC meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.
Who can vote at the special meetings
(See page 29)
ConnectOne shareholders are entitled to vote at the ConnectOne special meeting if they owned shares of ConnectOne common stock at the close of business on the record date of December 16, 2024. ConnectOne shareholders will have one vote for each share of ConnectOne common stock they owned on the ConnectOne record date. On ConnectOne’s record date, there were 38,370,317 shares of ConnectOne common stock outstanding.
FLIC shareholders are entitled to vote at the FLIC special meeting if they owned shares of FLIC common stock at the close of business on the record date of December 16, 2024. FLIC shareholders will have one vote for each share of FLIC common stock they owned on the FLIC record date. On FLIC’s record date, there were 22,545,524 shares of FLIC common stock outstanding.
If you are the record owner of your ConnectOne or FLIC shares, you may vote either by participating in the webcast of the applicable shareholders’ meeting and voting your shares, or by completing the enclosed proxy card and mailing it to ConnectOne or FLIC, as the case may be, in the enclosed self-addressed envelope. ConnectOne and FLIC shareholders may also vote by telephone or via the Internet, as described in the enclosed instructions for ConnectOne or FLIC, as applicable. If you hold your shares in “street name”, you may vote by following the voting instructions provided to you by your broker or other nominee.
The boards of directors of ConnectOne and FLIC are seeking your proxy to use at the respective shareholders’ meetings. We have prepared this joint proxy statement/prospectus to assist you in deciding how to vote and whether or not to grant your proxy. We encourage all shareholders to vote via the Internet or telephone, or indicate on their proxy cards how they want to vote and to then sign, date and mail the proxy card as promptly as possible.
If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:
•
FOR approval of the ConnectOne share issuance proposal; and

•
FOR approval of the ConnectOne adjournment proposal.

If you are a FLIC shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote

•
FOR approval of the FLIC merger proposal;

•
FOR nonbinding advisory approval of the FLIC compensation proposal; and

•
FOR approval of the FLIC adjournment proposal.

If you sign a proxy, you may revoke it by written notice to the Secretary of ConnectOne or FLIC, as the case may be, at any time before it is voted at the applicable special meeting, or by sending a later dated proxy card to ConnectOne or FLIC or by changing your vote telephonically or online.
You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them with respect to substantially all of the matters to be presented to the FLIC and ConnectOne shareholders.
Voting agreements; votes by insiders
(See page 30)
Concurrent with the execution of the merger agreement, each member of the ConnectOne and FLIC boards and the certain executive officers of ConnectOne and FLIC signed voting agreements. Pursuant to these voting agreements, the signatories irrevocably agreed (i) to vote any ConnectOne or FLIC Common Stock, as the case may be, held by them (or to use reasonable best efforts to vote any ConnectOne or FLIC common stock, as the case may be, for which they have joint or shared voting power with their respective spouses) in favor of the merger agreement and the merger at any meetings of the shareholders of ConnectOne or FLIC called for that purpose and against any alternate acquisition proposal, (ii) to abide by certain transfer restrictions with respect to their ConnectOne common stock or FLIC common stock and (iii) to not solicit, initiate, encourage or facilitate any alternative acquisition proposal, subject to certain limited exceptions.
On December 16, 2024, the record date for determining ConnectOne shareholders entitled to vote at the ConnectOne special meeting, the directors and certain executive officers of ConnectOne, together with their affiliates, had sole or shared voting power over 2,320,381 shares of ConnectOne common stock, or approximately 6.0% of the shares of ConnectOne common stock outstanding on the record date.
On December 16, 2024, the record date for determining FLIC shareholders entitled to vote at the FLIC special meeting, the directors and certain executive officers of FLIC, together with their affiliates, had sole or shared voting power over 1,126,346 shares of FLIC common stock, or approximately 5.0% of the shares of FLIC common stock outstanding on the record date.
Voting matters
(See pages 29 to 31)
The presence, in person or by proxy, of a majority of the shares of ConnectOne common stock outstanding on the record date will constitute a quorum for the purposes of the ConnectOne special meeting. The approval of the ConnectOne share issuance proposal and the ConnectOne adjournment proposal will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of ConnectOne common stock voting at the special meeting of ConnectOne shareholders. Each holder of shares of ConnectOne common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted as votes cast on either the ConnectOne share issuance proposal or the ConnectOne adjournment proposal and will therefore have no effect on the adoption of the ConnectOne share issuance proposal or the ConnectOne adjournment proposal.
The presence, in person or by proxy, of a majority of the shares of FLIC common stock outstanding on the record date will constitute a quorum for the purposes of the FLIC special meeting. The approval of the FLIC merger proposal will require the affirmative vote, in person or by proxy, of the holders of two-thirds of the shares of FLIC common stock outstanding on the record date for the FLIC special meeting. Each holder of shares of FLIC common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the FLIC merger proposal.
As for the other matters to be voted on at FLIC special meeting, assuming a quorum is present, approval of the other proposals to be considered at the FLIC special meeting (the FLIC adjournment proposal, and the FLIC compensation proposal) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the FLIC merger proposal, as described above).
Interests of Certain ConnectOne Directors and Executive Officers in the Merger
(page 75)
In considering the recommendation of the ConnectOne board to approve the information contained in this joint proxy statement/prospectus, ConnectOne shareholders should be aware that officers and directors of ConnectOne may have interests in the merger that are different from, or in addition to, their interests as ConnectOne shareholders. These interests include, among other things, at the effective time, ConnectOne directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company. The ConnectOne board was aware of these circumstances at the time it approved the merger agreement and the transactions contemplated by that agreement. See “The Merger — Interests of Certain ConnectOne Directors and Executive Officers in the Merger — Membership on the Boards of Directors of ConnectOne and ConnectOne Bank” beginning on page 75.
Interests of FLIC directors and executive officers in the merger
(See page 75)
In considering the recommendation of the FLIC board to approve the information contained in this joint proxy statement/prospectus, FLIC shareholders should be aware that officers and directors of FLIC may have employment and other compensation agreements that give them interests in the merger that are different from, or in addition to, their interests as FLIC shareholders. The FLIC board was aware of these circumstances at the time it approved the merger agreement and the transactions contemplated by that agreement. These interests include, among other things:
•
Severance payments and a cash lump sum payment in lieu of continued medical, dental and vision insurance benefits for a period of time under current employment agreements in the event of an involuntary termination without cause or termination for good reason in connection with the merger, for each of Christopher Becker, Tanweer Ansari, Christopher Hilton, Richard Perro, Susanne Pheffer, Michael J. Spolarich, and Janet Verneuille, and change in control agreements with other FLIC officers;

•
ConnectOne will enter into a vice chairman and separation agreement with Christopher Becker, that will be effective at the closing of the merger, which provides that Mr. Becker will serve as Vice Chair of ConnectOne and ConnectOne Bank, and will receive an annual cash retainer fee of $180,000 per year in addition to receiving standard ConnectOne board fees, committee fees and equity awards;

•
Accelerated vesting of outstanding time-based restricted stock units, and all vested restricted stock units will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement;

•
Accelerated vesting of outstanding performance-based restricted stock units at the target level of achievement, and all vested performance-based restricted stock units will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement;

•
Payment of 2025 cash bonuses at target on a pro-rated basis from January 1, 2025 through the closing date of the merger in the event of a termination of employment on the closing date of the merger, for each of (i) Christopher Becker, (ii) Tanweer Ansari, (iii) Christopher Hilton, (iv) Richard Perro, (v) Susanne Pheffer, (vi) Michael J. Spolarich, and (vii) Janet Verneuille;

•
Cash payment in lieu of 2025 restricted stock unit grants, assuming performance at target, with such payments to be made on a pro-rated basis from January 1, 2025 through the closing date of the merger in the event of a termination of employment on the closing date of the merger, for each of (i) Christopher Becker, (ii) Tanweer Ansari, (iii) Christopher Hilton, (iv) Richard Perro, (v) Susanne Pheffer, (vi) Michael J. Spolarich, and (vii) Janet Verneuille;

•
Certain executives may receive accelerated vesting of restricted stock units (time-based and performance-based) and/or early payment of cash bonuses in calendar year 2024 in order to mitigate the impact of any contractual 280G cutback provision contained in any of their applicable agreements with FLIC or FNBLI if such cutbacks are projected to impact such executive;

•
Continued indemnification of each present and former officer, director or employee of FLIC and its subsidiaries and payment for directors’ and officers’ insurance by ConnectOne; and

•
The appointment of Christopher Becker and two other members of the FLIC board selected by ConnectOne to the ConnectOne board of directors and ConnectOne Bank board of directors.

Merger expected to occur in the first or second calendar quarter of 2025
(See page 67)
The merger of FLIC with and into ConnectOne will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of New York and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services, respectively, on the closing date. These certificates may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed, ConnectOne’s shareholders have approved the ConnectOne share issuance proposal, FLIC’s shareholders have approved the FLIC merger proposal, and all other conditions to closing are satisfied or, where permissible, waived. We currently anticipate that the merger will be completed in the first or second calendar quarter of 2025, although delays could occur. Immediately following the merger of FLIC with and into ConnectOne, FNBLI will merge with and into ConnectOne Bank. The bank merger will become final when a merger agreement, attaching certifications by each party as to the requisite shareholder approval having been obtained, is filed with the New Jersey Commissioner of Banking and Insurance and appropriate filings are made with the Office of the Comptroller of the Currency (“OCC”).
We cannot assure you that we will be able to obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger or the bank merger can or will be satisfied.
Regulatory approval must be obtained and other conditions must be satisfied before the mergers will be completed
(See pages 74 and 70)
Our obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the New Jersey Department of Banking and Insurance and the FDIC, and obtaining a waiver or approval from the Board of Governors of the Federal Reserve System. In addition to the receipt of the required regulatory approvals and any waivers, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:
•
ConnectOne shareholders must approve the ConnectOne share issuance proposal at the ConnectOne special meeting.

•
FLIC shareholders must approve the FLIC merger proposal at the FLIC special meeting.

•
ConnectOne and FLIC must each receive an opinion of ConnectOne’s counsel with respect to certain tax matters.

•
The shares of ConnectOne common stock issued to shareholders of FLIC in the merger must be authorized for listing on Nasdaq.

•
ConnectOne and FLIC must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications, and ConnectOne and FLIC must furnish to the other party certain certificates or other documentation to evidence the satisfaction of the foregoing.

•
All consents, waivers and approvals of any third parties that are necessary to permit the consummation of the merger, and the bank merger shall have been obtained.

The merger agreement attached to this joint proxy statement/prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.
Termination of the merger agreement is possible
(See page 72)
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite ConnectOne shareholder approval or the requisite FLIC Shareholder:
•
by mutual agreement of ConnectOne and FLIC;

•
by either FLIC or ConnectOne:

•
if a required regulatory approval shall have been denied by final, non-appealable action;

•
if the merger is not consummated on or before September 4, 2025, or such later date as shall have been agreed to in writing by ConnectOne and FLIC,;

•
if ConnectOne’s or FLIC’s shareholders fail to vote for the required approvals;

•
if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured as provided in the merger agreement;

•
if the other party materially breaches any covenant in the merger agreement and such breach has not been as provided in the merger agreement;

•
by FLIC if, prior to receipt of FLIC’s Shareholder Approval, FLIC has received an unsolicited bona fide written acquisition proposal that FLIC’s board of directors concludes in good faith is more favorable from a financial point of view to its shareholders than the merger (a “Superior Proposal”) and has entered into an acquisition agreement with respect to the Superior Proposal and paid the applicable termination fee prior to terminating the merger agreement;

•
by ConnectOne (i) if prior to receipt of the FLIC’s Shareholder Approval, FLIC’s Board of Directors has (A) approved, adopted, endorsed or recommended any acquisition proposal from a third party, (B) failed to make or withdraws the board recommendation to FLIC’s shareholders to approve the FLIC merger proposal, (C) breaches its obligations of non-solicitation set forth in the merger agreement in any material respect, or (D) in response to the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of FLIC’s common stock, recommends that the FLIC shareholders tender their shares in such tender or exchange (in each case, a “fiduciary out”) or (ii) any other event occurs that gives rise to the payment of a termination fee pursuant the merger agreement.

Termination fees
(See page 73 )
Under certain circumstances described in the merger agreement in connection with the termination of the merger agreement, including circumstances involving alternative acquisition proposals with respect to FLIC and changes in the recommendation of the FLIC board of directors, FLIC will owe ConnectOne a termination fee of $11.8 million. The termination fee could discourage other companies from seeking to acquire FLIC.
Rights of FLIC shareholders differ from those of ConnectOne shareholders
(See pages 99 to 106)
When the merger is completed, each FLIC shareholder will automatically become a ConnectOne shareholder. The rights of FLIC shareholders differ from the rights of ConnectOne shareholders in certain ways, primarily as a result of: (i) certain provisions in FLIC ‘s certificate of incorporation and bylaws that differ from those of ConnectOne’s certificate of incorporation, and bylaws and (ii) differences resulting from the fact that FLIC is incorporated in New York, and New York law therefore governs certain shareholder matters, while ConnectOne is incorporated in New Jersey and New Jersey law therefore governs certain shareholder matters.
Shareholders do not have dissenters’ appraisal rights
(See page 82)
Under the New York General Corporation Law, FLIC’s shareholders will not have dissenters’ appraisal rights in connection with the merger.
Under the New Jersey Business Corporation Act, ConnectOne’s shareholders will not have dissenters’ appraisal rights in connection with the merger.
Accounting Treatment
(See page 79)
The merger will be accounted for as an acquisition of FLIC by ConnectOne under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).
Listing of ConnectOne’s Common Stock; Delisting and Deregistration of FLIC Common Stock
(See page 73)
The shares of ConnectOne common stock to be issued in the merger will be listed for trading on Nasdaq. Following the merger, shares of ConnectOne common stock will continue to be traded on Nasdaq. In addition, following the merger, FLIC common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded.
Risk Factors
(See pages 21 to 37)
In evaluating the merger agreement, the merger or the issuance of shares of ConnectOne common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 21.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statements Regarding Forward-Looking Statements” beginning on page 28, ConnectOne shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the ConnectOne share issuance proposal, and FLIC shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the FLIC merger proposal.
Risks pertaining to the proposed merger
Since the exchange ratio is fixed, FLIC shareholders are at risk in the event that the market price of ConnectOne’s common stock declines prior to the consummation of the merger.
The number of shares that ConnectOne will issue for each share of FLIC common stock to be converted into ConnectOne common stock is fixed at 0.5175. If the market price of ConnectOne’s common stock declines, the market value of the merger consideration that FLIC shareholders will receive will decline. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the business, operations and prospects of ConnectOne and FLIC and regulatory considerations. Many of these factors are beyond our control. The merger is not expected to close until the first or second calendar quarter of 2025. Thus, FLIC shareholders will be subject to the risk of market declines in the value of ConnectOne common stock for a substantial period of time. As a result, FLIC’s shareholders are urged to obtain current market quotations for ConnectOne common stock before voting your shares at the special meeting.
The market price of ConnectOne’s common stock after the merger may be affected by factors different from those affecting the shares of FLIC or ConnectOne currently.
Upon completion of the merger, holders of FLIC common stock will become holders of ConnectOne common stock. The market price of ConnectOne common stock may decline as a result of the merger if ConnectOne does not achieve the perceived benefits of the merger or the effect of the merger on ConnectOne’s financial results is not consistent with the expectations of financial or industry analysts. In addition, ConnectOne’s business differs in certain respects from that of FLIC, and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of FLIC and ConnectOne. Accordingly, ConnectOne’s historical market prices and financial results may not be indicative of these matters for ConnectOne after the merger.
For a discussion of the businesses of FLIC and ConnectOne, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.
Shareholders of both FLIC and ConnectOne will have less influence as shareholders of the combined company than as a shareholder of their separate companies prior to the completion of the merger.
The shareholders of FLIC currently have the right to control FLIC through their ability to elect the board of directors of FLIC and to vote on other matters affecting FLIC. The merger will transfer control of FLIC to ConnectOne. After completion of the merger, former FLIC shareholders will own approximately 24% of the combined company’s outstanding common stock. Consequently, the former FLIC shareholders will exercise less influence over the management and policies of the combined company than they currently exercise over the management and policies of FLIC.
The shareholders of ConnectOne will also experience a decline in their influence. Presently, they have the right to control ConnectOne through their ability to elect the board of directors of ConnectOne and to vote on other matters affecting ConnectOne. As a result of the merger, the existing shareholders of ConnectOne will own approximately 76% of the combined company’s outstanding common stock. Consequently, while the existing shareholders of ConnectOne will continue to own a majority of the outstanding shares of the combined company and thus will continue to have the ability to control the vote on most matters submitted to the shareholders of the combined company, the extent of the existing ConnectOne shareholders’ influence over the management and policies of the combined company will be less than their current influence over the management and policies of ConnectOne.
After the merger is completed, FLIC shareholders will become ConnectOne shareholders and will have different rights that may be less advantageous than their current rights.
Upon completion of the merger, FLIC shareholders will become ConnectOne shareholders. Differences in FLIC’s certificate of incorporation and bylaws and ConnectOne’s certificate of incorporation and bylaws will result in changes to the rights of FLIC shareholders who become ConnectOne shareholders. For more information, see “Comparison of Shareholders’ Rights” beginning on page 99.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, ConnectOne and FLIC must obtain approvals from, or provide notice to, the Federal Reserve Board, the FDIC and the New Jersey Department of Banking and Insurance. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER — Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the holding company merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger.
ConnectOne may need to raise additional capital in connection with the merger.
In order to further support the capital ratios of the combined entity, ConnectOne expects that it will raise additional capital as part of the transaction. The pro forma information contained herein under the caption “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION” assumes ConnectOne raises $100 million in new capital through the issuance of subordinated debt. Under the terms of the merger agreement, ConnectOne has agreed that it would raise up to $200 million in new capital if required to obtain any necessary regulatory approval. The actual amount of capital to be raised, the timing, and the type of securities to be issued by ConnectOne to raise such capital, have not yet been determined. We can offer you no assurances that ConnectOne will be able to raise additional capital in connection with the merger. If ConnectOne is unable to raise additional capital, it may negatively impact ConnectOne’s ability to obtain necessary regulatory approvals for the merger.
Future acquisitions by the combined company could dilute your ownership of the combined company and may cause the combined company to become more susceptible to adverse economic events.
The combined company may make investments in banks and other complementary businesses with its common stock in the future. The combined company may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in the combined company. Future business acquisitions could be material to the combined company, and the degree of success achieved in acquiring and integrating these businesses into the combined company could have a material effect on the value of the combined company’s common stock. In addition, any such acquisition could require the combined company to use substantial cash or other liquid assets or to incur debt. In those events, the combined company could become more susceptible to economic downturns and competitive pressures.
Failure to complete the merger could severely disadvantage FLIC and ConnectOne.
Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including approval of certain merger-related proposals by the shareholders of ConnectOne and FLIC. ConnectOne or

FLIC cannot guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. If the merger is not completed, the ongoing businesses of ConnectOne and FLIC may be adversely affected, and ConnectOne and FLIC will be subject to several risks, including the following:
•
FLIC may be required, under certain circumstances, to pay ConnectOne a termination fee of $11.8 million under the merger agreement;

•
ConnectOne and FLIC could incur substantial costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•
under the merger agreement, FLIC is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•
ConnectOne’s and FLIC’s management’s and employees’ attention may be diverted from their day-to-day business and operational matters as a result of efforts relating to the attempt to consummate the merger.

In addition, if the merger is not completed, ConnectOne and FLIC may experience negative reactions from the financial markets and from their respective customers and employees. ConnectOne and FLIC also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against ConnectOne or FLIC to perform their respective obligations under the merger agreement. If the merger is not completed, ConnectOne and FLIC cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the stock prices and business and financial results of ConnectOne and FLIC.
If the merger has not occurred by September 4, 2025, either ConnectOne or FLIC is generally free to choose not to proceed with the merger.
Either ConnectOne or FLIC may terminate the merger agreement if the merger has not been completed by September 4, 2025, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although ConnectOne and FLIC expect to close the merger in the first or second quarter of 2025, there can be no assurance that all conditions to the merger will have been satisfied or, if applicable, waived by September 4, 2025.
The unaudited pro forma condensed combined consolidated financial statements presented in this document are based on estimated merger accounting adjustments which may differ materially from the actual adjustments to be recorded as of the date of consummation of the merger
The unaudited pro forma condensed combined consolidated financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what the actual financial condition or results of operations of the resulting company would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined consolidated financial statements reflect adjustments, which are based upon preliminary estimates, to record FLIC’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of FLIC as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION” beginning on page 84.
The expected benefits of the merger may not be realized if the combined company does not achieve certain cost savings and other benefits.
The expectation by the management teams of ConnectOne and FLIC that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.
Certain of ConnectOne and FLIC directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of ConnectOne stockholders and FLIC shareholders.
ConnectOne shareholders and FLIC shareholders should be aware that some of ConnectOne’s and FLIC’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of ConnectOne stockholders and FLIC shareholders. These interests and arrangements may create potential conflicts of interest. The ConnectOne and FLIC boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that, in the case of the ConnectOne board of directors, ConnectOne stockholders vote to approve the issuance of ConnectOne common stock to FLIC shareholders pursuant to the merger agreement and, in the case of the FLIC board of directors, FLIC shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “THE MERGER — Interests of Certain ConnectOne Directors and Executive Officers in the Merger” beginning on page 75 and “THE MERGER — Interests of FLIC’s Directors and Executive Officers in the Merger” beginning on page 75.
ConnectOne and FLIC will be subject to business uncertainties and contractual restrictions, while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ConnectOne or FLIC. These uncertainties may impair ConnectOne’s or FLIC’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with ConnectOne or FLIC to seek to change existing business relationships with ConnectOne or FLIC. Retention of certain employees by ConnectOne or FLIC may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with ConnectOne or FLIC. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ConnectOne or FLIC, ConnectOne’s business or FLIC’s business could be harmed. In addition, subject to certain exceptions, each of ConnectOne and FLIC has agreed to operate its business in the ordinary course, consistent with past practices, prior to closing. This could prohibit ConnectOne or FLIC from taking advantage of a new business opportunity prior to consummation of the merger. See “THE MERGER — Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to ConnectOne and FLIC.
FLIC will be subject to dividend payment retsrictions while the merger is pending.
Pursuant to the merger agreement, FLIC may continue to declare and pay a quarterly cash dividend on its capital stock not to exceed the current rate of $0.21 per quarter per share. However, if the closing of the merger has not occurred by June 30, 2025, FLIC may pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by ConnectOne on shares of its common stock (i.e., the quarterly per share cash dividend on each share of ConnectOne common stock multiplied by the exchange ratio) for each quarter until the closing. Based on ConnectOne’s current quarterly cash dividend of $0.18 per share and the exchange ratio, the permitted quarterly cash dividend on FLIC common stock would be $0.09 per share
The merger agreement contains provisions that limit FLIC’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire FLIC.
The merger agreement contains covenants that restrict FLIC and its representatives from initiating, soliciting, knowingly encouraging, knowingly facilitating, or, subject to certain exceptions generally related to the exercise of fiduciary duties by the FLIC board of directors, engaging in any negotiations concerning, or providing any confidential or non-public information or data relating to, any alternative acquisition proposals. See THE MERGER — Termination.” The merger agreement also provides that FLIC must pay a termination fee of $11.8 million if the merger agreement is terminated under certain circumstances, including involving FLIC’s failure to abide by certain obligations not to solicit acquisition proposals. See “THE MERGER — Termination Fees.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of FLIC from considering or proposing such an acquisition.
Neither ConnectOne nor FLIC shareholders have dissenters’ or appraisal rights in the merger.
Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under New York law, holders of FLIC common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of FLIC common stock, and under New Jersey law, holders of ConnectOne common stock will also not be entitled to dissenters’ or appraisal rights with respect to their shares of ConnectOne common stock.
The opinions delivered by the parties’ respective financial advisors to the parties’ respective boards of directors prior to the parties entering into the merger agreement will not reflect changes in circumstances subsequent to the date of such opinions.
KBW delivered an opinion to ConnectOne’s board of directors regarding the fairness, from a financial point of view, of the exchange ratio in the proposed merger on September 4, 2024. Piper Sandler delivered a fairness opinion to FLIC’s board dated as of the same date to the effect that, as of such date and subject to the qualifications, assumptions, limitations and other matters considered as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of FLIC common stock. The opinions do not reflect changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of ConnectOne and FLIC, changes in general market and economic conditions or regulatory or other factors. Any such changes may alter the relative value of ConnectOne or FLIC or the prices of shares of ConnectOne common stock or FLIC common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of each respective opinion.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of ConnectOne and FLIC.
ConnectOne shareholders and/or FLIC shareholders may file lawsuits against ConnectOne, FLIC and/or the directors and officers of either company in connection with the merger. If any plaintiff were successful in obtaining an injunction prohibiting ConnectOne or FLIC from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to ConnectOne and/or FLIC, including any cost associated with the indemnification of directors and officers of each company or the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the consolidated financial condition and consolidated results of operations of ConnectOne and FLIC and could prevent or delay the completion of the merger.
Risks Related to the Combined Company if the Merger is Completed
If the combined company does not successfully integrate FNBLI and ConnectOne Bank, or if the combined company does not successfully integrate any other banks that the combined company may acquire in the future, the combined company may be adversely affected.
FNBLI and ConnectOne Bank have operated, and, until the completion of the merger, will continue to operate, independently. If the merger of FLIC into ConnectOne, and the merger of FNBLI into ConnectOne Bank, are completed, it will be essential that management integrate the two entities’ cultures, business, operations and systems. If the combined company makes additional acquisitions in the future, the combined company will also need to integrate the acquired entities into its then existing business, operations and systems. The combined company may experience difficulties in accomplishing this integration or in effectively managing the combined company after the mergers with FLIC and FNBLI, and after any future acquisition. Any actual cost savings or revenue enhancements that the combined company may anticipate from the merger or from future acquisitions will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the combined company’s control, and we cannot assure you that if the merger is consummated or if the combined company makes any additional acquisitions in the future, it will be successful in integrating those businesses.
The combined company may be unable to retain ConnectOne and/or FLIC personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by ConnectOne and FLIC. It is possible that these employees may decide not to remain with ConnectOne or FLIC, as applicable, while the merger is pending or with the combined company after the merger is consummated. If ConnectOne and FLIC are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, ConnectOne and FLIC could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. ConnectOne and FLIC also may not be able to locate or retain suitable replacements for any key employees who leave either company.
Unanticipated costs relating to the merger could reduce ConnectOne’s future earnings per share.
ConnectOne has incurred substantial legal, accounting, financial advisory and other merger-related costs, and ConnectOne’s management has devoted considerable time and effort in connection with the merger. If the merger is not completed, ConnectOne will bear certain fees and expenses associated with the merger without realizing the benefits of the merger. If the merger is completed, ConnectOne expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on ConnectOne’s results of operations.
ConnectOne believes that it has reasonably estimated the likely costs of integrating the operations of ConnectOne and FLIC, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on ConnectOne’s earnings per share. In other words, if the merger is completed, the earnings per share of ConnectOne common stock could be less than anticipated or even less than if the merger had not been completed.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the FLIC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of FLIC as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document and the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 84.
Issuance of shares of ConnectOne common stock in connection with the merger may adversely affect the market price of ConnectOne common stock.
In connection with the payment of the merger consideration, ConnectOne expects to issue approximately 12 million shares of ConnectOne common stock to FLIC shareholders. The issuance of these new shares of ConnectOne common stock may result in fluctuations in the market price of ConnectOne common stock, including a stock price decrease.
Risks Relating to ConnectOne’s and FLIC’s Business
ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent filings with the SEC and FLIC’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent filings with the SEC contain information regarding the risk factors facing each of our companies and each of our bank subsidiaries. That information is incorporated herein by reference. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” and “WHERE YOU CAN FIND MORE INFORMATION.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This joint proxy statement/prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the consolidated financial condition, results of operations and business of ConnectOne and FLIC. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.
These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed by us under the caption “RISK FACTORS” and elsewhere in this document, the following factors, among others, could cause FLIC’s or ConnectOne’s actual results to differ materially and adversely from our forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by FLIC and ConnectOne shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the FLIC and ConnectOne businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in ConnectOne’s stock price before closing, including as a result of the financial performance of ConnectOne prior to closing; the reaction to the transaction of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and other factors referenced in FLIC’s Annual Report on Form 10-K for the year ended December 31, 2023 or ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2023 and their subsequent filings with the SEC. Risks pertaining directly to the merger are described under “RISK FACTORS” beginning on page 21 of this joint proxy statement/prospectus.
Because forward-looking statements are subject to risks and uncertainties, actual results could differ materially from those expressed or implied by such statements. You should not place undue reliance on such statements. These statements speak only as of the date of this joint proxy statement/prospectus or, if made in any document incorporated by reference, as of the date of that document.
All written or oral forward-looking statements attributable to FLIC or ConnectOne or any person acting on their behalf made after the date of this joint proxy statement/prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither FLIC nor ConnectOne undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MEETINGS
When and Where the Special Meetings will be Held
ConnectOne will hold its special meeting of shareholders via webcast commencing at 3:30 p.m., local time, on February 14, 2025. Because the ConnectOne special meeting is virtual via live webcast, ConnectOne shareholders will not be able to attend the ConnectOne special meeting in person but may participate by joining the live webcast. Please go to www.virtualshareholdermeeting.com/CNOB2025SM for instructions on how to participate in the special meeting.
FLIC will hold its special meeting of shareholders via webcast commencing at 2:30 p.m., local time, on February 14, 2025. Because the special meeting is virtual via live webcast, shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to www.virtualshareholdermeeting.com/FLIC2025SM for instructions on how to participate in the special meeting.
What will be Voted on at the Shareholders’ Meetings
At the ConnectOne special meeting, ConnectOne shareholders will consider and vote on proposals to do the following:
1.   To approve the issuance of ConnectOne common stock to holders of FLIC common stock pursuant to the merger agreement dated as of September 4, 2024, by and between ConnectOne and FLIC;
2.   To approve a proposal to adjourn the ConnectOne meeting, if necessary or appropriate, to solicit additional proxies in favor of the ConnectOne share issuance proposal; and
3.   To transact such other business as shall properly come before the special meeting.
At the FLIC special meeting, FLIC shareholders will consider and vote on proposals to do the following:
1.   To approve the merger agreement, which provides for:
•
the merger of FLIC with and into ConnectOne; and

•
the automatic conversion of each outstanding share of FLIC common stock into the right to receive 0.5175 shares of ConnectOne common stock.

2.   To approve, on an advisory basis, compensation payable under existing agreements that certain of FLIC’s officers will receive from FLIC and FNBLI as a result of the merger; and
3.   To approve a proposal to adjourn the FLIC meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger.
Shareholders Entitled to Vote
ConnectOne has set December 16, 2024 as the record date to determine which ConnectOne shareholders will be entitled to vote at the special meeting of ConnectOne shareholders. Only ConnectOne shareholders at the close of business on this record date will be entitled to vote at the special meeting. As of the record date, there were 38,370,317 shares of ConnectOne common stock outstanding and entitled to be voted at the special meeting. Each holder of shares of ConnectOne common stock outstanding on the record date will be entitled to one vote for each share held of record.
FLIC has set December 16, 2024 as the record date to determine which FLIC shareholders will be entitled to vote at the special meeting of FLIC shareholders. Only FLIC shareholders at the close of business on this record date will be entitled to vote at the special meeting. As of the record date, there were 22,545,524 shares of FLIC common stock outstanding and entitled to be voted at the special meeting. Each holder of shares of FLIC common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken
In order to have a quorum at each of the shareholder meetings, a majority of the total outstanding shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy.
We will count as present at each of the shareholder meetings, for purposes of determining the presence or absence of a quorum:
1)
shares of common stock held by persons attending or participating in the shareholders’ meeting, whether or not they are voted, and

2)
shares of common stock for which the applicable company has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements
The approval of the ConnectOne share issuance proposal and the ConnectOne adjournment proposal will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of ConnectOne common stock voting at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted as votes cast, and so will have no effect on the vote on the ConnectOne share issuance proposal or the ConnectOne adjournment proposal.
The approval of the FLIC merger proposal will require the affirmative vote, in person or by proxy, of the holders of at least two thirds of the shares of FLIC common stock outstanding on the record date. Approval of the merger agreement by shareholders of FLIC is required by New York law. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement.
As for the other matters to be voted on at FLIC’s special meeting, assuming a quorum is present, approval of the other proposals to be considered at the FLIC special meeting (the FLIC compensation proposal and the FLIC adjournment proposal) will each require the affirmative vote of a majority of the votes cast with respect to each proposal. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have no effect on the matters described in this paragraph (but will have an effect on the merger agreement vote, as described above).
The directors and chief financial officer of ConnectOne have agreed with FLIC to vote all shares of ConnectOne common stock for which they have voting power on the record date in favor of the approval of the ConnectOne share issuance proposal. Such persons have also agreed to vote against any competing proposal, and they have also agreed not to transfer their shares until the special meeting has been completed. On the record date, such persons had sole or shared voting power over 2,320,381 shares of ConnectOne common stock, or approximately 6.0% of the shares of ConnectOne common stock outstanding on the record date.
Likewise, the directors and chief financial officer of FLIC have agreed with ConnectOne to vote all shares of FLIC common stock for which they have voting power on the record date in favor of the approval of the FLIC merger proposal. Such persons have also agreed to vote against any competing proposal and not to transfer their shares until the special meeting has been completed. On the record date, such persons had sole or shared voting power over 1,126,346 shares of FLIC common stock, or approximately 5.0% of the shares of FLIC common stock outstanding on the record date
Voting your Shares
The ConnectOne board of directors is soliciting proxies from the ConnectOne shareholders and the FLIC board of directors is soliciting proxies from the FLIC shareholders to give you an opportunity to vote at the applicable shareholders’ meeting. When you deliver a valid proxy, or vote telephonically or online, the shares represented by that proxy or your vote will be voted in accordance with your instructions.

If you are a ConnectOne shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote:
•
FOR approval of the ConnectOne share issuance proposal; and

•
FOR approval of the ConnectOne adjournment proposal.

If you are a FLIC shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote
•
FOR approval of the FLIC merger proposal;

•
FOR nonbinding advisory approval of the FLIC compensation proposal; and

•
FOR approval of the FLIC adjournment proposal.

If you sign a proxy, you may revoke it by written notice to the Secretary of ConnectOne or FLIC, as the case may be, at any time before it is voted at the applicable special meeting, or you may change your vote by submitting a later dated proxy. If you vote online or telephonically, you may change your vote by following the instructions on how to vote telephonically or online accompanying this joint proxy statement/prospectus.
You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them. For FLIC shareholders, this will have the same effect as a vote against the FLIC merger proposal.
ConnectOne and FLIC shareholders will have three alternative ways to vote:
•
by traditional paper proxy card;

•
by telephone; or

•
via the Internet (including via webcast at the applicable special meeting).

Please take a moment to read the instructions for ConnectOne or FLIC shareholders, as applicable, accompanying this joint proxy statement/prospectus.
If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.
The deadline for voting by telephone or through the Internet as a shareholder of record of ConnectOne is 11:59 p.m., local time, on February 13, 2025. The deadline for voting by telephone or through the Internet as a shareholder of record of FLIC 11:59 p.m., local time, on February 13, 2025. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.
Solicitation of Proxies and Costs
The solicitation of proxies for the FLIC special meeting is made on behalf of the FLIC board of directors. The solicitation of proxies for the ConnectOne special meeting is made on behalf of the ConnectOne board of directors. ConnectOne and FLIC will each pay the costs of soliciting proxies with respect to their separate meetings. In addition to solicitation by mail, directors, officers and employees acting on behalf of ConnectOne or FLIC may solicit proxies for the special meetings in person or by telephone, facsimile or other means of communication. ConnectOne and FLIC will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.
ConnectOne and FLIC will each make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and ConnectOne and FLIC will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.
ConnectOne has retained Laurel Hill Advisory Group, LLC, at an estimated cost of $7,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. ConnectOne also has agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.
FLIC has also retained Laurel Hill Advisory Group, LLC, at an estimated cost of $10,000 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. FLIC also has agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

THE MERGER
Introduction
The following information describes the material terms and provisions of the merger and the merger agreement. This summary is not intended to cover every detailed aspect of the merger and the merger agreement. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the merger agreement carefully, as it is the legal document governing the merger.
The merger agreement provides that FLIC will merge with and into ConnectOne, with ConnectOne as the surviving corporation in the merger, which we refer to as the merger or the holding company merger. Immediately after the holding company merger, FNBLI will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the merger, which we refer to as the bank merger.
FLIC shareholders will receive 0.5175 shares of ConnectOne common stock for each share of FLIC common stock that they owned immediately prior to the consummation of the merger. The exchange ratio will be adjusted proportionately if FLIC or ConnectOne undertakes any stock splits, stock dividends or similar distributions prior to the closing of the merger, although no such action is anticipated. The exchange ratio is not otherwise subject to adjustment.
ConnectOne will not issue any fractions of a share of common stock. Instead, you will receive, without interest, cash equal to any fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on Nasdaq for the 10 consecutive trading days ending on third trading day prior to the date on which the merger will be consummated. All shares of FLIC common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.
The boards of directors of ConnectOne and FLIC have unanimously approved the merger agreement and believe that the merger is in the best interests of their respective shareholders. The ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote FOR the ConnectOne share issuance proposal and the FLIC board of directors unanimously recommends that FLIC shareholders vote FOR the FLIC merger proposal.
In accordance with their terms, all FLIC restricted stock units will fully vest, with any performance-based vesting restrictions on each FLIC restricted stock units vesting at the target level of achievement, upon consummation of the merger. The merger will have no effect on ConnectOne equity compensation arrangements.
The directors and certain executive officers of FLIC and ConnectOne have interests in the merger as directors or executive officers that are different from the interests of FLIC’s and ConnectOne’s shareholders in general. See “Interests of ConnectOne Directors and Executive Officers in the Merger” and “Interests of FLIC’s Directors and Executive Officers in the Merger” on page 75.
Background of the Merger
As part of its strategic planning process, the Board of Directors and executive management of FLIC from time to time reviewed and discussed long term strategies, prospects and strategic alternatives in the context of the national and local economic environment and regulatory and other developments. As the result of a year-long review and consideration of strategic merger opportunities as a means of delivering value to shareholders, in December 2022 the FLIC Board of Directors determined to engage Piper Sandler and to explore a possible business combination with a strategic partner.
During January 2023, Piper Sandler approached 13 financial institution holding companies regarding their interest in acquiring a bank holding company operating in the New York metropolitan area. Five bank holding companies that operated in the New York/New Jersey metropolitan area initially expressed interest, and four bank holding companies entered into mutual confidentiality agreements with FLIC. One of the parties that expressed an interest and entered into a mutual confidentiality agreement was ConnectOne. Expansion into the Long Island, New York market had long been a part of ConnectOne’s strategic plan. ConnectOne opened its first branch in Long Island in 2018, and hired a seasoned banker to lead its expansion in the market in 2022. ConnectOne also had plans for additional branches in the Long Island market, applying for approval for branches in East Hampton in February of 2024 and in Ronkonkoma in April of 2024.
A virtual data room was established and populated with preliminary due diligence material regarding FLIC. Each party that entered into a mutual confidentiality agreement with FLIC was invited to submit a preliminary indication of interest regarding a merger transaction by February 21, 2023. During February 2023, Christopher Becker, President and Chief Executive Officer of FLIC, met with the chief executive officer of each of the four bank holding companies to discuss each party’s strategic plans and the potential benefits and strategic rationale for a business combination. Mr. Becker met with Frank Sorrentino, President and Chief Executive Officer of ConnectOne, on February 13, 2023.
At a Board meeting on February 21, 2023, Mr. Sorrentino reviewed his discussions with Mr. Becker with the ConnectOne Board, which approved the submission of an indication of interest letter to FLIC.
As the result of the process undertaken by FLIC, two parties submitted preliminary, non-binding indications of interest for an acquisition of FLIC, including ConnectOne (the other party that submitted a non-binding indication of interest in February 2023 is referred to as “Party B”). Each non-binding indication of interest proposed an all stock merger transaction. Party B proposed an exchange ratio that translated into an approximately 10% premium to the then trading price of a share of common stock of FLIC. ConnectOne indicated that a slight market premium could be provided in an all stock transaction.
On February 24, 2023 at a special meeting of the FLIC Board of Directors at which Piper Sandler and Luse Gorman, PC, legal counsel to FLIC, were in attendance, Piper Sandler reviewed the two proposals and the respective companies, and Luse Gorman discussed the fiduciary duties of the FLIC Board of Directors. After a discussion of the proposals by the FLIC Board of Directors, Piper Sandler and management were authorized to inform Party B that FLIC was prepared to move forward with it in terms of further diligence and negotiations toward a business combination. Following the February 24 meeting, Party B was informed of FLIC’s interest in moving forward with a possible business combination, and ConnectOne was advised that FLIC was not proceeding further with its indication of interest.
However, rising interest rates, market speculation as to financial troubles at several regional banks and the ultimate failure of several FDIC insured banks in early March 2023 created significant market turmoil and triggered a sharp decline in bank stock prices. As a result, in early March Party B informed FLIC that it was no longer interested in pursuing a possible business combination due to market conditions. Piper Sandler reported to the FLIC Board of Directors that a business combination with any potential partner was, in its view, unfeasible at that time in light of then existing market conditions.
During the balance of 2023, and as authorized by the FLIC Board of Directors, Mr. Becker stayed in touch and continued to meet with his counterparts at several of the parties that had expressed an interest initially in a possible transaction with FLIC, including an in person meeting with Mr. Sorrentino in August 2023 and several in person meetings with the chief executive officer of Party B. Both ConnectOne and Party B expressed continued interest in general in a possible transaction with FLIC, but noted that the then existing market conditions continued to present challenges to moving forward with a transaction.
In addition to these parties, in September 2023 Mr. Becker met with the president of an out-of-market bank holding company that had interest in operating in the New York metropolitan market (“Party C”), which meeting was arranged by an investment banker on behalf of Party C. Although Party C expressed an interest in general in exploring a possible business combination with FLIC, it noted the then existing market conditions as an obstacle to proceeding at that time. The FLIC Board of Directors was apprised of these developments during the course of 2023.
In late November 2023, Piper Sandler arranged for Mr. Becker to meet with the chief executive officer of a bank holding company operating in the New York metropolitan area (“Party D”) to discuss this party’s possible interest in an acquisition of FLIC. The executives discussed their respective institutions’ business models and the potential benefits of a business combination. The executives agreed that the possible benefits of a business combination warranted further discussion, and they agreed that following year end, they would get together again to continue discussions. This meeting and the attendant discussion was reported to the FLIC Board of Directors.
On February 9, 2024 at a regularly scheduled meeting of the FLIC Board of Directors, Piper Sandler provided an update as to the bank and thrift merger and acquisition market, a financial overview of Party D and an analysis of a possible all stock business combination with Party D, which would require Party D to raise additional capital in connection with the transaction The FLIC Board of Directors approved moving forward with Party D.
On February 21, 2024, Mr. Becker met with the chief executive officer of Party D and again discussed in general the possible benefits of business combination. At the conclusion of the meeting, they agreed that the parties should take the next step of conducting a due diligence review of each other.
On March 5, 2024 FLIC and Party D entered into a mutual confidentiality agreement, and during March each party conducted a due diligence investigation of the other. However, in early April, the chief executive officer of Party D informed Mr. Becker that Party D would not be in a position to proceed with further consideration of a business combination with FLIC due to market conditions.
Also in early March 2024, Mr. Becker met again with the chief executive officer of Party C to discuss a possible business combination between the parties. In a follow up telephone call in April, the chief executive officer of Party C focused on the challenges of a business combination under the then market conditions and stated that the timing was not advantageous in terms of moving forward.
In early April 2024 Mr. Becker met with the CEO of a bank holding company operating in the New York metropolitan area (“Party E”) to discuss a possible business combination that would involve the acquisition of Party E by FLIC.
On April 20, 2024, Mr. Becker met again with Mr. Sorrentino, and each expressed their company’s continued interest in a business combination between the parties due to the many potential benefits. At the conclusion of this meeting, Messrs. Becker and Sorrentino agreed that they should re-engage in their review and consideration of a transaction with a goal toward conducting more thorough due diligence to determine if a transaction could proceed.
On April 25, 2024, at a regularly scheduled meeting of the FLIC Board of Directors, Piper Sandler provided a banking industry and merger and acquisition market update, and reviewed a financial analysis of a possible business combination with ConnectOne, Party C and Party E. Mr. Becker reported to the FLIC Board of Directors as to his meetings and discussions with the executive officers of the three parties. At the conclusion of this meeting, the FLIC Board of Directors authorized Mr. Becker and Piper Sandler to continue discussions with these parties, with an emphasis on continuing discussions with ConnectOne as the most promising strategic partner.
Following the April 25 Board meeting, Messrs. Becker and Sorrentino had further telephone discussions and on May 17, 2024 FLIC and ConnectOne extended the term of the mutual confidentiality agreement originally entered into in January 2023.
At the May 21, 2024 ConnectOne Board of Directors meeting, Mr. Sorrentino discussed the status of the discussions with FLIC, and an indication of interest letter he proposed to submit to FLIC, with the ConnectOne Board.
On May 22, 2024, ConnectOne submitted a new non-binding indication of interest for a merger with FLIC (the “IOI”). The IOI proposed an all stock merger at FLIC’s then current market value, with the potential for a market premium of up to 10% based on due diligence and market conditions. The IOI contemplated that ConnectOne, in connection with the transaction, would raise additional capital in an amount up to $200 million, in the form of subordinated debt or a combination of subordinated debt and common equity, with the actual amount to be determined. The IOI offered to add up to three directors from FLIC to the boards of ConnectOne Bancorp and ConnectOne Bank, and to offer senior executive roles in the pro forma company to certain members of the FLIC management team, including Mr. Becker.

On May 24, 2024, at a special meeting of the FLIC Board of directors, at which Piper Sandler and Luse Gorman were in attendance, Piper Sandler reviewed the financial terms of the IOI, and Luse Gorman again discussed the fiduciary duties of the FLIC Board of Directors. At the conclusion of the meeting, the FLIC Board of Directors authorized Mr. Becker to execute the IOI on behalf of FLIC and to agree to a mutual exclusivity period of up to 60 days. On May 24, the IOI with the 60-day mutual exclusivity agreement was executed by the FLIC and ConnectOne.
During June, July and into August, each party conducted extensive due diligence of the other, which included meetings between the management teams of both companies.
On July 25, 2024, at a regularly scheduled meeting of the FLIC Board of Directors, Piper Sandler updated its financial analysis of the ConnectOne Bancorp proposal.
At the July 23, 2024 and August 20, 2024 ConnectOne Board of Directors meetings, Mr. Sorrentino updated the ConnectOne board on the status of the proposed transaction with FLIC, and members of management discussed the status of their due diligence review of FLIC. A representative of ConnectOne’s outside counsel, Windels Marx Land and Mittendorf (“WMLM”) participated in each meeting and discussed with the ConnectOne board its duties to ConnectOne’s shareholders. In addition, representatives of KBW participated in the August 20, 2024 ConnectOne Board of Directors meeting and reviewed with the ConnectOne board financial matters relating to the proposed transaction.
On August 6, 2024 at a special meeting of the FLIC Board of Directors, FLIC management reported on the due diligence review of ConnectOne’s loan portfolio and Piper Sandler again updated its financial analysis of the ConnectOne IOI.
On August 14, 2024, at a special meeting of the FLIC Board of Directors at which Piper Sandler and Luse Gorman were in attendance, Mr. Becker and Piper Sandler reported on the continuing negotiations and discussions between the parties as to the terms of the merger transaction, including the exchange ratio, and Piper Sandler again updated its financial analysis of the ConnectOne proposal.
On August 18, 2024 Messrs. Sorrentino and Becker met to discuss the status of the transaction, including the status of and issues concerning their respective due diligence reviews, the potential timeline to move forward toward announcement of the transaction, and potential exchange ratios for the merger consideration. Mr. Sorrentino indicated that based on ConnectOne’s diligence review and the discussions held by the parties’ respective financial advisors, the exchange ratio would be somewhere between 0.50 and 0.54 ConnectOne shares for each FLIC share. Mr. Becker agreed with this range, while indicating that he believed the higher end was more appropriate.
On August 21, 2024 WMLM delivered to Luse Gorman the first draft of a proposed merger agreement, which was provided to FLIC. Thereafter, and continuing through September 3, 2024, the parties and their counsel negotiated the terms of the transaction agreements, reflecting discussions between the parties regarding transaction terms.
On August 27, 2024, Mr. Sorrentino met in person with the FLIC Board of Directors and discussed his background, the history of ConnectOne and his vision of the merger between the two companies. After Mr. Sorrentino exited the meeting, Piper Sandler updated its financial analysis of the ConnectOne proposal and management and Piper Sandler reported on the continuing negotiations as to the financial terms of the merger transaction, including the exchange ratio. Luse Gorman discussed the fiduciary duties of the FLIC Board of Directors and outlined the terms of the draft merger agreement that had been provided by WMLM, as well as a voting agreement to be executed by each director and certain executive officers.
On September 2, Messrs. Becker and Sorrentino met in person to discuss the open items as to the merger agreement, and agreed upon the 0.5175 exchange ratio to be presented to the boards of directors. Special meetings of the FLIC board and the ConnectOne board were scheduled for September 4, 2024 to approve the definitive merger agreement and related documents.
The FLIC board received materials relating to the potential acquisition in advance of the September 4, 2024 special meeting, including a copy of the merger agreement and related documents, and a draft of a proposed press release. Also provided to the FLIC board was a financial analysis prepared by Piper Sandler.

At the September 4, 2024 special meeting of the FLIC Board of Directors, at which Piper Sandler and Luse Gorman were in attendance, Piper Sandler reviewed its financial analysis and rendered to the FLIC board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by it as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of FLIC common stock. See “THE MERGER — Opinion of FLIC’s Financial Advisor” beginning on page 53 and Annex C. Luse Gorman discussed the fiduciary duties of the FLIC Board of Directors applicable to the transaction and then reviewed in detail the terms of the merger agreement and related documents. At the conclusion of the reviews and discussions, the FLIC Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, and recommended approval of the merger agreement by the FLIC shareholders. See below under “— FLIC’s Reasons for the Merger; Recommendation of the FLIC Board of Directors.”
The ConnectOne board received materials relating to the proposed transaction in advance of the September 4 special meeting. Representatives of KBW and WMLM participated in the ConnectOne board meeting. The representative of WMLM reviewed with the ConnectOne board the fiduciary duties owed to ConnectOne’s shareholders and the terms of the proposed merger, the merger agreement and the other transaction documents. KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the ConnectOne board of directors (which was initially rendered verbally and confirmed in a written opinion, dated September 4, 2024) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to ConnectOne. At the conclusion of the reviews and discussions, the ConnectOne Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby, and recommended approval of the ConnectOne share issuance proposal by the ConnectOne shareholders.
ConnectOne and FLIC jointly announced the transaction on the morning of September 5, 2024 before the opening of the trading markets.
ConnectOne’s Reasons for the Merger
In determining that the merger and the issuance of ConnectOne common stock to FLIC shareholders were fair to and advisable for ConnectOne and its shareholders and in recommending that ConnectOne shareholders vote to authorize the issuance of ConnectOne shares to FLIC shareholders as the consideration in the merger, the ConnectOne board evaluated the merger and the issuance of ConnectOne common stock to FLIC shareholders in consultation with members of ConnectOne’s management and ConnectOne’s financial and legal advisors, and also considered a number of factors that the ConnectOne board viewed as relevant to its decisions. The following discussion of the information and factors considered by the ConnectOne board is not intended to be exhaustive; however, it does include all material factors considered by the ConnectOne board.
In reaching its decision to approve the merger and authorize the issuance of ConnectOne shares to the shareholders of FLIC, the ConnectOne Board considered the following:
•
the merger will make ConnectOne a premier community bank franchise in the attractive Long Island, New York market. ConnectOne had already identified this market as a target for expansion, and had begun increasing its presence in this market. However, the merger will greatly accelerate this expansion, resulting in ConnectOne having approximately 34 branches and approximately 30% of its deposit franchise, on a pro forma basis, in the Long Island, New York market;

•
the quality of FLIC’s loan portfolio, and the way FLIC’s portfolio composition complements ConnectOne’s existing loan portfolio;

•
FLIC’s historical success in generating and retaining cost effective deposits and its long-standing relationship with its depositors;

•
the strong capital base the resulting institution would have after the transaction;

•
the terms of the merger agreement and the structure of the merger transaction;

•
the compatibility of the business cultures of the two organizations;

•
the financial condition, results of operations, and prospects of the two entities;

•
the opinion, dated September 4, 2024, of KBW to the ConnectOne board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to ConnectOne of the exchange ratio in the merger, as more fully described below under “Opinion of ConnectOne’s Financial Advisor”; and

•
the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to ConnectOne’s shareholders identified by the ConnectOne board and management include the following material matters, the order of which does not necessarily reflect their relative significance:
•
the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

•
risks related to the potential need to raise capital as part of the merger;

•
the potential risk of diverting management attention and resources from the operation of ConnectOne’s business and towards the completion of the merger; and

•
the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

This discussion of the information and factors considered by the ConnectOne board in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the ConnectOne board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the ConnectOne board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to ConnectOne’s shareholders. Rather, the ConnectOne board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including through its discussions with and questioning of members of ConnectOne’s management and outside legal and financial advisors. In addition, individual members of the ConnectOne board may have assigned different weights to different factors.
Recommendation of the ConnectOne Board of Directors
The ConnectOne board of directors has unanimously approved the merger and the merger agreement and the issuance of shares of ConnectOne common stock pursuant to the merger agreement, and believes that the proposed merger is in the best interests of ConnectOne and its shareholders. Accordingly, the ConnectOne board of directors unanimously recommends that ConnectOne shareholders vote “FOR” approval of the ConnectOne share issuance proposal.
Opinion of ConnectOne’s Financial Advisor
ConnectOne engaged KBW to render financial advisory and investment banking services to ConnectOne, including an opinion to the ConnectOne board of directors as to the fairness, from a financial point of view, to ConnectOne of the exchange ratio in the proposed merger. ConnectOne selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the ConnectOne board held on September 4, 2024 at which the ConnectOne board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the ConnectOne board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to ConnectOne. The ConnectOne board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the ConnectOne board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to ConnectOne. It did not address the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ConnectOne board in connection with the merger, and it does not constitute a recommendation to any holder of ConnectOne common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ConnectOne and FLIC and bearing upon the merger, including, among other things:
•
an execution version of the merger agreement, dated as of September 4, 2024;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of ConnectOne;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 of ConnectOne;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of FLIC;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 of FLIC;

•
certain regulatory filings of ConnectOne and FLIC and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024;

•
certain other interim reports and other communications of ConnectOne and FLIC to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of ConnectOne and FLIC furnished to KBW by ConnectOne and FLIC or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of ConnectOne and FLIC;

•
the assets and liabilities of ConnectOne and FLIC;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of ConnectOne and FLIC with similar information for certain other companies, the securities of which were publicly traded;

•
publicly available consensus “street estimates” of ConnectOne and FLIC, as well as assumed ConnectOne and FLIC long-term growth rates and an assumed FLIC tax rate provided to KBW by ConnectOne management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the ConnectOne board; and

•
estimates regarding certain pro forma financial effects of the merger on ConnectOne (including without limitation the cost savings expected to result or be derived from the merger) that were prepared by ConnectOne management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the ConnectOne board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of ConnectOne and FLIC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon ConnectOne management as to the reasonableness and achievability of the publicly available consensus “street estimates” of ConnectOne and FLIC, the assumed ConnectOne and FLIC long-term growth rates, the assumed FLIC tax rate, and the estimates regarding certain pro forma financial effects of the merger on ConnectOne (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of ConnectOne and FLIC referred to above that such “street estimates” of ConnectOne and such “street estimates” of FLIC (as adjusted to give effect to the assumed FLIC tax rate provided to KBW by ConnectOne management) were consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of ConnectOne and FLIC that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne and FLIC referred to above, were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of ConnectOne and with the consent of the ConnectOne board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ConnectOne or FLIC since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses and KBW assumed, without independent verification and with ConnectOne’s consent, that the aggregate allowances for credit losses for each of ConnectOne and FLIC are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ConnectOne or FLIC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of ConnectOne or FLIC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by each of ConnectOne and FLIC of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the execution version reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of FLIC common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of ConnectOne, FLIC or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of ConnectOne that ConnectOne relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ConnectOne, FLIC, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to ConnectOne. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to ConnectOne, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of ConnectOne to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ConnectOne or the ConnectOne board;

•
any business, operational or other plans with respect to FLIC or the pro forma entity that may be contemplated by ConnectOne or the ConnectOne board or that may be implemented by ConnectOne or the ConnectOne board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of ConnectOne’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of ConnectOne common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ConnectOne, FLIC or any other party to any transaction contemplated by the merger agreement;

•
the actual value of ConnectOne common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which ConnectOne common stock or FLIC common stock would trade following the public announcement of the merger or the prices, trading range or volume at which ConnectOne common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to ConnectOne, FLIC or any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, ConnectOne and FLIC. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the ConnectOne board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the ConnectOne board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between ConnectOne and FLIC and the decision of ConnectOne to enter into the merger agreement was solely that of the ConnectOne board.
The following is a summary of the material financial analyses presented by KBW to the ConnectOne board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the ConnectOne board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an indicative transaction value for the proposed merger of $12.64 per share of outstanding FLIC common stock, or approximately $289.3 million in the aggregate (inclusive of the implied value of FLIC restricted stock units), based on the 0.5175x exchange ratio in the proposed merger and the closing price of ConnectOne common stock on September 3, 2024. In addition to the financial analyses described below, KBW reviewed with the ConnectOne board of directors for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $12.64 per share of outstanding FLIC common stock) of 15.1x FLIC’s estimated 2024 earnings per share (“EPS”) using publicly available consensus “street estimates” of FLIC and 13.5x FLIC’s estimated 2025 EPS using publicly available consensus “street estimates” of FLIC (as adjusted to give effect to the assumed FLIC tax rate provided to KBW by ConnectOne management due to the contemplated termination of FLIC’s legacy REIT structure in connection with the merger).
ConnectOne Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of ConnectOne to 10 selected major exchange-traded banks, including FLIC, headquartered in the New York City Metropolitan Statistical Area (“MSA”), New Jersey or Connecticut with total assets between $4 billion and $25 billion. Merger targets were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
Provident Financial Services, Inc.	Kearny Financial Corp.
Dime Community Bancshares, Inc.	Metropolitan Bank Holding Corp.
OceanFirst Financial Corp.	Peapack-Gladstone Financial Corporation
Flushing Financial Corporation	Northfield Bancorp, Inc.
Amalgamated Financial Corp.	The First of Long Island Corporation
To perform this analysis, KBW used profitability and other financial information for the latest twelve months (“LTM”) available or as of the end of such period and market price information as of September 3, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus “street estimates” for ConnectOne and the selected companies. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. The CET1 Ratio and Total Capital Ratio for FLIC was provided by FLIC management. Certain financial data presented in the tables below may not correspond to the data presented in ConnectOne’s historical financial statements, or the data presented under the section “THE MERGER — Opinion of FLIC’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of ConnectOne and the selected companies:

		Selected Companies
	ConnectOne	Average	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets(1)	0.82%	0.61%	0.53%	0.51%	0.71%
LTM Core Return on Average Tangible Common Equity(1)	8.3%	7.3%	6.6%	4.8%	8.6%
LTM Net Interest Margin	2.71%	2.54%	2.29%	2.14%	2.98%
LTM Fee Income / Revenue(2)	6.1%	13.2%	10.0%	9.8%	11.4%
LTM Efficiency Ratio	54.6%	65.5%	65.9%	70.8%	59.3%

(1)
Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of ConnectOne and, to the extent publicly available, the selected companies:
		Selected Companies
	ConnectOne	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.46%	8.46%	8.40%	7.42%	8.86%
CET1 Ratio	10.9%	12.0%	11.7%	10.2%	13.5%
Total Capital Ratio	14.1%	14.7%	14.6%	14.4%	15.6%
Loans / Deposits	107.7%	96.2%	98.1%	95.1%	101.7%
CRE / TRBC(1)	434%	404%	413%	367%	469%
Loan Loss Reserves / Loans	1.01%	0.93%	0.86%	0.73%	1.02%
Nonperforming Assets / Loans + OREO	0.56%	0.59%	0.48%	0.77%	0.35%
LTM Net Charge-offs / Average Loans	0.22%	0.12%	0.11%	0.17%	0.08%

(1)
Commercial real estate per definition in regulatory guidance; included non-owner occupied real estate, multifamily loans, construction and development loans and loans to finance commercial real estate, construction and land development activities not secured by real estate; excluded owner occupied CRE.

In addition, KBW’s analysis showed the following concerning the market performance of ConnectOne and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was less than 0.0x, and excluding the impact of the LTM Dividend Payout Ratio for one of the selected companies, which ratio was considered to be not meaningful because it was less than 0.0%):
		Selected Companies
	ConnectOne	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	24.3%	11.7%	5.9%	(3.3)%	14.0%
Year-to-Date Stock Price Change	6.6%	(4.6)%	(5.4)%	(8.6)%	(0.0)%
Price / Tangible Book Value per Share	1.04x	0.95x	0.86x	0.77x	1.00x
Price / LTM EPS Estimate	13.3x	13.9x	14.7x	10.6x	17.0x
Price / 2024 EPS Estimate	13.8x	14.4x	15.6x	10.5x	17.3x
Price / 2025 EPS Estimate	11.7x	10.7x	10.6x	9.5x	12.5x
Dividend Yield	2.9%	4.0%	4.5%	2.1%	5.9%
LTM Dividend Payout Ratio	39.1%	55.4%	64.5%	14.9%	85.7%

No company used as a comparison in the above selected companies analysis is identical to ConnectOne. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
FLIC Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of FLIC to 12 selected major exchange-traded banks, including ConnectOne, headquartered in the New York City MSA, New Jersey, or Connecticut with total assets between $2.5 billion and $10 billion. Merger targets were excluded from the selected companies.
The selected companies were as follows (shown by column in descending order of total assets):
ConnectOne Bancorp, Inc.	Northfield Bancorp, Inc.
Flushing Financial Corporation	BCB Bancorp, Inc.
Amalgamated Financial Corp.	First Bank
Kearny Financial Corp.	Bankwell Financial Group, Inc.
Metropolitan Bank Holding Corp.	Ponce Financial Group, Inc.
Peapack-Gladstone Financial Corporation	Unity Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest twelve months available or as of the end of such period and market price information as of September 3, 2024. KBW also used 2024 and 2025 EPS estimates taken from publicly available consensus “street estimates” for FLIC and the selected companies. Data necessary to calculate CET1 Ratio and Total Capital Ratio was not publicly available for one of the selected companies due to utilization of Community Bank Leverage Ratio (CBLR) framework. The CET1 Ratio and Total Capital Ratio for FLIC was provided by FLIC management. Certain financial data presented in the tables below may not correspond to the data presented in FLIC’s historical financial statements, or the data presented under the section “THE MERGER — Opinion of FLIC’s Financial Advisor,” as a result of the different periods, assumptions and methods used to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of FLIC and the selected companies:
		Selected Companies
	FLIC	Average	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets(1)	0.52%	0.71%	0.64%	0.45%	1.05%
LTM Core Return on Average Tangible Common Equity(1)	6.0%	8.1%	7.7%	4.3%	11.5%
LTM FTE Net Interest Margin	1.93%	2.80%	2.68%	2.23%	3.38%
LTM Fee Income / Revenue(2)	11.6%	9.5%	8.8%	5.5%	9.9%
LTM Efficiency Ratio	70.5%	63.6%	59.4%	71.8%	55.2%

(1)
Core income after taxes and before extraordinary items; excluded gain on sale of securities, amortization and impairment intangibles, and nonrecurring items as defined by S&P Capital IQ Pro.

(2)
Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of FLIC and, to the extent publicly available, the selected companies:

		Selected Companies
	FLIC	Average	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.93%	8.95%	8.92%	8.20%	9.53%
CET1 Ratio	15.1%	12.3%	11.7%	10.0%	13.4%
Total Capital Ratio	16.1%	14.8%	14.4%	13.2%	15.5%
Loans / Deposits	96.7%	101.4%	104.1%	97.2%	108.0%
CRE / TRBC(1)	367%	379%	384%	344%	454%
Loan Loss Reserves / Loans	0.88%	1.08%	1.12%	0.97%	1.23%
Nonperforming Assets / Loans + OREO	0.07%	0.89%	0.75%	1.03%	0.56%
LTM Net Charge-offs / Average Loans	0.09%	0.15%	0.17%	0.22%	0.10%

(1)
Commercial real estate per definition in regulatory guidance; included non-owner occupied real estate, multifamily loans, construction and development loans and loans to finance commercial real estate, construction and land development activities not secured by real estate; excluded owner occupied CRE.

In addition, KBW’s analysis showed the following concerning the market performance of FLIC and the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies and the impact of the 2025 EPS multiple for another of the selected companies, which multiples were considered to be not meaningful because they were less than 0.0x, and excluding the impact of the LTM Dividend Payout Ratio for one of the selected companies, which ratio was considered to be not meaningful because it was less than 0.0%):
		Selected Companies
	FLIC	Average	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	(5.5)%	19.6%	16.9%	0.4%	32.8%
Year-to-Date Stock Price Change	(4.3)%	(1.3)%	(4.8)%	(7.9)%	8.3%
Price / Tangible Book Value per Share	0.76x	0.94x	0.88x	0.77x	1.06x
Price / LTM EPS Estimate	12.9x	13.7x	12.4x	9.9x	15.9x
Price / 2024 EPS Estimate	15.1x	14.5x	14.1x	9.1x	18.0x
Price / 2025 EPS Estimate	11.0x	10.2x	9.4x	8.0x	12.3x
Dividend Yield	6.6%	2.8%	2.2%	1.3%	4.6%
LTM Dividend Payout Ratio	85.7%	32.9%	19.7%	12.2%	46.2%
No company used as a comparison in the above selected companies analysis is identical to FLIC. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 12 selected U.S. bank and thrift transactions announced since September 3, 2023 with announced deal values between $150 million and $1 billion.
The selected transactions were as follows:
Acquiror	Acquired Company
First Busey Corporation	CrossFirst Bankshares, Inc.
German American Bancorp, Inc.	Heartland BancCorp
WesBanco, Inc.	Premier Financial Corp.
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.
United Bankshares, Inc.	Piedmont Bancorp, Inc.
Wintrust Financial Corporation	Macatawa Bank Corporation

Acquiror	Acquired Company
Southern California Bancorp	California BanCorp
FirstSun Capital Bancorp	HomeStreet, Inc.
Global Federal Credit Union	First Financial Northwest Bank
Orrstown Financial Services, Inc.	Codorus Valley Bancorp, Inc.
Old National Bancorp	CapStar Financial Holdings, Inc.
Eastern Bankshares, Inc.	Cambridge Bancorp
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and, to the extent publicly available, the one-year forward EPS estimates for the acquired company at the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings);

•
Price per common share to estimated EPS of the acquired company for the fiscal year after the announcement of the respective transaction, referred to as Forward EPS, in the nine selected transactions in which Forward EPS for the acquired company was available at announcement; and

•
Pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple) in the 11 selected transactions involving a public acquiror.

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the indicative transaction value for the merger of $12.64 per outstanding share of FLIC common stock and using historical financial information for FLIC as of or for the 12-month period ended June 30, 2024, FLIC’s 2025 EPS estimate taken from publicly available consensus “street estimates” for FLIC and the closing price of FLIC common stock on September 3, 2024.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple of one of the selected transactions, which multiple was considered not meaningful because it was greater than 50.0x):
Selected Transactions
	ConnectOne / FLIC	Average	Median	25th Percentile	75th Percentile
Price / Tangible Book Value per Share	0.76x	1.34x	1.33x	1.14x	1.55x
Core Deposit Premium	(2.9)%	5.0%	3.9%	1.7%	8.9%
Price / LTM EPS	12.9x	12.8x	12.1x	10.1x	13.7x
Price / FWD EPS	11.0x	13.1x	12.0x	11.5x	14.5x
One-Day Market Premium	(0.3)%	23.6%	11.4%	4.1%	33.7%
Pay to Trade Ratio	0.73x	0.91x	0.91x	0.85x	0.97x

No company or transaction used as a comparison in the above selected transaction analysis is identical to FLIC or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of ConnectOne and FLIC to various pro forma balance sheet and income statement items and the combined market capitalization of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for ConnectOne and FLIC as of June 30, 2024, (ii) publicly available consensus “street estimates” of ConnectOne and FLIC (in the case of FLIC estimated 2025 earnings, with and without adjustment to give effect to the assumed FLIC tax rate provided to KBW by ConnectOne management due to the contemplated termination of FLIC’s legacy REIT structure in connection with the merger), and (iii) market price information as of September 3, 2024. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the respective implied pro forma ownership percentages of ConnectOne shareholders and FLIC shareholders in the combined company based on the 0.5175x exchange ratio provided for in the merger agreement:
	ConnectOne % of Total	FLIC % of Total
Ownership:
Ownership at 0.5175x exchange ratio	76.4%	23.6%
Market Information:
Pre-Transaction Market Capitalization	76.6%	23.4%
Balance Sheet:
Assets	69.8%	30.2%
Gross Loans Held For Investment	71.5%	28.5%
Deposits	69.3%	30.7%
Tangible Common Equity	70.5%	29.5%
Income Statement:
2024 Estimated Earnings	78.2%	21.8%
2025 Estimated Earnings	75.3%	24.7%
2025 Estimated Earnings – FLIC at Assumed Tax Rate	79.0%	21.0%
Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of ConnectOne and FLIC. Using (i) closing balance sheet estimates assumed as of June 30, 2025 for ConnectOne and FLIC taken from publicly available consensus “street estimates”, (ii) publicly available 2024 and 2025 EPS consensus “street estimates” for ConnectOne and FLIC and assumed long-term EPS growth rates for ConnectOne and FLIC provided by ConnectOne management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto and assumptions relating to the subordinated debt raise by ConnectOne contemplated to be completed prior to closing of the merger) provided by ConnectOne management, KBW analyzed the potential financial impact of the merger on certain projected financial results of ConnectOne. This analysis indicated the merger could be accretive to ConnectOne’s estimated 2025 EPS and estimated 2026 EPS and could be dilutive to ConnectOne’s estimated tangible book value per share at closing assumed as of June 30, 2025. Furthermore, the analysis indicated that, pro forma for the merger, each of ConnectOne’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of June 30, 2025 could be lower and ConnectOne’s Regulatory CRE / Total Capital Ratio at closing assumed as of June 30, 2025 could be higher. For all of the above analysis, the actual results achieved by ConnectOne following the merger may vary from the projected results, and the variations may be material.

ConnectOne Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of ConnectOne to estimate a range for the implied equity value of ConnectOne. In this analysis, KBW used publicly available consensus “street estimates” for ConnectOne and assumed long-term growth rates for ConnectOne provided by ConnectOne management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that ConnectOne could generate over the period from June 30, 2025 through December 31, 2029 as a standalone company, and (ii) the present value of ConnectOne’s implied terminal value at the end of such period. KBW assumed that ConnectOne would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of ConnectOne, KBW applied a range of 11.0x to 13.0x ConnectOne’s estimated 2030 earnings. This dividend discount model analysis resulted in a range of implied values per share of ConnectOne common stock of $22.81 to $29.82.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of ConnectOne or the pro forma combined entity.
FLIC Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of FLIC to estimate a range for the implied equity value of FLIC, taking into account the cost savings expected to result from the merger as well as certain purchase accounting, earnings and other merger-related adjustments related to the impact of the Durbin Amendment on the merger, FLIC’s assumed Accumulated Other Comprehensive Income (“AOCI”) accretion, an estimated net credit mark and restructuring charges. In this analysis, KBW used publicly available consensus “street estimates” of FLIC, the assumed FLIC tax rate provided to KBW by ConnectOne management, assumed long-term growth rates for FLIC provided by ConnectOne management, and assumptions regarding cost savings and certain purchase accounting, earnings and other merger-related adjustments and restructuring charges provided by ConnectOne management, and KBW assumed discount rates ranging from 11.0% to 15.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that FLIC could generate over the period from June 30, 2024 through December 31, 2029 as a standalone company, and (ii) the present value of FLIC’s implied terminal value at the end of such period, in each case applying estimated cost savings and certain purchase accounting, earnings and other merger-related adjustments and restructuring charges, where applicable. KBW assumed that FLIC would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of FLIC, KBW applied a range of 11.0x to 13.0x FLIC’s estimated 2030 earnings (inclusive of estimated cost savings and adjustment related to the Durbin Amendment impact). This dividend discount model analysis resulted in a range of implied values per share of FLIC common stock, taking into account the cost savings expected to result from the merger as well as certain purchase accounting, earnings and other merger-related adjustments related to the impact of the Durbin Amendment on the merger, FLIC’s assumed AOCI accretion, an estimated net credit mark and restructuring charges, of $14.88 to $20.41. Excluding the impact of the estimated net credit mark in connection with the merger, this dividend discount model analysis resulted in a range of implied values per share of FLIC common stock of $15.85 to $21.23.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of FLIC or the pro forma combined company.
Illustrative Pro Forma Combined Dividend Discount Model Analysis.   KBW performed an illustrative dividend discount model analysis of the pro forma combined entity. In this analysis, KBW used publicly available consensus “street estimates” for ConnectOne and FLIC, assumed long-term growth rates for ConnectOne and FLIC provided by ConnectOne management and pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as certain purchase accounting and earnings adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto and assumptions relating to the subordinated debt raise by ConnectOne contemplated to be completed prior to closing of the merger) provided by ConnectOne management, and KBW assumed discount rates ranging from 11.0% to 15.0%. An illustrative range for the implied equity value of the pro forma combined entity was derived by adding (i) the present value of the implied future excess capital available for dividends that the pro forma combined company could generate over the period from June 30, 2025 through December 31, 2029, and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the pro forma assumptions. KBW assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values of the pro forma combined entity, KBW applied a range of 11.0x to 13.0x the pro forma combined entity’s estimated 2030 earnings. This dividend discount model analysis resulted in an illustrative range of implied values of ConnectOne common stock of $27.14 to $36.56.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of ConnectOne, FLIC or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to ConnectOne in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to an existing sales and trading relationship between a KBW broker dealer affiliate and ConnectOne and otherwise in the ordinary course of KBW’s and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, ConnectOne and FLIC. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ConnectOne or FLIC for its and their own accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, ConnectOne has agreed to pay KBW a cash fee equal to 1.15% of the aggregate merger consideration, $500,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. ConnectOne also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of the opinion, KBW did not provide investment banking or financial advisory services to ConnectOne. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to FLIC. KBW may in the future provide investment banking and financial advisory services to ConnectOne or FLIC, including in connection with a contemplated offering of subordinated notes by ConnectOne, and receive compensation for such services.
FLIC’s Reasons for the Merger; Recommendation of the FLIC Board of Directors
The FLIC board of directors, at a special meeting held on September 4, 2024, unanimously (i) determined that the merger agreement was in the best interests of FLIC and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the FLIC board of directors unanimously recommends that the FLIC shareholders vote “FOR” the FLIC merger proposal, “FOR” the FLIC compensation proposal and “FOR” the FLIC adjournment proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that FLIC shareholders adopt the merger agreement and approve the merger, the FLIC board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with FLIC management, as well as with FLIC’s financial and legal advisors, and considered a number of factors, including the following:
•
FLIC’s strategic opportunities, business, operations, financial condition, earnings, and prospects and its assessment of ConnectOne’s business, operations, financial condition, earnings, and prospects, including both FLIC’s and ConnectOne’s geographic positions in the New York Metropolitan Area;

•
the fact that FLIC, with the assistance of its advisors, undertook a lengthy and thorough process of reviewing and analyzing potential strategic partners, which included an outreach to 16 parties;

•
its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on FLIC’s and the combined company’s potential growth, development, productivity and strategic options;

•
the fact that, upon the closing, the combined company’s board of directors will include three legacy FLIC directors, Mr. Becker, who will serve as Vice-Chairman of the Board of Directors of the combined bank, and two additional directors of FLIC, which the FLIC board of directors believes enhances the likelihood that the strategic benefits FLIC expects to achieve as a result of the merger will be realized;

•
Its belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to FLIC’s shareholders as compared to continuing to operate as a stand-alone entity;

•
the fact that FLIC shareholders will receive ConnectOne common stock as the merger consideration, which offers FLIC shareholders the opportunity to participate as shareholders of ConnectOne in the future performance of the combined company;

•
its expectation that, upon consummation of the merger, FLIC common shareholders would own approximately 23.6% of the combined company on a fully diluted basis;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company due to its larger size, asset base, capital, market capitalization and geographic footprint as compared to FLIC as an independent organization;

•
the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•
the anticipated strong capital position for the combined company following the merger, including based on the effect of ConnectOne’s completion of an offering of approximately $100 million in subordinated debt prior to the merger closing;

•
the complementary nature of FLIC’s and ConnectOne’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•
the combined company’s position as the 4th and 5th largest deposit market shares in Nassau County and Suffolk County, respectively, with a material presence in key New York and New Jersey geographic areas;

•
its belief that the two companies’ corporate cultures are similar and compatible, which should facilitate integration and implementation of the merger;

•
the fact that both FLIC and ConnectOne have similar commitments to their respective customers and communities;

•
its review and discussions with FLIC’s management concerning FLIC’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of ConnectOne;

•
the ability of ConnectOne to complete the merger from a financial and regulatory perspective;

•
the FLIC board of director’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code and that, as a result, FLIC’s shareholders will not recognize gain or loss with respect to their receipt of ConnectOne common stock in the merger;

•
the fact that the exchange ratio would be fixed, which the FLIC board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•
the fact that FLIC’s common shareholders will have an opportunity to vote on the approval of the merger;

•
the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•
the impact of the merger on FLIC’s employees, including the compensation and employee benefits agreed to be provided by ConnectOne pursuant to the merger agreement;

•
the financial analyses of Piper Sandler and its written opinion, dated September 4, 2024, delivered to the FLIC board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of FLIC common stock. See “THE MERGER — Opinion of FLIC Financial Advisor” beginning on page 53; and

•
the terms of the merger agreement, which FLIC reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions.

The FLIC board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with ConnectOne were likely to outweigh these risks. These potential risks include:
•
the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•
the risk of losing key FLIC employees during the pendency of the merger and thereafter;

•
the risk that the consideration to be paid to FLIC shareholders could be adversely affected by a decrease in the trading price of ConnectOne common stock during the pendency of the merger;

•
the restrictions on the conduct of FLIC’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent FLIC from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•
the potential effect of the merger on FLIC’s overall business, including its relationships with customers, employees, suppliers and regulators;

•
the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•
certain anticipated merger-related costs, which could also be higher than expected;

•
the regulatory and other approvals required in connection with the merger and the risk that such approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•
the fact that: (i) FLIC would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) FLIC would be obligated to pay to ConnectOne a termination fee of $11.8 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with FLIC from pursuing such a transaction;

•
the potential for legal claims challenging the merger;

•
the fact that if the closing of the merger has not occurred by June 30, 2025, FLIC may only pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by ConnectOne on shares of its common stock (i.e., the quarterly per share cash dividend on each share of ConnectOne common stock multiplied by the exchange ratio) for each quarter until the closing.
•
the risk that the merger may not be completed despite the combined efforts of FLIC and ConnectOne or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•
the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 21 and 28, respectively.

The foregoing discussion of the information and factors considered by the FLIC board of directors is not intended to be exhaustive, but includes the material factors considered by the FLIC board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the FLIC board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FLIC board of directors considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.
For the reasons set forth above, the FLIC board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of FLIC and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the FLIC board of directors, you should be aware that certain directors and executive officers of FLIC may have interests in the merger that are different from, or in addition to, interests of shareholders of FLIC generally and may create potential conflicts of interest. The FLIC board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to FLIC’s common shareholders that they vote in favor of the FLIC merger proposal. See “THE MERGER — Interests of FLIC Directors and Executive Officers in the Merger” beginning on page 75.
It should be noted that this explanation of the reasoning of the FLIC board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.
For the reasons set forth above, the FLIC board of directors unanimously recommends that the holders of FLIC common stock vote “FOR” the FLIC merger proposal and “FOR” the other proposals to be considered at the FLIC special meeting.
Opinion of FLIC’s Financial Advisor
FLIC retained Piper Sandler to act as financial advisor to FLIC’s board of directors in connection with FLIC’s consideration of a possible business combination. FLIC selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to FLIC’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 4, 2024 meeting at which FLIC’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 4, 2024, to the effect that, as of such date, the exchange ratio was fair to the holders of FLIC common stock from a financial point of view.
The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of FLIC common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of FLIC in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of FLIC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of FLIC common stock and did not address the underlying business decision of FLIC to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for FLIC or the effect of any other transaction in which FLIC might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of FLIC or ConnectOne, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
a draft of the merger agreement, dated September 2, 2024;

•
certain publicly available financial statements and other historical financial information of FLIC that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of ConnectOne that Piper Sandler deemed relevant;

•
publicly available mean analyst earnings per share estimates for FLIC for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years thereafter and estimated dividends per share for FLIC for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FLIC;

•
publicly available mean analyst earnings per share estimates for ConnectOne for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for ConnectOne for the years thereafter, estimated dividends per share for ConnectOne for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of ConnectOne common stock in the year ending December 31, 2024, as provided by the senior management of ConnectOne;

•
the pro forma financial impact of the merger on ConnectOne based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years ending December 31, 2026 through December 31, 2028, the offer and sale of a certain amount of ConnectOne subordinated debt prior to closing of the merger and the cessation of ConnectOne common stock share repurchases during the pendency of the merger, as provided by the senior management of ConnectOne;

•
the publicly reported historical price and trading activity for FLIC common stock and ConnectOne common stock, including a comparison of certain stock trading information for FLIC common stock and ConnectOne common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•
a comparison of certain financial and market information for FLIC and ConnectOne with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of FLIC and its representatives the business, financial condition, results of operations and prospects of FLIC and held similar discussions with certain members of the senior management of ConnectOne and its representatives regarding the business, financial condition, results of operations and prospects of ConnectOne.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by FLIC or ConnectOne or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of FLIC and ConnectOne that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analysis. Piper Sandler was not asked to undertake, and did not undertake, an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FLIC or ConnectOne, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of FLIC or ConnectOne or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of FLIC or ConnectOne, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to FLIC or ConnectOne or any of their respective subsidiaries. Piper Sandler assumed, with FLIC’s consent, that the respective allowances for loan losses for both FLIC and ConnectOne were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for FLIC for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years thereafter and estimated dividends per share for FLIC for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FLIC. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for ConnectOne for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for ConnectOne for the years thereafter, estimated dividends per share for ConnectOne for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of ConnectOne common stock in the year ending December 31, 2024, as provided by the senior management of ConnectOne. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years ending December 31, 2026 through December 31, 2028, the offer and sale of a certain amount of ConnectOne subordinated debt prior to closing of the merger and the cessation of ConnectOne common stock share repurchases during the pendency of the merger, as provided by the senior management of ConnectOne. With respect to the foregoing information, the respective senior managements of FLIC and ConnectOne confirmed to Piper Sandler that such information reflected the best currently available estimates and judgments of those respective senior managements as to the future financial performance of FLIC and ConnectOne, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in FLIC’s or ConnectOne’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. Piper Sandler assumed in all respects material to its analysis that FLIC and ConnectOne would remain as going concerns for all periods relevant to its analysis.
Piper Sandler also assumed, with FLIC’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on FLIC, ConnectOne, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with FLIC’s consent, Piper Sandler relied upon the advice that FLIC received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of FLIC common stock or ConnectOne common stock at any time or what the value of ConnectOne common stock would be once it is actually received by the holders of FLIC common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to FLIC’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to FLIC or ConnectOne and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of FLIC and ConnectOne and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of FLIC common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FLIC, ConnectOne, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to FLIC’s board of directors at its September 4, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of FLIC common stock or ConnectOne common stock or the prices at which FLIC or ConnectOne common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by FLIC’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of FLIC’s board of directors with respect to the fairness of the exchange ratio.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of FLIC common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.5175 shares of ConnectOne common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $289.3 million and an implied purchase price per share of $12.64 consisting of the implied value of 22,531,697 shares of FLIC common stock and 357,595 Restricted Stock Units outstanding at August 31, 2024 and based on the closing price of ConnectOne common stock on September 3, 2024. Based upon financial information for FLIC as of or for the last twelve months (“LTM”) ended June 30, 2024 and the closing price of FLIC’s common stock on September 3, 2024, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / Tangible Book Value Per Share	76%
Transaction Price Per Share / LTM Earnings Per Share	12.9x
Transaction Price Per Share / 2024E Consensus Earnings Per Share(1)	15.0x
Transaction Price Per Share / 2025E Consensus Earnings Per Share(1)	11.0x
Tangible Book Premium / Core Deposit (CDs > $100K)(2)	(2.9)%
Market Premium as of September 3, 2024	(0.3)%

(1)
Based on publicly available mean analyst EPS estimates

(2)
Core deposits defined as total deposits less certificates of deposits with balances greater than $100,000

Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading prices of FLIC common stock and ConnectOne common stock for the one-year and three-year periods ended September 3, 2024. Piper Sandler then compared the relationship between the movements in the price of FLIC common stock and ConnectOne common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.
FLIC’s One-Year Stock Performance
	Beginning Value September 1, 2023	Ending Value September 3, 2024
FLIC	100%	94.5%
First of Long Island Peer Group	100%	114.0%
S&P 500 Index	100%	122.4%
Nasdaq Bank Index	100%	131.4%
FLIC’s Three-Year Stock Performance
	Beginning Value September 3, 2021	Ending Value September 3, 2024
FLIC	100%	61.5%
First of Long Island Peer Group	100%	85.6%
S&P 500 Index	100%	121.9%
Nasdaq Bank Index	100%	94.9%

ConnectOne’s One-Year Stock Performance
	Beginning Value September 1, 2023	Ending Value September 3, 2024
ConnectOne	100%	124.3%
ConnectOne Peer Group	100%	115.2%
S&P 500 Index	100%	122.4%
Nasdaq Bank Index	100%	131.4%
ConnectOne’s Three-Year Stock Performance
	Beginning Value September 3, 2021	Ending Value September 3, 2024
ConnectOne	100%	84.5%
ConnectOne Peer Group	100%	75.1%
S&P 500 Index	100%	121.9%
Nasdaq Bank Index	100%	94.9%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for FLIC with a group of financial institutions selected by Piper Sandler. The FLIC peer group included banks and thrifts traded on a major exchange (Nasdaq, NYSE, NYSEAM) that are headquartered nationwide in the contiguous United States with total assets between $3.0 billion and $5.0 billion as of the most recently reported quarter, but excluded banks with LTM ROAA greater than 1.00%, banks with bank-level CRE Concentration less than 300%, and targets of announced merger transactions (the “First of Long Island Peer Group”). The First of Long Island Peer Group consisted of the following companies:
Bank of Marin Bancorp	First Bank
Bankwell Financial Group, Inc.	First Guaranty Bancshares, Inc.
BCB Bancorp, Inc.	Hingham Institution for Savings
Bridgewater Bancshares, Inc.	Peoples Financial Services Corp.
Carter Bankshares, Inc.	Third Coast Bancshares, Inc.
Civista Bancshares, Inc.	West Bancorporation, Inc.
Enterprise Bancorp, Inc.
The analysis compared publicly available financial information for FLIC with corresponding data for the First of Long Island Peer Group as of or for the year ended June 30, 2024 (unless otherwise noted) with pricing data as of September 3, 2024. The table below sets forth the data for FLIC and the median, mean, low and high data for the First of Long Island Peer Group.
First of Long Island Comparable Company Analysis
	First of Long Island	First of Long Island Peer Group Median	First of Long Island Peer Group Mean	First of Long Island Peer Group Low	First of Long Island Peer Group High
Total assets ($mm)	4,209	3,965	4,034	3,142	4,774
Loans / Deposits (%)	96.7	97.5	99.8	64.8	163.8
Non-performing assets(1) / Total assets (%)	0.06	0.51	1.12	0.01	6.68
Tangible common equity/Tangible assets (%)	8.93	7.85	7.76	5.65	9.92
Tier 1 Leverage ratio (%)	9.91	8.96	8.93	7.16	10.42
Total risk based capital (“RBC”) ratio (%)	—	13.07	13.10	11.05	16.46

	First of Long Island	First of Long Island Peer Group Median	First of Long Island Peer Group Mean	First of Long Island Peer Group Low	First of Long Island Peer Group High
Bank-level CRE / Total RBC Ratio (%)(2)	367.7	398.1	413.9	316.6	618.6
LTM Return on average assets (%)	0.52	0.57	0.55	(0.34)	0.88
LTM Return on average equity (%)	6.0	8.1	6.7	(3.0)	11.2
LTM Net interest margin (%)	1.93	2.55	2.64	0.94	3.64
LTM Efficiency ratio (%)	70.5	68.3	67.5	55.4	83.0
Price/Tangible book value (%)	76	108	105	61	146
Price/LTM Earnings per share (x)	12.9	12.1	13.6	8.0	27.1
Price/2024E Earnings per share (x)	15.1	12.7	12.8	8.9	19.4
Current dividend yield (%)	6.6	3.1	2.7	0.0	5.2
Market capitalization ($mm)	285	351	339	126	555

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)
Bank-level regulatory financial data shown

Note: Institutions not shown pro forma for pending or recently closed acquisitions or divestitures
Piper Sandler used publicly available information to perform a similar analysis for ConnectOne by comparing selected financial information for ConnectOne with a group of financial institutions selected by Piper Sandler. The ConnectOne peer group included banks and thrifts traded on a major exchange (Nasdaq, NYSE, NYSEAM) that are headquartered nationwide in the contiguous United States with total assets between $5.0 billion and $15.0 billion as of the most recently reported quarter, but excluded banks with bank-level CRE Concentration less than 300% and targets of announced merger transactions (the “ConnectOne Peer Group”). The ConnectOne Peer Group consisted of the following companies:
Brookline Bancorp, Inc.	Metropolitan Bank Holding Corp.
Burke & Herbert Financial Serv. Corp.	Mid Penn Bancorp, Inc.
CrossFirst Bankshares, Inc.	Northfield Bancorp, Inc.
Dime Community Bancshares, Inc.	OceanFirst Financial Corp.
Eagle Bancorp, Inc.	Peapack-Gladstone Financial Corp.
First Foundation Inc.	Preferred Bank
Flushing Financial Corporation	Sandy Spring Bancorp, Inc.
Great Southern Bancorp, Inc.	Shore Bancshares, Inc.
Hanmi Financial Corporation	Tompkins Financial Corporation
HarborOne Bancorp, Inc.	Veritex Holdings, Inc.
Heritage Commerce Corp	Washington Trust Bancorp, Inc.
Kearny Financial Corp.
The analysis compared publicly available financial information for ConnectOne with corresponding data for the ConnectOne Peer Group as of or for the year ended June 30, 2024 (unless otherwise noted) with pricing data as of September 3, 2024. The table below sets forth the data for ConnectOne and the median, mean, low and high data for the ConnectOne Peer Group.

ConnectOne Comparable Company Analysis
	ConnectOne	ConnectOne Peer Group Median	ConnectOne Peer Group Mean	ConnectOne Peer Group Low	ConnectOne Peer Group High
Total assets ($mm)	9,724	7,639	8,683	5,263	14,008
Loans / Deposits (%)	107.7	97.1	97.6	76.0	113.1
Non-performing assets(1) / Total assets (%)	0.47	0.43	0.49	0.11	1.26
Tangible common equity/Tangible assets (%)	9.46	8.64	8.57	5.67	11.43
Tier 1 Leverage ratio (%)	10.97	9.54	9.50	7.08	11.87
Total risk based capital (“RBC”) ratio (%)	14.10	14.10	13.83	11.40	15.63
Bank-level CRE / Total RBC Ratio (%)(2)	450.6	368.0	392.0	303.8	536.7
LTM Return on average assets (%)	0.79	0.64	0.54	(1.10)	2.10
LTM Return on average equity (%)	6.4	5.8	5.4	(10.5)	20.3
LTM Net interest margin (%)	2.71	2.81	2.75	1.38	4.20
LTM Efficiency ratio (%)	54.6	64.8	64.6	26.2	100.0
Price/Tangible book value (%)	104	111	105	42	166
Price/LTM Earnings per share (x)	13.3	12.4	13.3	8.0	22.7
Price/2024E Earnings per share (x)	13.8	13.3	13.7	8.0	20.0
Current dividend yield (%)	2.9	3.8	3.7	0.0	8.3
Market capitalization ($mm)	934	624	734	411	1,387

(1)
Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs

(2)
Bank-level regulatory financial data shown

Note: Institutions not shown pro forma for pending or recently closed acquisitions or divestitures
Analysis of Precedent Transactions.
Piper Sandler reviewed nationwide group of merger and acquisition transactions. The nationwide group consisted of nationwide bank and thrift transaction announced between January 1, 2023 and September 3, 2024 with target total assets between $1.0 billion and $10.0 billion at announcement and excluded targets with disclosed LTM ROAA at announcement greater than 1.00%, transactions with non-disclosed deal values, private investors, private equity buyers, or Credit Union buyers, and mergers-of-equals transactions (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
First Busey Corp.	CrossFirst Bankshares Inc.
Renasant Corp.	The First Bancshares
WesBanco Inc.	Premier Financial Corp.
ChoiceOne Financial Services	Fentura Financial Inc.
West Coast Community Bancorp	1st Capital Bancorp
Alerus Financial Corp.	HMN Financial Inc.
Hope Bancorp, Inc.	Territorial Bancorp Inc.
FirstSun Capital Bancorp	HomeStreet Inc.
Peoples Financial Services	FNCB Bancorp Inc.
Eastern Bankshares Inc.	Cambridge Bancorp

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	ConnectOne/ First of Long Island	Nationwide Precedent Transactions
		Median	Mean	Low	High
Deal value ($mm)	289	218	445	60	1,177
Transaction Price / LTM Earnings Per Share (x)	12.9	14.5	14.1	8.0	20.1
Transaction Price / Estimated Earnings Per Share (x)	15.0	13.3	13.4	12.0	14.9
Transaction Price / Tangible Book Value Per Share (%)	76	111	109	31	184
Tangible Book Value Premium to Core Deposits (%)	(2.9)	0.1	(3.1)	(14.2)	1.7
1-Day Market Premium (%)	(0.3)	15.3	16.4	(0.3)	33.1
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of a share of FLIC common stock assuming FLIC performed in accordance with publicly available mean analyst earnings per share estimates for FLIC for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years thereafter and estimated dividends per share for FLIC for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FLIC. To approximate the terminal value of a share of FLIC common stock at September 3, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 9.0x to 14.0x and multiples of 2028 tangible book value ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FLIC common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FLIC common stock of $9.43 to $15.33 when applying multiples of earnings and $9.90 to $17.53 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$11.02	$11.88	$12.74	$13.60	$14.47	$15.33
10.0%	$10.59	$11.41	$12.24	$13.06	$13.88	$14.71
11.0%	$10.18	$10.97	$11.76	$12.54	$13.33	$14.12
12.0%	$9.79	$10.55	$11.30	$12.05	$12.80	$13.56
13.0%	$9.43	$10.15	$10.87	$11.59	$12.31	$13.03
Tangible Book Value Per Share Multiples
Discount Rate	70%	80%	90%	100%	110%	120%
9.0%	$11.59	$12.78	$13.97	$15.15	$16.34	$17.53
10.0%	$11.13	$12.27	$13.40	$14.54	$15.68	$16.81
11.0%	$10.70	$11.79	$12.87	$13.96	$15.04	$16.13
12.0%	$10.29	$11.33	$12.37	$13.41	$14.44	$15.48
13.0%	$9.90	$10.90	$11.89	$12.88	$13.87	$14.87
Piper Sandler also considered and discussed with FLIC’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming FLIC’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for FLIC’s common stock, applying the price to 2028 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 11.04%.
Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20%)	$8.75	$9.38	$10.01	$10.64	$11.26	$11.89
(10%)	$9.46	$10.16	$10.87	$11.58	$12.29	$12.99
0.0%	$10.16	$10.95	$11.74	$12.52	$13.31	$14.09
10%	$10.87	$11.74	$12.60	$13.47	$14.33	$15.19
20%	$11.58	$12.52	$13.47	$14.41	$15.35	$16.30
Piper Sandler also performed an analysis that estimated the net present value per share of ConnectOne common stock, assuming ConnectOne performed in accordance with publicly available mean analyst earnings per share estimates for ConnectOne for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for ConnectOne for the years thereafter, estimated dividends per share for ConnectOne for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of ConnectOne Common Stock in the year ending December 31, 2024, as provided by the senior management of ConnectOne. To approximate the terminal value of a share of ConnectOne common stock at September 3, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 9.0x to 16.5x and multiples of 2028 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ConnectOne common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of ConnectOne common stock of $16.08 to $32.53 when applying multiples of earnings and $18.26 to $32.10 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
8.0%	$19.05	$21.74	$24.44	$27.14	$29.83	$32.53
9.0%	$18.24	$20.82	$23.39	$25.97	$28.54	$31.12
10.0%	$17.48	$19.94	$22.40	$24.86	$27.32	$29.78
11.0%	$16.76	$19.11	$21.46	$23.82	$26.17	$28.52
12.0%	$16.08	$18.33	$20.57	$22.82	$25.07	$27.32
Tangible Book Value Per Share Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
8.0%	$21.66	$23.75	$25.84	$27.93	$30.01	$32.10
9.0%	$20.74	$22.74	$24.73	$26.72	$28.72	$30.71
10.0%	$19.87	$21.77	$23.68	$25.58	$27.49	$29.39
11.0%	$19.04	$20.86	$22.68	$24.51	$26.33	$28.15
12.0%	$18.26	$20.00	$21.74	$23.48	$25.22	$26.96
Piper Sandler also considered and discussed with FLIC’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming ConnectOne’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for ConnectOne common stock, applying the price to 2028 earnings multiples range of 9.0x to 16.5x referred to above and a discount rate of 10.45%.

Earnings Per Share Multiples
Annual Estimate Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(20%)	$14.26	$16.19	$18.12	$20.05	$21.98	$23.91
(10%)	$15.71	$17.88	$20.05	$22.22	$24.39	$26.56
0.0%	$17.16	$19.57	$21.98	$24.39	$26.80	$29.21
10%	$18.60	$21.26	$23.91	$26.56	$29.21	$31.86
20%	$20.05	$22.94	$25.84	$28.73	$31.62	$34.52
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on ConnectOne assuming the transaction closes on June 30, 2025. Piper Sandler also utilized the following information and assumptions: (a) publicly available mean analyst earnings per share estimates for FLIC for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for FLIC for the years thereafter, as provided by the senior management of ConnectOne, (b) publicly available mean analyst earnings per share estimates for ConnectOne for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for ConnectOne for the years thereafter, estimated dividends per share for ConnectOne for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of ConnectOne Common Stock in the year ending December 31, 2024, as provided by the senior management of ConnectOne, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the offer and sale of a certain amount of ConnectOne subordinated debt prior to closing of the merger and the cessation of ConnectOne common stock share repurchases during the pendency of the merger, as provided by the senior management of ConnectOne. The analysis indicated that the transaction could be accretive to ConnectOne’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2028 and dilutive to ConnectOne’s estimated tangible book value per share at close and for the years ended December 31, 2025 through December 31, 2027.
In connection with this analysis, Piper Sandler considered and discussed with FLIC’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as FLIC’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.15% of the aggregate transaction value, a substantial portion of which is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $3.23 million. Piper Sandler also received a $500,000 fee from FLIC upon rendering its opinion, which opinion fee will be credited in full towards the portion of the advisory fee which will become payable to Piper Sandler upon closing of the transaction. FLIC has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler did not provide any other investment banking services to FLIC, nor did Piper Sandler provide any investment banking services to ConnectOne, in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to FLIC, ConnectOne and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of FLIC, ConnectOne and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Certain Prospective Financial Information of the Parties
ConnectOne and FLIC do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, ConnectOne and FLIC are including in this joint proxy statement/prospectus certain unaudited prospective financial information for ConnectOne and FLIC as described below. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is included in this joint proxy statement/prospectus solely for the purpose of providing holders of ConnectOne common stock and holders of FLIC common stock access to certain information used by ConnectOne and FLIC and their respective boards of directors and financial advisors.
The prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to each of ConnectOne’s and FLIC’s respective businesses, all of which are inherently uncertain and difficult to predict and many of which are beyond the parties’ control. The prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information may also be affected by the parties’ ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these projections constitute forward-looking statements and are subject to risks and uncertainties, including the various risks set forth in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The prospective financial information generally was not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither ConnectOne’s independent registered public accounting firm, nor FLIC’s independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. This information is subjective in many respects. Neither ConnectOne nor FLIC can provide any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.
Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither party can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this document, similar estimates and assumptions would be used. Neither party intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The unaudited prospective financial information does not take into account the possible financial and other effects on either ConnectOne or FLIC, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either ConnectOne or FLIC, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either ConnectOne or FLIC, as applicable, of any possible failure of the merger to occur.
Consensus “Street Estimates” used by ConnectOne and FLIC
The following tables present certain publicly available mean analyst consensus “street estimates” for (i) ConnectOne’s total assets, net income available to ConnectOne shareholders, and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025, and (ii) FLIC’s total assets, net income available to FLIC shareholders and earnings per share for the fiscal years ending December 31, 2024 and December 31, 2025 ((i) and (ii) collectively referred to as the “street estimates used by ConnectOne and FLIC”). The street estimates used by ConnectOne and FLIC were approved by ConnectOne and FLIC, respectively, for KBW’s and Piper Sandler’s use and reliance, and were used by (i) KBW at the direction of ConnectOne, and (ii) Piper Sandler at the direction of FLIC, in financial analyses performed in connection with KBW’s and Piper Sandler’s respective opinions as described in the section entitled “THE MERGERS — Opinion of ConnectOne’s Financial Advisor” and “THE MERGERS — Opinion of FLIC’s Financial Advisor”.
Street Estimates used for ConnectOne
Fiscal Year Ended December 31,	2024E	2025E
Total assets ($ in billions)	$9.92	$10.10
Net income to common ($ in millions)	$67.8	$79.2
Earnings Per Share	$1.77	$2.10
Street Estimates used for FLIC
Fiscal Year Ended December 31,	2024E	2025E
Total assets ($ in billions)	$4.33	$4.44
Net income to common ($ in millions)	$18.9	$26.0
Earnings Per Share	$0.84	$1.15
Long-term Annual Growth Rate Assumptions provided by ConnectOne and FLIC
For purposes of extrapolating ConnectOne’s and FLIC’s financial results beginning in 2026, ConnectOne management directed KBW to use and rely on long-term annual growth rates of: (i) 8.0% for ConnectOne’s net income available to shareholders and 5.0% for ConnectOne’s total assets; and (ii) 8.0% for FLIC’s net income available to shareholders and 5.0% for FLIC’s total assets.
For purposes of extrapolating ConnectOne’s and FLIC’s financial results beginning in 2026, FLIC’s management directed Piper Sandler to use and rely on long-term annual growth rates of: (i) 8.0% for ConnectOne’s net income available to shareholders and 5.0% for ConnectOne’s total assets; and (ii) 5.0% for FLIC’s net income available to shareholders and 5.0% for FLIC’s total assets.
You are strongly cautioned not to place undue reliance on the prospective financial information set forth above. The inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of ConnectOne, FLIC, KBW or Piper Sandler or their affiliates, advisors or representatives considered or considers such information to be necessarily predictive of actual future events, and the prospective financial information should not be relied upon as such. None of ConnectOne, FLIC, KBW or Piper Sandler or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the assumptions, and none of them undertakes any obligation to update or otherwise revise or reconcile the assumptions to reflect circumstances existing after the date such information was generated or to reflect the occurrence of future events even in the event that any or all of the underlying assumptions are shown to be in error. None of

ConnectOne, FLIC, KBW or Piper Sandler or their respective affiliates, advisors or representatives makes any representation to any shareholder regarding the prospective financial information. The prospective financial information is not being included in this joint proxy statement/prospectus to influence a shareholder’s decision regarding how to vote on any given proposal. In light of the foregoing, and considering that the parties’ special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, ConnectOne shareholders and FLIC shareholders are cautioned not to place unwarranted reliance on such information.
Terms of the Merger
Effect of the Merger
Upon completion of the merger, the separate legal existence of FLIC will cease. All property, rights, powers, duties, obligations, debts and liabilities of FLIC will automatically be deemed transferred to ConnectOne, as the surviving corporation in the merger. Immediately following the merger of the holding companies, FNBLI will merge with and into ConnectOne Bank, the separate legal existence of FNBLI will cease, and all property, rights, powers, duties, obligations, debts and liabilities of FNBLI will be transferred to ConnectOne Bank, as the surviving bank in the bank merger.
What FLIC Shareholders Will Receive in the Merger
In the merger, FLIC shareholders will receive 0.5175 shares of ConnectOne common stock for each share of FLIC common stock held by them immediately prior to the consummation of the merger.
On September 4, 2024, which was the last trading day preceding the public announcement of the proposed merger, the closing price of ConnectOne common stock was $23.97 per share, which after giving effect to the exchange ratio, has an implied value of $12.40 per share. On December 20, 2024, which was the most recent practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of ConnectOne common stock was $23.25 per share, which after giving effect to the exchange ratio, has an implied value of approximately $12.03 per share. The market price of ConnectOne common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for ConnectOne common stock and FLIC common stock before you vote.
If there is a stock split, stock dividend or similar transaction affecting ConnectOne common stock or FLIC common stock prior to the closing, appropriate changes will be made to the exchange ratio. Certain shares of FLIC common stock held by FLIC or by ConnectOne or its subsidiaries will be canceled in the merger and will not be converted into ConnectOne common stock.
You will not receive any fractional shares of ConnectOne common stock. Instead, you will receive, without interest, cash equal to any fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on Nasdaq for the 10 consecutive trading days ending on third trading day prior to the date on which the merger will be consummated. All shares of FLIC common stock held by a FLIC shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.
Restricted Shares and Performance Units
All restricted stock units granted to FLIC management and directors and outstanding as of the consummation of the merger will be deemed fully vested, with any performance-based vesting restrictions deemed at a target level of achievement. As of the record date for the FLIC special meeting, the number of shares of FLIC common stock issuable pursuant to outstanding restricted stock units was 354,928 shares (which, if outstanding immediately prior to the consummation of the merger, will be converted into 183,675 vested shares of ConnectOne common stock upon consummation of the merger).
ConnectOne Common Stock
Each share of ConnectOne common stock outstanding immediately prior to completion of the merger will remain outstanding upon consummation of the merger.

Effective Date
The merger of FLIC with and into ConnectOne will become effective at such date and time specified in the certificate of merger to be filed with the Secretary of State of the State of New York and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services, respectively, on the closing date. The closing will occur remotely by electronic exchange of documents at 10:00 a.m., no later than five (5) business days after the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof).. FLIC and ConnectOne presently expect to close the merger during the first or second quarter of 2025. See “THE MERGER — Conditions to the Merger” at page 70 and “THE MERGER — Regulatory Approvals” at page 74.
Representations and Warranties
The representations and warranties described below, and elsewhere in this joint proxy statement/prospectus, and included in the merger agreement, were made by ConnectOne and FLIC for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations and warranties may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between ConnectOne and FLIC rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by ConnectOne or FLIC. Therefore, you should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of ConnectOne and FLIC or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 110. ConnectOne and FLIC will each provide additional disclosure in its periodic reports to the extent it become aware of the existence of any material facts that are required to be disclosed in a periodic report under federal securities laws and that might otherwise contradict the representations and warranties in the merger agreement and will update such disclosure as required by the federal securities laws.
Under the merger agreement, FLIC made various representations and warranties to ConnectOne that relate to, among other things: corporate organization, capitalization, authorization, consents and approvals, regulatory reports, filings with the Securities and Exchange Commission, financial statements, brokers and brokers fees, absence of certain changes or events, legal proceedings, taxes, employee benefits and employment matters, certain company information, compliance with applicable laws, certain contractual arrangements, agreements with regulatory agencies, properties and insurance, environmental matters, the opinion of FLIC’s financial advisor, loan portfolio, investment securities, borrowings, deposits, intellectual property, cybersecurity, interest rate risk managements, and prior regulatory applications.
The merger agreement also contains representations and warranties made by ConnectOne to FLIC that relate to, among other things: organization and related matters; capitalization, authorization; consents and approvals; regulatory reports, filings with the Securities and Exchange Commission, financial statements; absence of certain changes or events, legal proceedings, taxes, employee benefits and employment matters, certain company information, compliance with applicable laws, certain contractual arrangements, agreements with regulatory agencies, properties and insurance, environmental matters, the opinion of ConnectOne’s financial advisor, loan portfolio, investment securities, borrowings, deposits, intellectual property, cybersecurity, interest rate risk management, and prior regulatory applications.
Certain representations and warranties of ConnectOne and FLIC are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either FLIC, ConnectOne or the surviving corporation, means any condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the holding company merger or the bank merger.
However, a material adverse effect, as described above, will not be deemed to include the impact of:
a.
effects, changes, events, developments, circumstances or conditions that generally affect the banking business;

b.
general business, financial or economic conditions (including changes in interest rates);

c.
national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack,

d.
changes or developments resulting or caused by natural disasters or from any outbreak of any disease or other public health event;

e.
the conditions of any financial, banking or securities markets (including equity, credit and debt markets and including any disruption thereof and any decline in the price of any security or any market index);

f.
changes in GAAP or in the interpretation or enforcement thereof or applicable regulatory accounting requirements;

g.
changes in law or other binding directives issued by any governmental entity;

h.
failure by such person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; and

i.
public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees).

The representations and warranties in the merger agreement do not survive the effective time.
Conduct of Business Pending the Merger
During the period from the date of the merger agreement to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, and subject to certain specified exceptions, each of ConnectOne and FLIC will, and will cause its subsidiaries to use commercially reasonable efforts to (a) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (b) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either ConnectOne or FLIC to perform its covenants and agreements on a timely basis, and (d) take no action that would adversely affect or materially delay the ability of ConnectOne or FLIC to obtain any necessary approvals, consents or waivers of any regulatory agency or third party required for the transactions contemplated by the merger agreement or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.
FLIC Covenants
FLIC made certain additional covenants under the merger agreement that it will not, without the written consent of ConnectOne (which consent may not be unreasonably withheld, conditioned or delayed), or except as otherwise specifically provided for in the merger agreement (including as set forth in the disclosure schedules), undertake certain activities, including, among others, the following:
•
declare or pay any dividends on its capital stock, provided, however for dividends paid in the fourth quarter of 2024, and the first and second quarters of 2025, FLIC may declare and pay a cash dividend not to exceed $0.21 per quarter per share, and, if the closing has not occurred by June 30, 2025,

FLIC may pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by ConnectOne on shares of its common stock (i.e., the quarterly per share cash dividend on each share of ConnectOne common stock multiplied by the exchange ratio) each quarter until the closing;
•
repurchase, redeem or otherwise acquire any of its capital stock;

•
amend its certificate of incorporation or by-laws other than as contemplated by the merger agreement;

•
make any capital expenditures other than as permitted in the merger agreement;

•
enter into any new line of business or offer any new products or services;

•
acquire any business or any assets outside of the ordinary course of business;

•
take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to September 4, 2025;

•
change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by the covenanting party’s independent auditors;

•
adopt, amend, or terminate any employee benefit plan;

•
increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by the express terms of any agreement previously in existence;

•
other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•
file any application to relocate or terminate the operations of any of its banking offices;

•
create, renew, amend or terminate any material contract;

•
make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person in amounts in excess of $100,000;

•
settle any claim in excess of $100,000 or involving any material restrictions on the covenanting party’s operations;

•
subject to specified exceptions, waive or release any material right;

•
make loans that fall outside of parameters set forth in the merger agreement;

•
incur additional borrowings beyond those set forth in the disclosure schedules and except as otherwise provided in the merger agreement;

•
establish any new branch or other office facilities;

•
elect to the board of directors any person who is not a current member of FLIC’s board;

•
change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

•
take any other action outside of the ordinary course of business; or

•
agree to do any of the foregoing.

ConnectOne Covenants
ConnectOne made certain additional covenants under the merger agreement that it will not, without the written consent of FLIC (which consent may not be unreasonably withheld), or except as otherwise specifically provided in the merger agreement, undertake certain activities, including, among others, the following:

•
take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to September 4, 2025;

•
change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by the covenanting party’s independent auditors;

•
amend its certificate of incorporation or by-laws other than with regard to provisions or actions which do not adversely affect the holders of FLIC’s common stock;

•
adjust, split, combine or reclassify any capital stock of ConnectOne or make, declare or pay any extraordinary dividend on any capital stock of ConnectOne;

•
enter into any agreement to acquire any financial institution or its holding company or a material amount of assets from of any financial institution or its holding company; or

•
agree to do any of the foregoing.

Non Solicitation
FLIC has also agreed not to solicit any proposal from a third party with respect to any acquisition proposal, as such term is defined in the merger agreement. These obligations are subject to certain exceptions in the merger agreement designed to ensure that FLIC’s board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In particular, if FLIC receives, an unsolicited bona fide proposal that FLIC’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such proposal is superior to the merger, and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to FLIC’s shareholders under applicable law, FLIC may, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such proposal. In the event that FLIC receives any such proposal, FLIC is required to promptly (and in any event within 48 hours of receipt) disclose to ConnectOne the identity of the person making the proposal and the substance of such proposal.
Additional Agreements
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, complying with legal and regulatory requirements, public announcements with respect to the transactions contemplated by the merger agreement, access to information, the listing of the shares of ConnectOne common stock to be issued in the merger, employee benefit plans, severance and other employment matters, indemnification, minimizing effects of takeover statutes and regulation, shareholder litigation and protests relating to the transactions contemplated by the merger agreement.
Nothing contained in the merger agreement will require FLIC or ConnectOne to take any action or agree to any condition or restriction, in connection with obtaining consents and approvals of any governmental entities, that would reasonably be expected to have a material adverse effect on ConnectOne, as the surviving corporation, and its subsidiaries (a “materially burdensome regulatory condition”). For purposes of the merger agreement, a materially burdensome regulatory condition does not include any regulatory requirement for ConnectOne to raise additional capital in an amount up to $200 million, which capital may consist entirely of subordinated debt or a combination of subordinated debt and common equity (or a related requirement for an increase of $200 million in the capital of ConnectOne Bank).
Conditions to the Merger
ConnectOne’s and FLIC’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
Conditions Applicable to ConnectOne and FLIC
•
Each parties shareholders shall have approved their respective proposals regarding the merger;

•
the registration statement of which this joint proxy statement/prospectus is a part, shall have been declared effective by the SEC, and shall not be subject to an order — typically referred to as a stop order — demanding that we cease using these documents;

•
we shall have received all necessary approvals of governmental entities, and such approvals shall not be subject to any materially burdensome conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•
no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger or the bank merger;

•
no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

•
ConnectOne and FLIC shall have received from ConnectOne’s counsel the tax opinion described under “THE MERGER — Material United States Federal Income Tax Consequences”; and

•
the shares of ConnectOne common stock issuable in the merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Additional Conditions Applicable to ConnectOne
In addition to the foregoing, ConnectOne’s obligations to close the merger are also conditioned, among other things, on the following:
•
except for representations made as of a particular date, FLIC’s representations shall be true and correct, except where the failure to be true and correct does not constitute a material adverse effect;

•
FLIC representations made as of a particular date shall be true and correct as of such date, except where the failure to be true and correct does not constitute a material adverse effect;

•
FLIC shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•
FLIC shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those as to which the failure to obtain would not be material to FLIC or ConnectOne; ;

•
none of such consents shall contain any term or condition which would materially adversely affect ConnectOne;

•
FNBLI shall have taken all necessary corporate action to effectuate the merger of FNBLI into ConnectOne Bank immediately following the effective time of the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived; and

•
FLIC shall have delivered to ConnectOne a certificate dated as of the closing date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code.

Additional Conditions Applicable to FLIC
In addition to the foregoing, FLIC’s obligations to close the merger are also conditioned, among other things, on the following:
•
except for representations made as of a particular date, ConnectOne’s representations shall be true and correct, except where the failure to be true and correct does not constitute a material adverse effect;

•
ConnectOne representations made as of a particular date shall be true and correct as of such date, except where the failure to be true and correct does not constitute a material adverse effect;

•
ConnectOne shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•
All consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, shall have been obtained, except for those as to which the failure to obtain would not have a material adverse effect on ConnectOne or FLIC; and ConnectOne Bank shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.
Except for the requirements of ConnectOne and FLIC shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER — Amendment; Waiver”.
Governing Documents
At the Effective Time, the certificate of incorporation and bylaws of ConnectOne, in each case as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the surviving entity of the merger.
Amendment; Waiver
Subject to applicable law, at any time prior to completion of the merger, ConnectOne and/or FLIC may agree to:
•
Amend the merger agreement; provided, however, that (i) after the receipt of the requisite FLIC vote on the FLIC merger proposal, there may not be, without further approval of such FLIC shareholders, any amendment of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to FLIC’s shareholders other than as contemplated by the merger agreement and (ii) after the receipt of the requisite ConnectOne vote on the ConnectOne share issuance proposal, there may not be, without further approval of such shareholders, any amendment of the merger agreement which increases the amount or changes the form of the consideration to be delivered to FLIC’s shareholders other than as contemplated by the merger agreement.

•
Extend the time for the performance of any of the obligations or other acts of the either party required in the merger agreement.

•
Waive any inaccuracies in the representations and warranties of either party contained in the merger agreement.

•
Waive compliance by either party with any of the agreements or conditions contained in the merger agreement, except for the requirements of ConnectOne shareholder approval, FLIC shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination
Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:
1.
by mutual agreement of ConnectOne and FLIC;

2.
by either FLIC or ConnectOne:

i.
if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action, provided, however, that the right to terminate the merger agreement pursuant to this circumstance shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of, or materially contributed to, such action;;

ii.
if the merger is not consummated on or before September 4, 2025, or such later date as shall have been agreed to in writing by ConnectOne and FLIC, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

iii.
if ConnectOne’s or FLIC’s shareholders fail to vote for the required approvals;

iv.
if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

v.
if the other party materially breaches any covenant in the merger agreement and such breach has not been cured within 30 days or by its nature cannot be cured prior to September 4, 2025, provided the terminating party is not then in material breach of any representation, warranty, covenant or other agreement in the merger agreement;

3.
by FLIC if, prior to receipt of FLIC’s Shareholder Approval, FLIC has received an unsolicited bona fide written acquisition proposal that FLIC’s board of directors concludes in good faith is more favorable from a financial point of view to its shareholders than the merger (a “Superior Proposal”) and has entered into an acquisition agreement with respect to the Superior Proposal and paid the applicable termination fee prior to terminating the merger agreement;

4.
by ConnectOne (i) if prior to receipt of the FLIC’s Shareholder Approval, FLIC’s Board of Directors has (A) approved, adopted, endorsed or recommended any acquisition proposal from a third party, (B) failed to make or withdraws the board recommendation to FLIC’s shareholders to approve the FLIC merger proposal, (C) breaches its obligations of non-solicitation set forth in the merger agreement in any material respect, or (D) in response to the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of FLIC’s common stock, recommends that the FLIC shareholders tender their shares in such tender or exchange (in each case, a “fiduciary out”) or (ii) any other event occurs that gives rise to the payment of a termination fee pursuant the merger agreement.

Termination Fees
FLIC has agreed to pay ConnectOne a termination fee of $11.8 million if:
•
ConnectOne terminates the agreement pursuant to paragraph 4, above; or

•
an acquisition proposal or intention to make an acquisition proposal being made directly to FLIC’s shareholders or otherwise publicly disclosed, communicated or made known to any FLIC director or member of senior management and (A) the merger agreement is thereafter terminated (1) by either party pursuant to paragraph 3 or 4, above, or (2) by ConnectOne due to a willful breach by FLIC and (B) within 12 months following such termination FLIC enters into a definitive agreement with respect to an acquisition proposal. For purposes of this paragraph, the term “acquisition proposal” shall have the meaning ascribed in Section 5.03(e)(i) of the merger agreement except that references to “25%” shall be replaced by “50%”.

Nasdaq Listing
The parties’ obligation to complete the merger is subject to the condition that the ConnectOne common stock issuable in the merger be authorized for listing on Nasdaq.
Expenses
Each of ConnectOne and FLIC will pay all costs and expenses that each incurs in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.
Exchange of Stock Certificates
The conversion of FLIC common stock into the right to receive ConnectOne common stock will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the exchange agent designated by ConnectOne will send to all persons who were shareholders of FLIC immediately prior to the consummation of the merger a transmittal form, along with instructions, to use in exchanging FLIC stock certificates (which, for purposes of the joint proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) for stock certificates of the combined company, as well as for cash in lieu of fractional shares. The exchange agent will mail certificates representing shares of the common stock of the combined company and checks for cash in lieu of fractional share interests to such persons as soon as reasonably possible following the closing and its receipt of certificates representing former shares of FLIC common stock and other related documentation required by the exchange agent.
If an old certificate for FLIC common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by ConnectOne or the exchange agent, the posting of a bond in an amount as ConnectOne or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of FLIC of FLIC common stock that were issued and outstanding immediately prior to the effective time.
FLIC shareholders should not submit their FLIC stock certificates with the enclosed proxy card.
Until the merger has been consummated and the certificates representing shares of FLIC common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on ConnectOne’s common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of FLIC common stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the applicable number of shares of the combined company’s common stock (and cash in lieu of fractional shares).
None of the parties will be liable to any FLIC shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
No fractional shares of ConnectOne’s common stock will be issued to any shareholder of FLIC upon completion of the merger. For each fractional share that would otherwise be issued, ConnectOne will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on Nasdaq for the 10 consecutive trading days ending on the third trading day prior to the date on which the merger is consummated. All shares of FLIC common stock held by a former FLIC shareholder immediately prior to the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.
Regulatory Approvals
Completion of the merger and the bank merger requires notice to and a waiver or approval by the Federal Reserve Board and approval by the FDIC and the New Jersey Department of Banking and Insurance. Approval or the issuance of a waiver by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to FLIC’s shareholders. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on October 31, 2024 and the request for waiver from the requirement to submit an application to the Federal Reserve Board was submitted on November 25, 2024. Approvals and waivers are pending. We cannot assure you that the necessary regulatory approvals or waivers will be granted, or that they will be granted on a timely basis without conditions unacceptable to the parties.
Legal Proceedings
From time to time, FLIC is involved as plaintiff or defendant in various legal proceedings arising in the ordinary course of business. At December 20, 2024, FLIC was not involved in any legal proceedings, the outcome of which it believes would be material to its financial condition or results of operations.

Interests of Certain ConnectOne Directors and Executive Officers in the Merger
In considering the recommendation of the ConnectOne board of directors to vote for the ConnectOne share issuance proposal, ConnectOne stockholders should be aware that the directors and executive officers of ConnectOne may have interests in the merger that are different from, or in addition to, the interests of ConnectOne stockholders generally and that may create potential conflicts of interest. The ConnectOne board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to ConnectOne stockholders that they vote for the ConnectOne share issuance proposal.
ConnectOne Outstanding Equity Awards To Remain Outstanding
The restricted stock and deferred stock units of ConnectOne common stock (collectively, the “ConnectOne equity awards”) held by ConnectOne’s directors and executive officers immediately prior to the effective time will not be impacted by the merger and will continue to be outstanding following the effective time, subject to the same terms and conditions that were applicable to such awards before the effective time. The closing of the merger will not constitute a change in control for purposes of the ConnectOne equity awards held by ConnectOne’s employees, including those held by ConnectOne executive officers. As such, the merger will not result in ConnectOne’s directors or executive officers receiving any enhanced, accelerated or additional vesting or other entitlements with respect to their ConnectOne equity awards.
Membership on the Boards of Directors of ConnectOne and ConnectOne Bank; ConectOne Executive Officers
The members of the boards of directors of ConnectOne and ConnectOne Bank will continue to constitute the boards of directors of the resulting entities following the merger, with the addition of: (i) Christopher Becker, the current FLIC President and Chief Executive Officer, and (ii) two additional individuals from FLIC’s existing Board of Directors selected by ConnectOne. In addition, the executive officers of ConnectOne and ConnectOne Bank will continiue to serve as the executive officers of the resulting entities in the mergers.
Interests of FLIC’s Directors and Executive Officers in the Merger
In considering the recommendations of the FLIC board to vote for the merger proposal, FLIC shareholders should be aware that FLIC’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of FLIC shareholders generally and that may create potential conflicts of interests. These interests are described below, to the extent they are material and known to FLIC. The FLIC board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in determining to recommend that FLIC shareholders vote to approve the merger proposal.
Treatment of Time-Based Restricted Stock Units
Each award of time-based restricted stock units with respect to FLIC common stock outstanding immediately prior to the effective time of the merger will fully vest and will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement.
The following table sets forth the number of unvested time-based restricted stock units held by each executive officer of FLIC as of September 4, 2024, the date the merger agreement was executed, that are anticipated to vest in connection with the merger. The estimated aggregate value of the unvested time-based restricted stock unit award is based on (i) $12.34 (the average closing market price of FLIC common stock over the first five (5) business days following the public announcement of the merger beginning on September 6, 2024), multiplied by (ii) the number of time-based restricted stock units anticipated to vest in connection with the merger. The directors of FLIC hold time-based restricted stock units that will fully vest in April 2025, which is prior to the anticipated closing date of the merger.

Executive Officers	Unvested, Time-Based Restricted Stock Units (#)	Estimated Time-Based Restricted Stock Units Value ($)
Christopher Becker	31,451	388,105
Tanweer Ansari	7,511	92,686
Christopher Hilton	8,932	110,221
Richard Perro	8,069	99,571
Susanne Pheffer	9,069	111,911
Michael Spolarich	8,069	99,571
Janet Verneuille	9,136	112,738
Treatment of Performance-Based Restricted Stock Units
Each award of performance-based restricted stock units with respect to FLIC common stock will fully vest at the target level of achievement and will be exchanged for the merger consideration and will be treated as issued and outstanding shares of FLIC common stock for purposes of the merger agreement.
The following table sets forth the number of unvested performance-based restricted stock units held by each executive officer of FLIC as of September 4, 2024, the date the merger agreement was executed, that will vest in connection with the merger. The estimated aggregate value of the unvested performance-based restricted stock unit award is based on (i) $12.34 (the average closing market price of FLIC common stock over the first five (5) business days following the public announcement of the merger beginning on September 6, 2024), multiplied by (ii) the number of performance-based restricted stock units that will vest in connection with the merger. The directors of FLIC do not hold any performance-based restricted stock units.
Executive Officers	Unvested, Performance-Based Restricted Stock Units (#)	Estimated Performance-Based Restricted Stock Units Value ($)
Christopher Becker	18,977	234,176
Tanweer Ansari	4,744	58,541
Christopher Hilton	5,662	69,869
Richard Perro	5,050	62,317
Susanne Pheffer	5,050	62,317
Michael Spolarich	5,050	62,317
Janet Verneuille	5,815	71,757
Employment Agreements
Christopher Becker, Tanweer Ansari, Christopher Hilton, Richard Perro, Susanne Pheffer, Michael J. Spolarich, and Janet Verneuille are each party to an employment agreement that provides benefits in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason” (as defined in each employment agreement), including the occurrence of such termination events following a change in control. In the event of a change in control followed by an involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, each executive will be entitled to receive a lump sum cash severance benefit payable as a multiple of both base salary and target annual cash incentive for the year in which the change in control occurs (three times for Mr. Becker and two times for the other executives) in addition to a cash payment in lieu of continued medical, dental and vision insurance for thirty-six (36) months for Mr. Becker (and twenty-four (24) months for the other executives).

The merger will constitute a change in control under these employment agreements. . For an estimate of the amount that would be payable to each named executive officer, see “— Potential Payments and Benefits to FLIC’s Named Executive Officers in Connection with the Merger” below.
Change in Control Agreements with Other Officers
FLIC has entered in change in control agreements with certain other officers. The change in control agreements provide that, in the event the officer is involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the change in control agreement) or voluntarily terminates for “good reason” (as defined in the change in control agreement) on or after a change in control, the officer will be entitled to a lump sum cash payment equal to (i) one times the officer’s current base salary, and (ii) continuation of medical and dental insurance (or the value thereof) for twelve (12) months. In no event may any compensation payable under the change in control agreements constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such payment will be payable in a lump sum within thirty (30) days following the executive officer’s date of termination of employment.
Indemnification and Insurance; Directors and Officers
Pursuant to the merger agreement, following the effective time of the merger, ConnectOne will indemnify and hold harmless each present and former officer, director or employee of FLIC and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of FLIC or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, to the fullest extent that FLIC would have been permitted to do so under its certificate of incorporation and bylaws and any applicable law, provided that the indemnified party is not a plaintiff in any action or proceeding against ConnectOne (as successor to FLIC), or FLIC’s board of directors, that is pending at or after the effective time.
ConnectOne has also agreed, following the closing, to advance expenses as incurred by such indemnified party to the fullest extent such persons are entitled to advancement of expenses under applicable state or federal law, upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification.
In addition, ConnectOne has agreed, following the effective time, to maintain the current directors’ and officers’ liability insurance policy of FLIC, subject to certain exceptions, for six years after the effective time with respect to claims against such directors, officers and employees arising from facts or events that occurred before the effective time; provided that, ConnectOne is not obligated to pay, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of the merger agreement by FLIC for such insurance.
Membership on the Boards of Directors of ConnectOne and ConnectOne Bank
The boards of directors of ConnectOne and ConnectOne Bank following the merger will consist of the current members of each respective board, with the addition of: (i) Christopher Becker, the current FLIC President and Chief Executive Officer, and (ii) two additional individuals from FLIC’s existing Board of Directors selected by ConnectOne. ConnectOne is currently evaluating the members of the board of FLIC, and has not yet determined which members to ask to join the ConnectOne board at closing.
New Vice Chairman Agreement with Mr. Becker
Mr. Becker will become Vice Chairman of ConnectOne and ConnectOne Bank pursuant to the terms of a Vice Chairman and Separation Agreement, which ConnectOne and Mr. Becker will enter into at the closing of the merger. Under the terms of the agreement, Mr. Becker will serve as Vice Chair, and will receive an annual cash retainer fee of $180,000 per year, in addition to receiving standard ConnectOne board fees, committee fees and equity awards. In addition, ConnectOne agrees to nominate Mr. Becker for election for three successive terms on the ConnectOne board, and to elect him to the ConnectOne Bank board for three successive terms, unless doing so would be inconsistent with the Board’s fiduciary duty. If the Board fails to nominate Mr. Becker, ConnectOne must pay Mr. Becker the compensation he would have received through the full term of the agreement. If shareholders decline to elect Mr. Becker, the agreement will terminate and he will not be entitled to any additional compensation. ConnectOne may also terminate the agreement, and Mr. Becker’s board service, for “cause”, as defined in the agreement, and he will not be entitled to any additional compensation.
Potential Payments and Benefits to FLIC’s Named Executive Officers in Connection with the Merger
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires the disclosure of certain information about specific types of compensation for each of FLIC’s named executive officers that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to FLIC’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of FLIC common stock, as described in the section entitled “The Merger — Interests of FLIC’s Directors and Executive Officers in the Merger.”
The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:
•
The relevant price per share of the FLIC common stock is $12.34, which is the average closing price per share of FLIC common stock as reported on the Nasdaq over the first five business days following the first public announcement of the merger on September 5, 2024;

•
The Effective Time as referenced in this section occurs on May 31, 2025, which is the assumed date of the effective time solely for purposes of the disclosure in this section; and

•
ConnectOne will (or will cause) the employment of each of FLIC’s named executive officers to be terminated without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the applicable agreements), in either case immediately following the merger.

The amounts in the tables below do not include amounts that FLIC’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below:
Named Executive Officers	Cash(1) ($)	Equity(2) ($)	Total ($)
Christopher Becker	3,273,129	622,281	3,895,410
Janet T. Verneuille	1,277,920	184,495	1,462,415
Christopher J. Hilton	1,209,977	180,090	1,390,067
Susanne Pheffer	1,112,658	174,228	1,286,886

(1)
Represents the estimated cash amount payable pursuant to the terms of each named executive officer’s employment agreement, each of which is considered a “double trigger” agreement because the amount is payable only if the named executive officer’s employment is terminated without “cause” or for “good reason” following a “change in control” of FLIC (as such terms are defined in the respective employment agreements). For more information regarding these payments, see “Interests of FLIC’s Directors and Executive Officers in the Merger — Current Agreements and Benefit Plans with FLIC’s Executive Officers” above. The following is a break-out of the amounts reported in the above table:

	Cash Severance ($)	Cash in lieu of 2025 Cash Bonus/Equity Awards ($)	Cash in lieu of Continued Insurance Benefits ($)	Total Cash ($)
Christopher Becker	2,790,000	387,500	95,629	3,273,129
Janet T. Verneuille	1,064,000	142,500	71,420	1,277,920
Christopher J. Hilton	1,036,000	138,750	35,227	1,209,977
Susanne Pheffer	924,000	123,750	64,908	1,112,658

(2)
Represents the estimated value of the unvested performance-based restricted stock unit awards (at target), and unvested time-based restricted stock units that are anticipated to become vested at the effective time, which are considered a “single trigger” benefit because under the merger agreement they are payable upon a change in control of FLIC without regard to termination of employment. For more information regarding these payments, see “Interests of FLIC’s Directors and Executive Officers in the Merger — Treatment of Performance-Based Restricted Stock Units” and “Interests of FLIC’s Directors and Executive Officers in the Merger — Treatment of Time-Based Restricted Stock Units” above. The following is a break-out of the amounts reported in the above table:

	Performance- Based Restricted Stock Units ($)	Time-Based Restricted Stock Units ($)	Total Equity ($)
Christopher Becker	234,176	388,105	622,281
Janet T. Verneuille	71,757	112,738	184,495
Christopher J. Hilton	69,869	110,221	180,090
Susanne Pheffer	62,317	111,911	174,228

(3)
The payments set forth in the table do not take into account any reduction to avoid an excess parachute payment.

Accounting Treatment
ConnectOne and FLIC prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of FLIC by ConnectOne under the acquisition method of accounting, and ConnectOne will be treated as the acquirer for accounting purposes.
Material United States Federal Income Tax Consequences of the Merger
This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of FLIC common stock who exchange shares of FLIC common stock for shares of ConnectOne common stock pursuant to the merger.
For purposes of this discussion, a U.S. holder is a beneficial owner of FLIC common stock who for United States federal income tax purposes is:
1.
an individual who is a citizen or resident of the United States;

2.
a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

3.
a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

4.
an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds FLIC common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding FLIC common stock, you should consult your tax advisor.
This discussion addresses only those FLIC shareholders that hold their FLIC common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular FLIC shareholders in light of their individual circumstances or to FLIC shareholders that are subject to special rules, such as:
1.
financial institutions;

2.
investors in pass-through entities;

3.
insurance companies;

4.
tax-exempt organizations;

5.
dealers in securities;

6.
traders in securities that elect to use a mark-to-market method of accounting;

7.
persons that hold FLIC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

8.
certain expatriates or persons that have a functional currency other than the U.S. dollar;

9.
persons who are not U.S. holders; and

10.
shareholders who acquired their shares of FLIC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.
The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
ConnectOne and FLIC have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by ConnectOne and FLIC, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications to be contained in the opinion of Windels Marx Lane & Mittendorf, LLP to be delivered at closing and the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this joint proxy statement/prospectus, it is the opinion of Windels Marx Lane & Mittendorf, LLP , counsel to ConnectOne, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
The obligation of ConnectOne and FLIC to complete the merger is conditioned upon the receipt at closing of an opinion from Windels Marx Lane & Mittendorf, LLP to the effect that the merger will, for federal income tax purposes, qualify as a reorganization based upon customary representations made by ConnectOne and FLIC. This opinion will not be binding on the Internal Revenue Service or the courts. ConnectOne and FLIC have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each FLIC shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to U.S. Holders of FLIC Common Stock if the Merger Qualifies as a Reorganization Under Section 368(a) of the Code.   If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:
1.
no gain or loss will be recognized by U.S. holders receiving shares of ConnectOne common stock in exchange for shares of FLIC common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in ConnectOne common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of ConnectOne Common Stock” below);

2.
the aggregate basis of the ConnectOne common stock received in the merger will be the same as the aggregate basis of the FLIC common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in ConnectOne common stock for which cash is received; and

3.
the holding period of ConnectOne common stock received in exchange for shares of FLIC common stock will include the holding period of the FLIC common stock for which it is exchanged.

Cash Received Instead of a Fractional Share of ConnectOne Common Stock.   A U.S. holder of FLIC common stock who receives cash instead of a fractional share of ConnectOne common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of ConnectOne common stock for cash. As a result, a U.S. holder of FLIC common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting.   Payments of cash to a holder of FLIC common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to ConnectOne and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.
Tax Consequences if the Merger Fails to Qualify as a Reorganization.   If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder of FLIC common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of ConnectOne common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of FLIC common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of FLIC common stock exchanged in the merger.
Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, FLIC will be subject to tax on the deemed sale of its assets transferred to ConnectOne, with gain or loss for this purpose measured by the difference between FLIC’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of ConnectOne common stock plus liabilities assumed in the merger, and ConnectOne will become liable for any tax liability of FLIC resulting from the merger.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are urged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

No Appraisal Rights
Neither the shareholders of FLIC nor the shareholders of ConnectOne will have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.
Voting Agreements
In connection with the merger agreement, ConnectOne and FLIC each entered into voting agreements with each other’s respective directors and Chief Financial Officers, in each case in their capacities as shareholders. Pursuant to the terms of the voting agreements, each of these directors and officers has agreed to vote the shares of common stock they own in favor of the merger agreement, subject to the exceptions set forth in the voting agreements. This voting commitment does not impact any action that a person may be obligated to take in such person’s capacity as a director of ConnectOne or FLIC, as the case may be. As of the record date for the ConnectOne special meeting, the directors and Chief Financial Officer of ConnectOne beneficially owned a total of 6.0% of ConnectOne’s outstanding common stock. As of the record date for the FLIC special meeting, the directors and Chief Financial Officer of FLIC beneficially owned a total of 5.0% of FLIC’s outstanding common stock.

INFORMATION ABOUT FLIC
Financial and other information relating to FLIC is set forth in FLIC’s 2023 Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement/prospectus, and elsewhere in this joint proxy statement/prospectus. FLIC will furnish you with copies of the documents incorporated by reference in this joint proxy statement/prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 110.
INFORMATION ABOUT CONNECTONE
Financial and other information relating to ConnectOne is set forth in ConnectOne’s 2023 Annual Report on Form 10-K, which is incorporated by reference in this joint proxy statement/prospectus, and elsewhere in this joint proxy statement/prospectus. ConnectOne will furnish you with copies of the documents incorporated by reference in this joint proxy statement/prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 110.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION
The following unaudited pro forma condensed combined consolidated financial information and explanatory notes present how the combined financial statements of ConnectOne and FLIC may have appeared had the businesses actually been combined. The unaudited pro forma condensed combined consolidated financial information presented reflects that, at the effective date of the merger, each share of FLIC common stock will be converted into the right to receive 0.5175 shares of ConnectOne common stock. The unaudited pro forma condensed combined consolidated financial information shows the impact of the merger of ConnectOne and FLIC on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with ConnectOne treated as the acquirer. Under this method of accounting, the assets and liabilities of FLIC will be recorded by ConnectOne at their estimated fair values as of the date the merger is completed.
The unaudited pro forma condensed combined consolidated balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2024. The unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2024 and year ended December 31, 2023, give effect to the merger as if these transactions had been completed on January 1, 2023.
The unaudited pro forma condensed combined consolidated financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined consolidated financial information are preliminary and are subject to revision. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future.
The information presented below should be read together with the historical consolidated financial statements of ConnectOne and FLIC, including the related notes, incorporated by reference in this joint proxy statement/prospectus (refer to the Section “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” for additional information) and together with the consolidated historical financial information for ConnectOne and FLIC and the other pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONDITION
	September 30, 2024
(in thousands)	ConnectOne Bancorp, Inc. (“CNOB”)	The First of Long Island Corporation (“FLIC”)	Accounting Adjustments	Subordinated Debenture Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$247,248	$78,568	$—	$98,000 (1)	$423,816
Investment & equity securities	667,112	659,696	—		1,326,808
Loans receivable	8,111,976	3,238,497	(210,004)(2)	—	11,140,469
Less: Allowance for loan losses	82,494	28,647	37,091(3)	—	148,232
Net loans receivable	8,029,482	3,209,850	(247,095)	—	10,992,237
Goodwill	208,372	220	40,453(4)	—	249,045
Core deposit intangibles	4,935	—	78,500(5)	—	83,435
Other assets	482,454	253,145	47,658(6)	—	783,257
Total assets	$9,639,603	$4,201,479	$(80,484)	$98,000	$13,858,598
LIABILITIES
Deposits:
Noninterest-bearing	$1,262,568	$1,121,871	$—	$—	$2,384,439
Interest-bearing	6,261,537	2,205,193	(882)(7)	—	8,465,848
Total deposits	7,524,105	3,327,064	(882)	—	10,850,287
Borrowings	742,133	445,000	1,828(8)	—	1,188,961
Subordinated debentures, net of debt issuances costs	79,818	—	—	98,000(1)	177,818
Other liabilities	54,051	40,834	3,098(9)	—	97,983
Total liabilities	8,400,107	3,812,898	4,044	98,000	12,315,049
STOCKHOLDERS’ EQUITY
Preferred stock	110,927	—	—	—	110,927
Common stock and additional paid-in capital	621,941	81,410	244,339(10)	—	947,690
Retained earnings	619,497	355,541	(377,237)(11)	—	597,801
Treasury stock	(76,116)	—	—	—	(76,116)
Accumulated other comprehensive loss	(36,753)	(48,370)	48,370	—	(36,753)
Total stockholders’ equity	1,239,496	388,581	(84,528)	—	1,543,549
Total liabilities and stockholders’ equity	$9,639,603	$4,201,479	$(80,484)	$98,000	$13,858,598

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT OF INCOME
	For the Year Ended December 31, 2023
in thousands, except for per share data	ConnectOne Bancorp, Inc. (“CNOB”)	The First of Long Island Corporation (“FLIC”)	Accounting Adjustments	Subordinated Debenture Adjustments	Pro Forma
Interest income
Interest and fees on loans	$453,992	$127,866	$42,001(12)	$—	$623,859
Other interest income	36,073	27,617	13,073(13)	—	76,763
Total interest income	490,065	155,483	55,074	—	700,622
Interest expense
Deposits	206,176	51,431	(294)(14)	—	257,313
Borrowings	28,783	17,187	609(15)	9,150(16)	55,729
Total interest expense	234,959	68,618	315	9,150	313,042
Net interest income	255,106	86,865	54,759	(9,150)	387,580
Provision for credit losses	8,200	(326)	25,869(17)	—	33,743
Net interest income after provision for credit losses	246,906	87,191	28,890	(9,150)	353,837
Noninterest income	14,001	6,336	—	—	20,337
Noninterest expenses
Salaries and employee benefits	88,223	37,373	—	—	125,596
Amortization of core deposit intangibles	1,438	—	14,273(18)	—	15,711
Other expenses	54,288	26,686	4,310(19)	—	85,284
Total noninterest expenses	143,949	64,059	18,583	—	226,591
Income before income tax expense	116,958	29,468	10,307	(9,150)	147,583
Income tax expense	29,955	3,229	2,897(20)	(2,572)(20)	33,509
Net income	$87,003	$26,239	$7,410	$(6,578)	$114,074
Preferred dividends	6,036	—	—	—	6,036
Net income available to common stockholders	$80,967	$26,239	$7,410	$(6,578)	$108,038
Earnings per common share:
Basic	$2.08	$1.16			$2.13
Diluted	2.07	1.16			2.12
Weighted average number of common shares outstanding:
Basic	38,913	22,551	(10,696)(21)	—	50,768
Diluted	38,962	22,633	(10,735)(21)	—	50,860

	Nine Months Ended September 30, 2024
in thousands, except for per share data	ConnectOne Bancorp, Inc. (“CNOB”)	The First of Long Island Corporation (“FLIC”)	Accounting Adjustments	Subordinated Debenture Adjustments	Pro Forma
Interest income
Interest and fees on loans	$359,513	$102,679	$31,500(12)	$—	$493,692
Other interest income	30,343	23,573	9,805(13)	—	63,721
Total interest income	389,856	126,252	41,305	—	557,413
Interest expense
Deposits	186,278	54,385	(221)(14)	—	240,442
Borrowings	20,952	16,675	457(15)	6,862(16)	44,946
Total interest expense	207,230	71,060	236	6,862	285,388
Net interest income	182,626	55,192	41,069	(6,862)	272,025
Provision for credit losses	10,300	740	—	—	11,040
Net interest income after provision for credit losses	172,326	54,452	41,069	(6,862)	260,985
Noninterest income	12,984	8,848	—	—	21,832
Noninterest expenses
Salaries and employee benefits	67,809	29,169	—	—	96,978
Amortization of core deposit intangibles	939	—	10,705(18)	—	11,644
Other expenses	44,552	20,337	—	—	64,889
Total noninterest expenses	113,300	49,506	10,705	—	173,511
Income before income tax expense	72,010	13,794	30,364	(6,862)	109,306
Income tax expense	18,588	(38)	8,535(20)	(1,929)(20)	25,156
Net income	53,422	13,832	21,829	(4,933)	84,150
Preferred dividends	4,527	—	—	—	4,527
Net income available to common stockholders	$48,895	$13,832	$21,829	$(4,933)	$79,623
Earnings per common share:
Basic	$1.27	$0.61			$1.59
Diluted	1.27	0.61			1.58
Weighted average number of common shares outstanding:
Basic	38,377	22,520	(10,681)(21)	—	50,216
Diluted	38,458	22,608	(10,723)(21)	—	50,343

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1)
Reflects net proceeds of $98.0 million, net of $2.0 million of estimated issuance costs, resulting from a $100.0 million CNOB subordinated debenture issuance.

(2)
Reflects $172.0 million interest rate mark on the loan portfolio, $25.9 million non-purchased credit-deteriorated (“PCD”) day-1 credit fair value mark and the elimination of $12.1 million of FLIC net deferred costs. Accretable credit and interest rate marks are recognized over the expected life of the loans.

(3)
Reflects $39.9 million in nonaccretable credit marks associated with PCD loans, $28.7 million reversal of the FLIC allowance for credit losses and $25.9 million of non-PCD day-1 allowance for credit losses.

(4)
Reflects $40.7 million in preliminary goodwill for the business transaction less the $0.2 million elimination of FLIC goodwill. The following table sets forth a preliminary allocation of estimated merger considerations to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of FLIC’s unaudited consolidated statement of financial condition as of September 30, 2024, based on the common stock price of CNOB as of November 29, 2024. A sensitivity analysis assuming a 10% increase and 10% decrease in the common stock price of CNOB from the November 29, 2024 baseline with its impact on the pro forma goodwill. We updated the common stock price in order to more accurately estimate goodwill created in the transaction.

in thousands, except for share and per share data	Estimated Purchase Price Allocation	10% increase to CNOB Common Stock Price	10% decrease to CNOB Common Stock Price
The First Long Island Corporation Common Shares	22,532,080	22,532,080	22,532,080
FLIC unvested restricted stock unit awards	357,595	357,595	357,595
Total shares to be exchanged	22,889,675	22,889,675	22,889,675
Exchange ratio	0.5175x	0.5175x	0.5175x
ConnectOne Bancorp, Inc. shares issued	11,845,407	11,845,407	11,845,407
ConnectOne Bancorp, Inc. common stock price at 11/29/24	$27.50x	$30.25x	$24.75x
Common stock issued in acquisition	$325,749	$358,324	$293,174
Assets aquired:
Cash and cash equivalents	$78,568	$78,568	$78,568
Investment securities	659,696	659,696	659,696
Loans, net	2,988,625	2,988,625	2,988,625
Core deposit intangibles	78,500	78,500	78,500
Other assets	293,531	293,531	293,531
Total assets acquired	4,098,920	4,098,920	4,098,920
Liabilities assumed:
Deposits	3,326,182	3,326,182	3,326,182
Borrowings	446,828	446,828	446,828
Other liabilities	40,834	40,834	40,834
Total liabilities assumed	3,813,844	3,813,844	3,813,844
Net assets acquired	$285,076	$285,076	$285,076
Goodwill recorded in acquisition	$40,673	$73,248	$8,098

(5)
Reflects the estimate of core deposit intangibles, which is amortized over the sum-of-the-years’ digits for 10 years.

(6)
Reflects the estimate of net deferred tax assets related to the estimated fair value purchase accounting adjustments along with the net tax impact related to the recording of the core deposit tangible. The following table shows the components to calculating the net deferred tax assets using a rate of 28.11%. The rate is calculated based on the federal statutory corporate tax rate of 21% and the New Jersey statutory corporate tax rate of 9%, with the combined rate of 28.11% after recognizing the federal benefit of state taxes paid.

Deferred Tax Asset Impact
dollars in thousands	September 30, 2024
Fair value of purchase accounting adjustments	$(222,171)
Non-PCD day-1 allowance for credit losses	(25,869)
Core deposit intangibles created	78,500
Total items subject to tax impact	$(169,540)
Utilized tax rate	28.11% x
Net deferred tax asset impact	$47,658

(7)
Reflects the estimated fair value on time deposits, which amortizes based upon the maturities of the deposit liabilities.

(8)
Reflects the estimated fair value on borrowings, which amortizes based upon the maturities of the borrowings liabilities.

(9)
Reflects the accrual of additional transaction costs of $4.3 million to be incurred by CNOB subsequent to September 30, 2024 and a related $1.2 million decrease to current taxes payable utilizing a tax rate of 28.11%. Previously incurred transaction costs of $0.7 million are included in the historical income statement of CNOB for the nine months ended September 30, 2024.

(10)
Reflects issuance of $325.7 million of common stock issued by CNOB in exchange for FLIC shares and the elimination of $81.4 million of FLIC’s common stock and additional paid-in capital.

(11)
Reflects the elimination of $355.5 million of FLIC’s retained earnings, $18.6 million after-tax non-PCD day-1 provision for credit losses, and $3.1 million in after-tax additional transaction costs as described in footnote (9). The tax rate utilized for after-tax adjustments was 28.11%, as described in footnote (6).

(12)
Accruing yield adjustment for the estimated fair value marks and resultant impact on interest income, which does not include the nonaccretable PCD mark. The adjustments are recognized over the expected life of the loans.

(13)
Accruing yield adjustment for interest income in investment securities. The adjustments are recognized over the expected life of the securities.

(14)
Accruing yield adjustment for the estimated fair value marks and resultant impact on interest expense on time deposits. The adjustments are recognized over the life of those liabilities.

(15)
Accruing yield adjustment for the estimated fair value marks and resultant impact on interest expense on borrowings. The adjustments are recognized over the life of those liabilities.

(16)
Reflects estimated interest expense on the $100.0 million subordinated debenture issuance utilizing a coupon of 8.75% and the amortization of issuance fees (2% of gross proceeds) over 5 years.

(17)
Reflects estimated non-PCD day 1 provision for credit losses.

(18)
Reflects the estimated net increase in amortization of other intangible assets from the acquired other intangible assets amortized over sum-of-years-digits’ over 10 years.

(19)
Reflects the accrual of additional transaction costs of $4.3 million to be incurred by CNOB subsequent to September 30, 2024. Previously incurred transaction costs of $0.7 million are included in the historical income statement of CNOB for the nine months ended September 30, 2024.

(20)
Reflects income tax expense on adjustments utizling a tax rate of 28.11% for both the nine months ended September 30, 2024 and for the year ended December 31, 2023. See discussion of tax rate is footnote (6).

(21)
Reflects the number of basic and diluted common shares to be issued by CNOB in its purchase consideration for FLIC, which is comprised of FLIC common stock and the contractual acceleration of unvested restricted stock units being exchanged for CNOB common stock at an exchange ratio of 0.5175, less the elimination of the FLIC common shares outstanding.

DESCRIPTION OF CONNECTONE’S CAPITAL STOCK
ConnectOne’s restated certificate of incorporation provides that we may issue up to 105,000,000 shares of capital stock, of which 100,000,000 shares are designated as common stock, no par value, and 5,000,000 shares are designated as preferred stock, no par value. ConnectOne’s board of directors is authorized to issue the preferred stock from time to time in one or more classes or series, with such designations, preferences, rights and limitations as the board shall determine. We may increase our authorized shares of capital stock subsequent to the date of this prospectus. As of December 16, 2024 there are 38,370,317 shares of our common stock outstanding and 115,000 shares of Series A Preferred Stock are issued and outstanding. All outstanding shares of our common stock are fully paid and non-assessable. ConnectOne’s common stock is listed on the Nasdaq under the symbol “CNOB.” In addition, depository shares, each representing a 1/40th interest in a share of the Series A Preferred Stock, are listed on the Nasdaq under the symbol “CNOBP.”
ConnectOne has no options, warrants or other rights authorized, issued or outstanding other than restricted stock and restricted stock units granted under ConnectOne’s equity compensation plans.
Common Stock
The following description contains certain general terms of ConnectOne’s common stock.
Dividend Rights
The holders of ConnectOne’s common stock are entitled to dividends when, as, and if declared by the ConnectOne board of directors out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends or any other distributions to shareholders, if after giving effect to the distribution, either the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.
The primary source of dividends paid to ConnectOne’s shareholders is dividends paid to ConnectOne by ConnectOne Bank. Thus, as a practical matter, any restrictions on the ability of ConnectOne Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by ConnectOne. Under the New Jersey Banking Act of 1948, as amended, dividends may be paid by ConnectOne Bank only if, after the payment of each such dividend, the capital stock of ConnectOne Bank will be unimpaired and either ConnectOne Bank will have a surplus of not less than 50% of its capital stock or the payment of such dividend will not reduce ConnectOne Bank’s surplus. The payment of dividends is also dependent upon the Bank’s ability to maintain adequate capital ratios pursuant to applicable regulatory requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.
The dividend rights of holders of ConnectOne’s common stock are qualified and subject to the dividend rights of holders of ConnectOne’s Series A Preferred Stock and any additional series of preferred stock that may be issued in the future as described below in the section titled “Preferred Stock”.
Voting Rights
Each holder of ConnectOne’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.
Preemptive Rights
Holders of shares of ConnectOne’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of ConnectOne, subject to the rights and preferences, if any, of the holders of preferred stock, holders of ConnectOne’s common stock are entitled to share, ratably in proportion to the number of shares of common stock held by them, in the remaining assets of ConnectOne available for distribution to its shareholders.
Assessment and Redemption
All outstanding shares of ConnectOne’s common stock are fully paid and non-assessable. ConnectOne’s common stock is not redeemable at the option of the issuer or the holders thereof.
Transfer Agent
Broadridge Financial Solutions, Inc. is presently the transfer agent for ConnectOne’s common stock.
Listing
ConnectOne’s common stock is listed on Nasdaq under the symbol “CNOB.”
Preferred Stock
ConnectOne has 5,000,000 authorized shares of preferred stock typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. ConnectOne’s certificate of incorporation authorizes ConnectOne’s Board of Directors to issue new shares of ConnectOne’s preferred stock without further shareholder action. As of December 16, 2024, 115,000 of ConnectOne’s preferred shares were outstanding, all in one series, its Series A Preferred Stock described below.
ConnectOne’s certificate of incorporation gives the board of directors of ConnectOne authority to issue preferred stock from time to time in one or more classes or series thereof, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors of ConnectOne and stated and expressed in a resolution or resolutions thereof providing for the issuance of such preferred stock.
With respect to any class or series of preferred stock, ConnectOne’s certificate of incorporation allows the board of directors of ConnectOne at any time to determine:
•
the dividend rate on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, would be payable;

•
whether the shares of such class or series would be redeemable and, if so, the terms of redemption;

•
the rights of holders of shares of such class or series in the event of the liquidation, dissolution or winding up of ConnectOne, whether voluntary or involuntary, or any other distribution of its assets;

•
whether the shares of such class or series would be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

•
whether the shares of such class or series would be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

•
the extent of voting powers, if any, of the shares of such class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of ConnectOne’s common stock do not have preemptive rights with respect to any newly issued stock. ConnectOne’s board could adversely affect the voting power of holders of ConnectOne’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of ConnectOne that the Board of Directors does not believe to be in the best interests of its shareholders, the Board of Directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.

Series A Preferred Stock
ConnectOne currently has one outstanding series of preferred stock, its Series A Preferred Stock, with 115,000 shares outstanding.
Ranking
Shares of the Series A Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
•
senior to common stock and to any class or series of capital stock ConnectOne may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;

•
on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series A Preferred Stoc; and

•
junior to any class or series of capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock).

Dividends
Dividends on shares of the Series A Preferred Stock are discretionary and will not be cumulative. Holders of the Series A Preferred Stock will be entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of the board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2021 (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share.
If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including the original issue date to, but excluding, September 1, 2026 or the date of earlier redemption (the “fixed rate period”), at a rate of 5.25% per annum. If declared by board of directors or a duly authorized committee of board of directors, dividends will accrue from and including September 1, 2026 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to Five-Year Treasury Rate as of September 1, 2026 and each fifth anniversary of September 1, 2026, plus 4.42%.
Dividends on shares of the Series A Preferred Stock are not cumulative. Accordingly, if board of directors or a duly authorized committee of board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and ConnectOne will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
Priority of Dividends
The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that ConnectOne may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time the ConnectOne does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, ConnectOne may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until ConnectOne has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before ConnectOne may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:

•
no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (which includes ConnectOne’s common stock) (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

•
no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by ConnectOne, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

•
no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by ConnectOne, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
ConnectOne may, at its option, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on September 1, 2026, or on any dividend payment date on or after September 1, 2026, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share , plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends.
Liquidation Rights
In the event that ConnectOne voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series A Preferred Stock are entitled to receive out of ConnectOne’s assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of ConnectOne’s business and affairs, including the Series A Preferred Stock, and before ConnectOne makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of ConnectOne’s assets.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of ConnectOne’s assets or business, nor the consolidation or merger by ConnectOne with or into any other entity or by another entity with or into ConnectOne, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.
Voting Rights
Except as provided below and as determined by ConnectOne’s board of directors or a duly authorized committee of board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), shall have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of a total of two additional members of board of directors (which referred to as the “preferred directors”); provided that the of directors shall at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause ConnectOne to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which ConnectOne’s securities may be listed). In that event, the number of directors on the board of directors shall automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such special voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series A Preferred Stock and such special voting preferred stock, the holders of the Series A Preferred Stock and such special voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected shall terminate and the number of directors on ConnectOne’s board of directors shall automatically decrease by two.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of shareholders required by law or ConnectOne’s certificate of incorporation, as amended, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, shall be required to:
•
authorize, create, issue, or increase the authorized amount of any class or series of ConnectOne’s capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon ConnectOne’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of ConnectOne’s capital stock;

•
amend, alter, or repeal the provisions of ConnectOne’s certificate of incorporation, as amended, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; or

•
consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of ConnectOne’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.

When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon ConnectOne’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, shall not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by ConnectOne for the benefit of the holders of the Series A Preferred Stock to effect such redemption.
Depositary Shares
General
ConnectOne has outstanding a class of depository shares. Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock The depositary shares are generally entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent. As of September 30, 2024, there were 46,000,000 depositary shares issued. Our depositary receipts are listed on Nasdaq under the symbol “CNOBP.”

ANTI-TAKEOVER PROVISIONS
Provisions of New Jersey and federal law and the terms of the certificate of incorporation of ConnectOne contain provisions which could make a takeover or purchase of ConnectOne more difficult, even if a significant percentage of ConnectOne’s shareholders believe any such transaction is in their best interests. The following is a summary of these provisions:
Certificate of Incorporation
Provisions of ConnectOne’s certificate of incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of ConnectOne without negotiation with ConnectOne’s board of directors. The effect of these provisions is discussed briefly below.
The shares of ConnectOne’s common stock authorized by its certificate of incorporation but not issued provide ConnectOne’s board of directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. ConnectOne’s board of directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for ConnectOne’s preferred stock being issued, in an effort to deter attempts to gain control of ConnectOne.
New Jersey Shareholders Protection Act
A provision of New Jersey law, the New Jersey Shareholders’ Protection Act (the “Shareholders’ Protection Act”), prohibits certain transactions involving an “interested stockholder” and a resident domestic corporation. When used in reference to any such corporation, an “interested stockholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation.
The Shareholders’ Protection Act generally prohibits any business combination between an interested stockholder and a resident domestic corporation for a period of five years following that interested stockholder’s stock acquisition date unless: (a) that business combination is approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date or (b) the transaction(s) which caused the person to become an interested stockholder was approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date and any subsequent business combinations with that interested stockholder are approved by the corporation’s board of directors, provided that any such subsequent business combination is approved by (1) the board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholders, affiliates or associates of that interested stockholder, and (2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose. After the five-year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. Subject to further limitations, these conditions include: (a) a business combination approved by the corporation’s board of directors prior to that interested stockholder’s stock acquisition date; (b) a business combination approved by a vote of two-thirds of the voting stock not owned by the interested stockholder; (c) a business combination whereby its shareholders receive consideration in accordance with the Shareholders’ Protection Act; and (d) a business combination approved by the corporation’s board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholders, affiliates or associates of that interested stockholder prior to the consummation of the business combination and by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose if the transaction(s) with the interested stockholder which caused the person to become an interested stockholder was approved by the corporation’s board of directors prior to the consummation of such transaction(s).
Shareholders’ Nominations and Proposals
The procedures governing the submission of nominations for directors and other proposals by shareholders for consideration at a meeting may also have a deterrent effect on shareholder actions designed to result in a change of control of ConnectOne. ConnectOne’s bylaws require advance notice to ConnectOne’s corporate secretary regarding shareholder proposals and the nomination, other than by or at the direction of the ConnectOne board of directors or one of its committees, of candidates for election as directors. Such advance notice must be received by the corporate secretary not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.
Each such notice to the corporate secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the board of directors; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. ConnectOne may require any proposed nominee to furnish such other information as may reasonably be required by ConnectOne to determine the eligibility of such proposed nominee to serve as a director of ConnectOne.
Failure of any shareholder to provide the notice or information required by the foregoing provisions in a timely and proper manner shall permit ConnectOne’s board of directors to reject any such proposal or nomination.
Restrictions on Ownership
The Bank Holding Company Act requires any bank holding company (as defined therein) to obtain the approval of the Federal Reserve Board prior to acquiring more than five percent (5%) of ConnectOne’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire “control” of ConnectOne. A person is presumed to have “control’ if they control ten percent (10%) or more of ConnectOne’s outstanding common stock, and that presumption becomes irrebuttable if the person controls (25%) or more of ConnectOne’s outstanding common stock. Any entity, other than an individual and certain other exempt entities, that obtains “control” of ConnectOne will become subject to regulation as a bank holding company, under the Bank Holding Company Act.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, FLIC shareholders will be entitled to receive shares of ConnectOne common stock in exchange for their shares of FLIC common stock and they will cease to be FLIC shareholders. ConnectOne is organized under the laws of the State of New Jersey, and FLIC is organized under the laws of the State of New York. Following the merger, the rights of FLIC shareholders who become ConnectOne shareholders will be governed by the New Jersey Business Corporation Act, and will also then be governed by ConnectOne’s certificate of incorporation and its bylaws. ConnectOne’s certificate of incorporation and bylaws will be unaltered by the merger.
The following is a summary of the material differences between (1) the current rights of FLIC shareholders under the New York Business Corporation Law, FLIC’s certificate of incorporation and FLIC’s bylaws and (2) the current rights of ConnectOne shareholders under the NJBCA, ConnectOne’s certificate of incorporation and ConnectOne’s bylaws. ConnectOne and FLIC believe that this summary describes the material differences between the rights of ConnectOne shareholders as of the date of this joint proxy statement/prospectus and the rights of FLIC shareholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to FLIC’s and ConnectOne’s governing documents, which we urge you to read carefully and in their entirety. Copies of ConnectOne’s and FLIC’s governing documents have been filed with the SEC.
ConnectOne	FLIC
Authorized Capital Stock
ConnectOne’s certificate of incorporation authorize it to issue up to 100,000,000 shares of common stock, without par value, and 5,000,000 shares of preferred stock, which may be issued in one or more classes or series. In addition to the 38,370,317 shares of ConnectOne common stock outstanding on the record date, ConnectOne has established a class of preferred stock, the 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, No Par Value Per Share, (the “Series A Stock”), of which 115,000 shares, no par value, are outstanding, The Series A Stock is perpetual, with no maturity date	FLIC’s certificate of incorporation authorize it to issue up to 80,000,000 shares of common stock, par value $0.10 per share, As of the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, there were 22,545,524 shares of FLIC common stock issued and outstanding.
General Voting Standard
Each holder of ConnectOne’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors.	The holders of FLIC common stock are generally entitled to one vote per share.
Voting Standard for Election of Directors; Cumulative Voting

There is no cumulative voting in the election of directors.
Pursuant to the NJBCA, directors are elected by affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with ConnectOne’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such an event, the director’s resignation will become effective at the earlier of (i) the selection
Holders of FLIC common stock are entitled to cumulate their votes in the election of directors. This means that, for the election of directors, each share is entitled to a number of votes equal to the number of directors to be elected, and the holder of that share may cast all of such votes for a single director or may distribute them among the nominees for election, or for any two or more of them as such holder sees fit.

ConnectOne	FLIC
of a replacement director by the Board of Directors, or (ii) 90 days after certification of such shareholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires an affirmative vote of a majority of the votes cast at the Annual Meeting
Approval of the Merger Agreement
The majority vote of all outstanding shares entitled to vote thereon is required to approve the adoption of a plan of merger or acquisition.	The New York Business Corporation Law provides that for corporations in existence on February 22, 1998, including FLIC, two-thirds of the votes of all outstanding shares entitled to vote thereon is required to approve the adoption of a plan of merger or acquisition.
Classes Of Directors
ConnectOne’s board of directors is not classified; all directors are elected annually.	FLIC’s certificate of incorporation provides that FLIC board is divided into two classes, with the term of office of one class expiring each year. Each class of directors serves a two-year term.
Director Qualifications

ConnectOne’s Board of Directors shall consist of not less than five nor more than twenty-five directors, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors
No person shall be eligible to be elected or appointed as a director if he or she shall have attained the age of 75 years on or prior to the date of his or her election or appointment, unless serving as of as of April 21, 2015.
Under ConnectOne’s bylaws and NJBCA Section 14A:6-1(1), all directors on ConnectOne board must be at least eighteen years of age.
FLIC’s Board of Directors shall consist of not less than five nor more than twenty-five directors, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board of Directors; provided, however, that no decrease in number shall shorten the term of any incumbent director. Each Director shall at all times own at least such minimum number of shares as shall be required under the applicable guidelines promulgated by the Board of Directors from time to time.
Removal Of Directors

A director (including persons elected by directors to fill vacancies in the board) may be removed from office with or without cause by the vote of the holders of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.
The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent.
Any director or the entire Board of Directors may be removed at any time, but only for cause. “Cause” mean either (i) a felony conviction no longer subject to appeal; (ii) a final adjudication of negligent or improper conduct in the performance of the director’s duty; or (iii) a final order of removal from office no longer subject to review, duly issued by the appropriate federal banking agency

ConnectOne	FLIC
Filling Vacancies On The Board Of Directors; Newly Created Directorships
Vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the shareholders at a meeting called for the purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.	A vacancy, whether arising through death, resignation or removal for cause of a director or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of that class if only one such director remains, or by the majority vote of the remaining directors of the other class if there is no remaining member of the class in which the vacancy occurs. A director so elected to fill a vacancy shall serve until the next meeting of shareholders at which the election of directors is in the regular order of business, and until his successor has been duly elected and qualified.
Special Meetings of Shareholders
A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the Chief Executive Officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour, and purposes of the meeting.	A special meeting of the shareholders may be held at any time and for any purpose and may only be called by the President or the Board of Directors.
Notice of Shareholder Meetings
A written notice of each meeting of shareholders shall be given not less then ten nor more than sixty days before the meeting, to each shareholder entitled to vote at any meeting of the shareholders. Such notice shall be given by the secretary, or by an officer or person designated by the board of directors, or in the case of a special meeting by the officer calling the meeting.	There shall be mailed to each shareholder, shown by the books of the Corporation to be a holder of record of voting shares, at his or her address as shown by the books of the Corporation, a notice setting out the time and place of each annual meeting and each special meeting, which notice shall be mailed not less than ten (10) days nor more than sixty (60) days prior thereto. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.
Advance Notice Of Shareholder Proposals
ConnectOne’s bylaws require advance notice to ConnectOne’s corporate secretary regarding shareholder proposals and the nomination, other than by or at the direction of the ConnectOne	For nominations or other business to be properly brought before an annual meeting by a shareholder (1) the shareholder must have given timely notice thereof in writing to the Secretary (the “Notice”),

ConnectOne	FLIC

board of directors or one of its committees, of candidates for election as directors. Such advance notice must be received by the corporate secretary not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.
Each such notice to the corporate secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee if the proposal is a nomination to the board of directors; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; (vi) the consent of each nominee to serve as a director of the corporation if so elected and (vii) the name, address, principal occupation and ownership of the corporation of any other party having an interest in the proposal. ConnectOne may require any proposed nominee to furnish such other information as may reasonably be required by ConnectOne to determine the eligibility of such proposed nominee to serve as a director of ConnectOne.
Failure of any shareholder to provide the notice or information required by the foregoing provisions in a timely and proper manner shall authorize ConnectOne’s board of directors to reject any such proposal or nomination.
(2) such business must be a proper matter for shareholder action under the New York Business Corporation Law, (3) the Notice must include the information required by FLIC’s bylaws. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices not less than 90 days prior to the date of the Corporation’s proxy materials for the preceding year’s annual meeting of shareholders (“Proxy Statement Date”); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made

ConnectOne	FLIC
Inspection of Books and Records
Pursuant to NJBCA Section 14A:5-28, any person who shall have been a shareholder of record of ConnectOne for at least six months immediately preceding a demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least five (5) days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom. Additionally, upon the written request of any shareholder, ConnectOne must mail such shareholder its balance sheet as of the end of the preceding fiscal year, and its profit and loss surplus statement for such fiscal year.	Under Section 624 of the New York Business Corporation Law, any person who has been a FLIC shareholder of record, upon five days’ written demand, has the right to examine, in person, or by agent or attorney, the minutes of the proceedings of the shareholders and record of shareholders, and to make extracts from such minutes and records, during normal business hours and for any purpose reasonably related to such person’s interest as a shareholder. Additionally, upon the written request of a shareholder, FLIC must give or mail to such shareholder an annual balance sheet and profit and loss statement for the preceding fiscal year, and, if any interim balance sheet or profit and loss statement has been distributed to its shareholders or otherwise made available to the public, the most recent such interim balance sheet or profit and loss statement.
Dissenters’ Rights
Section 14A:11-1 of the NJBCA permits shareholders to dissent from a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all assets of a corporation not in the usual or regular course of business and obtain payment of the fair value of their shares if they follow certain statutorily defined procedures. However, unless the corporation’s certificate of incorporation otherwise provides, dissenters’ rights are not available with respect to certain transactions, including a merger or consolidation in which (i) a lass or series of the corporation’s shares are listed on a national securities exchange or are held by not less than 1,000 shareholders or (ii) the shareholder is to receive (x) cash, (y) shares as consideration that will be listed on a national securities exchange or be held by not less than 1,000 shareholders, or (z) cash and such securities.	Section 910 of the New York Business Corporation Law permits shareholders to dissent from a merger, consolidation, sale or disposition of all or substantially all the assets of a corporation or share exchange, if they follow certain statutorily defined procedures, and receive payment in the amount of the fair value of their shares of stock as of the day before the day on which such shareholders’ were entitled to vote on such plan of acquisition. However, dissenters’ rights do not apply in a merger to shareholders of (i) the parent corporation in a merger with its subsidiary; (ii) the surviving corporation, except in a merger pursuant to which certain specified changes to the rights are shares held by such shareholder are effected and (iii) shares listed on a national securities exchange at the record date for the vote to approve the merger. FLIC shareholders are not entitled to Dissenters Rights in the merger due to FLIC’s shares of common stock being listed on Nasdaq.
Anti-Takeover Provisions And Restrictions On Business Combinations
A provision of New Jersey law, the New Jersey Shareholders’ Protection Act (the “Shareholders’ Protection Act”), prohibits certain transactions involving an “interested shareholder” and a resident domestic corporation. When used in reference to any such corporation, an “interested shareholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of that corporation or who is an affiliate or associate of that corporation and at any time within the
FLIC’s certificate of incorporation prohibits any merger or other business combination between FLIC and any major shareholder unless:
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the business combination was approved by FLIC’s Board of Directors prior to the time the major shareholder that is involved in the business combination became a major shareholder and by at least 70% of our outstanding voting stock; or

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the major shareholder involved in the business combination sought and obtained the unanimous

ConnectOne	FLIC

five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of that corporation.
The Shareholders’ Protection Act generally prohibits any business combination between an interested shareholder and a resident domestic corporation for a period of five years following that interested shareholder’s stock acquisition date unless: (a) that business combination is approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date or (b) the transaction(s) which caused the person to become an interested shareholder was approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date and any subsequent business combinations with that interested shareholder are approved by the corporation’s board of directors, provided that any such subsequent business combination is approved by (1) the board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholdershareholders, affiliates or associates of that interested shareholder, and (2) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose. After the five-year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. Subject to further limitations, these conditions include: (a) a business combination approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date; (b) a business combination approved by a vote of two-thirds of the voting stock not owned by the interested shareholder; (c) a business combination whereby its shareholders receive consideration in accordance with the Shareholders’ Protection Act; and (d) a business combination approved by the corporation’s board of directors, or a committee thereof, consisting solely of persons who are not employees, officers, directors, shareholdershareholders, affiliates or associates of that interested shareholder prior to the consummation of the business combination and by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose if the transaction(s) with the interested shareholder which caused the person to become an interested shareholder was approved by the prior approval FLIC’s Board of Directors to become a major shareholder and the business combination is approved by a majority of our continuing directors and by at least 70% of our outstanding voting stock; or
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the business combination is approved by at least 70% of FLIC’s continuing directors and by at least 70% of FLIC’s outstanding voting stock; or

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the business combination is approved by at least 70% of FLIC’s outstanding voting stock and by at least 70% of FLIC’s outstanding voting stock beneficially owned by shareholders other than any major shareholder.

In addition, FLIC’s is subject to Section 912 of the New York Business Corporation Law, which regulates, subject to some exceptions, acquisitions of New York corporations. In general, Section 912 prohibits FLIC from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date the person becomes an interested shareholder, unless certain specified requirements are met
In general, Section 912 defines an “interested shareholder” as any shareholder who beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a corporation, or who is an affiliate or associate of such corporation and at any time within the five-year period prior to the time of determination of interested shareholder status did own 20% or more of the then outstanding voting stock of the corporation.

ConnectOne	FLIC
corporation’s board of directors prior to the consummation of such transaction(s).
Limitation Of Personal Liability Of Directors And Officers
ConnectOne’s Certificate of Incorporation provides that no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, this does not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit.	FLIC’s Certificate of Incorporation provides that no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the New York Business Corporation Law.
Indemnification Of Directors And Officers And Insurance
ConnectOne’s bylaws provide that it shall indemnify any person who was or is made, or threatened to be made, a party to an action, by reason of the fact that he, his testator or intestate is or was a director or officer, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys’ fees, incurred therein or in any appeal thereof. ConnectOne shall further indemnify and reimburse the expenses thereof, to the extent required by applicable law, and may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New Jersey Business Corporation Act or otherwise.	FLIC’s bylaws provide that it shall indemnify any director or officer in accordance with and to the fullest extent permitted by New York law, including the New York Business Corporation Law, including a right to receive payment from the Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it should be determined ultimately that the director or officer is not entitled to be indemnified.
Amendments To Articles/Certificate Of Incorporation And Bylaws
Pursuant to Section 14A:9-2 of the NJBCA, ConnectOne’s certificate of incorporation may be amended by first being approved by ConnectOne board and then adopted by ConnectOne shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, except only approval by ConnectOne board is required for amendments to ConnectOne’s certificate of incorporation relating to: (i) the change of the registered agent; (ii) adjustments to the number of shares, or changes in designations of the relative rights and preferences, of any class or series; (iii) increasing the authorized shares of any class or series of ConnectOne common stock, provided the requisite shareholder approval was obtained for the issuance; (iv) share dividends, divisions or combinations; (v) the cancellation of reacquired shares, and (vi) the reduction of
Subject to special vote threshold provisions set for in FLIC’s Certificate of Incorporation, the Certificate of Incorporation, may be amended solely upon the approval of the Board of Directors and by the affirmative vote of the holders of seventy percent (70%) of the stock entitled to vote thereon; provided, however, that any of the following changes may be authorized by or pursuant to authorization by the Board of Directors:
a.
To specify or change the location of the corporation’s office.

b.
To specify or change the post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him.

c.
To make, revoke or change the designation of a registered agent.

ConnectOne	FLIC

authorized shares in connection with the conversion of convertible securities.
ConnectOne’s bylaws may be altered or repealed by the ConnectOne board, subject to the right of the shareholders to alter or repeal any bylaw made by the ConnectOne board.

d.
To make further changes for which the Board of Directors is authorized pursuant to the laws of the State of New York.

FLIC’s bylaws may be amended by a vote of the majority of the whole Board of Directors at any meeting. FLIC’s shareholders may amend or repeal any bylaw by affirmative vote of seventy percent (70%) or more of the outstanding shares of capital stock entitled to vote generally, cast at any annual meeting or at any special meeting of shareholders called for such purpose.

PROPOSALS TO BE CONSIDERED AT THE FLIC SPECIAL MEETING
FLIC PROPOSAL 1
The shareholders of FLIC are being asked to vote to approve the merger and the merger agreement. Information about the merger and the merger agreement is presented above under “THE MERGER” and elsewhere in this joint proxy statement/prospectus.
The FLIC board of directors unanimously recommends that FLIC’s shareholders vote “FOR” the FLIC merger proposal.
FLIC PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF FLIC’S NAMED EXECUTIVE OFFICERS TRIGGERED BY THE MERGER
Pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the Securities and Exchange Commission thereunder, FLIC is seeking non-binding, advisory shareholder approval of the agreements or understandings and compensation of FLIC’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger MERGER — Interests of FLIC’s Directors and Executive Officers in the Merger” beginning on page 75. The proposal gives FLIC’s shareholders the opportunity to express their views on the merger-related agreements or understandings and compensation of FLIC’s named executive officers. FLIC is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:
“Resolved, that the compensation that may be paid or become payable to FLIC’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “THE MERGER — Interests of FLIC’s Directors and Executive Officers in the Merger,” are hereby approved.”
Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on FLIC or ConnectOne. If the merger is completed, the merger-related compensation may be paid to FLIC’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if FLIC shareholders fail to approve the advisory vote regarding merger-related compensation.
FLIC’s Board of Directors unanimously recommends that FLIC’s shareholders vote, on an advisory basis, “FOR” the FLIC compensation proposal, which will constitute Proposal 2 at the FLIC special meeting of shareholders.
FLIC PROPOSAL 3
ADJOURNMENT
The FLIC special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the FLIC merger proposal.
If, at the FLIC special meeting, the number of shares of FLIC common stock present or represented and voting in favor of the FLIC merger proposal is insufficient to approve such proposal, FLIC intends to move to adjourn the FLIC special meeting to solicit additional proxies for the approval of the FLIC merger proposal. In that event, FLIC will ask its shareholders to vote upon the FLIC adjournment proposal, but not the FLIC merger proposal.
In this proposal, FLIC is asking its shareholders to authorize the holder of any proxy solicited by the FLIC board of directors on a discretionary basis to vote in favor of adjourning the FLIC special meeting to another time and place to solicit additional proxies, including the solicitation of proxies from FLIC shareholders who have previously voted.
FLIC’s Board of Directors unanimously recommends that FLIC’s shareholders vote “FOR” the FLIC adjournment proposal, which will constitute Proposal 3 at the FLIC special meeting of shareholders.

PROPOSALS TO BE CONSIDERED AT THE CONNECTONE SPECIAL MEETING
CONNECTONE PROPOSAL 1
The shareholders of ConnectOne are being asked to vote to approve the issuance of shares of ConnectOne common stock to shareholders of FLIC as the consideration in the merger. Information about the merger and the merger agreement is presented above under “THE MERGER” and elsewhere in this joint proxy statement/prospectus.
The ConnectOne board of directors unanimously recommends that ConnectOne’s shareholders vote “FOR” the ConnectOne share issuance proposal.
CONNECTONE PROPOSAL 2
ADJOURNMENT
The ConnectOne special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the ConnectOne share issuance proposal.
If, at the ConnectOne special meeting, the number of shares of ConnectOne common stock present or represented and voting in favor of the ConnectOne share issuance proposal is insufficient to approve such proposal, ConnectOne intends to move to adjourn the ConnectOne special meeting to solicit additional proxies for the approval of the ConnectOne share issuance proposal. In that event, ConnectOne will ask its shareholders to vote upon the ConnectOne adjournment proposal, but not the ConnectOne share issuance proposal.
In this proposal, ConnectOne is asking its shareholders to authorize the holder of any proxy solicited by the ConnectOne board of directors on a discretionary basis to vote in favor of adjourning the ConnectOne special meeting to another time and place to solicit additional proxies, including the solicitation of proxies from ConnectOne shareholders who have previously voted.
ConnectOne’s Board of Directors unanimously recommends that ConnectOne’s shareholders vote “FOR” the ConnectOne adjournment proposal, which will constitute Proposal 2 at the ConnectOne special meeting of shareholders.

LEGAL MATTERS
The validity of the shares of ConnectOne common stock to be issued in the merger has been passed upon for ConnectOne by Windels Marx Lane & Mittendorf, LLP, counsel to ConnectOne. Windels Marx Lane & Mittendorf, LLP will also render the opinion referred to under “THE MERGER — Material United States Federal Income Tax Consequences of the Merger.”
EXPERTS
The consolidated financial statements of ConnectOne as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of FLIC as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS
ConnectOne
ConnectOne held its 2024 annual meeting of shareholders on May 21, 2024. ConnectOne will hold its 2025 annual meeting of shareholders (the “ConnectOne 2025 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at ConnectOne’s next annual meeting must be submitted to ConnectOne as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal for the ConnectOne 2025 annual meeting to be eligible for inclusion in ConnectOne’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8, ConnectOne must receive the proposal and supporting statements at its principal executive offices no later than January 21, 2025. A ConnectOne shareholder must provide its proposal to ConnectOne in writing, and it must comply with the requirements of Securities and Exchange Commission Rule 14a-8. Any such proposals should be sent to the Corporate Secretary of ConnectOne.
Advance Notice Procedures
ConnectOne’s bylaws require advance notice to ConnectOne’s corporate secretary regarding shareholder proposals and the nomination, other than by or at the direction of the ConnectOne board of directors or one of its committees, of candidates for election as directors. Such advance notice must be received by the corporate secretary not less than 50 days nor more than 75 days prior to the meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.
In addition to the notice and information requirements contained in the ConnectOne bylaws, to comply with the Securities and Exchange Commission universal proxy rules, shareholders who, in connection with the ConnectOne 2025 annual meeting, intend to solicit proxies in support of director nominees other than ConnectOne’s nominees must provide notice to ConnectOne that sets forth the information required by the Securities and Exchange Commission’s Rule 14a-19 no later than March 22, 2025.
These advance notice procedures are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in ConnectOne’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8.

FLIC
FLIC held its 2024 annual meeting of shareholders on April 16, 2024. FLIC does not anticipate holding a 2025 annual meeting of FLIC shareholders (the “FLIC 2025 annual meeting”) if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, FLIC may hold an annual meeting in 2025. Any shareholder nominations or proposals for other business intended to be presented at FLIC’s next annual meeting must be submitted to FLIC as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal to be considered for possible inclusion in the 2025 proxy statement, it must comply with Securities and Exchange Commission Rule 14a-8 and have been received by FLIC on or before November 8, 2024. A FLIC shareholder must provide its proposal to ConnectOne in writing, and it must comply with the requirements of Securities and Exchange Commission Rule 14a-8. Any such proposals should be sent to the Chairman of the Board or the President of FLIC.
Advance Notice Procedures
Under FLIC’s bylaws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of shareholders. These procedures provide that shareholders desiring to make nominations for directors, or to bring a proper subject of business before an annual meeting, must give written notice and provide specified information to the Secretary not less than 90 days prior to the date of FLIC’s proxy materials for the preceding year’s annual meeting. To be timely for any annual meeting in 2025, such written notice must be delivered to FLIC’s Secretary not later than December 6, 2024.
In addition to satisfying the requirements in FLIC’s bylaws, to comply with the Securities and Exchange Commission’s new universal proxy rules, shareholders who intend to solicit proxies for any annual meeting in 2025 in support of director nominees other than FLIC’s nominees must provide notice that sets forth the information required by the Securities and Exchange Commission’s Rule 14a-19 no later than February 14, 2025.
These advance notice procedures are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in FLIC’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8.
WHERE YOU CAN FIND MORE INFORMATION
Both ConnectOne and FLIC file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You can read the SEC filings of ConnectOne and FLIC over the Internet at the SEC’s website at www.sec.gov. You may also obtain these documents, free of charge, from ConnectOne at www.connectonebank.com on the “Investor Relations” page linked under the heading “About”, or from FLIC at www.fnbli.com on the “Investor Relations” page linked under the heading “About Us”.
ConnectOne has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that ConnectOne and FLIC have previously filed with the SEC. They contain important information about the companies and their financial condition. For more information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.” These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.
ConnectOne Bancorp, Inc. 301 Sylvan Avenue Englewood Cliffs, NJ 07632 Attention: Investor Relations (201) 816-8900	The First of Long Island Corporation 275 Broad Hollow Road Melville, NY, 11747 Attention: Investor Relations (516) 671-4900
To obtain timely delivery of these documents, ConnectOne shareholders must request the information no later than February 7, 2025 in order to receive it before the ConnectOne special meeting and FLIC shareholders must request the information no later than February 7, 2025 in order to receive it before the FLIC special meeting.
ConnectOne common stock is traded on Nasdaq under the symbol “CNOB,” and FLIC common stock is traded on Nasdaq under the symbol “FLIC.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Securities and Exchange Commission allows ConnectOne and FLIC to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.
ConnectOne incorporates by reference the respective documents filed by it with the Securities and Exchange Commission listed below and any future filings made by it with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the ConnectOne special meeting (other than documents or information deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission):
•
ConnectOne’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024

•
ConnectOne’s Quarterly Reports on Form 10-Q for the quarterly periods ended: March 31, 2024, filed on May 3, 2024, June 30, 2024, filed on August 2, 2024, and September 30, 2024, filed on November 5, 2024.

•
ConnectOne’s Current Reports on Form 8-K filed January 11, 2024, January 25, 2024, February 14, 2024, April 11, 2024, April 25, 2024, May 22, 2024, June 11, 2024, July 11, 2024, July 25, 2024, September 5, 2024, September 18, 2024, October 10, 2024, October 24, 2024, and November 7, 2024, (other than those portions of the documents deemed to be furnished and not filed).

•
ConnectOne’s annual meeting proxy statement filed on April 11, 2024 (only those portions that have been incorporated by reference in the 2023 Annual Report on Form 10-K).

•
The description of ConnectOne’s common stock set forth in its registration statement on Form 8-A, as amended, filed on June 5, 1996, including any amendment or report filed with the SEC for the purpose of updating this description.

FLIC incorporates by reference the respective documents filed by it with the Securities and Exchange Commission listed below and any future filings made by it with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the FLIC special meeting (other than documents or information deemed to have been furnished and not filed in accordance with the rules of the Securities and Exchange Commission):
•
FLIC’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 8, 2024.

•
FLIC’s Quarterly Reports on Form 10-Q for the quarterly periods ended: March 31, 2024, filed on May 9, 2024; June 30, 2024, filed on August 1, 2024; and September 30, 2024, filed on October 28, 2024.

•
FLIC’s annual meeting proxy statement filed on March 8, 2024 (only those portions that have been incorporated by reference in the 2023 Annual Report on Form 10-K).

•
FLIC’s Current Reports on Form 8-K filed on January 18, 2024, April 17, 2024, and September 5, 2024.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. CONNECTONE AND FLIC HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. MOREOVER, NEITHER CONNECTONE NOR FLIC IS MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CONNECTONE COMMON STOCK TO BE ISSUED BY CONNECTONE IN THE MERGER, AND NEITHER CONNECTONE NOR FLIC IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS JOINT

PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES
WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS OUR COMPANIES HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.
IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.
THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 4, 2024, is by and between CONNECTONE BANCORP, INC., a New Jersey corporation (“Parent”), and THE FIRST OF LONG ISLAND CORPORATION, a New York corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Parties” or individually referred to herein as a “Party.” Defined terms are described in Section 9.10 of this Agreement.
RECITALS
A.   Parent desires to acquire the Company and both Parent’s Board of Directors and the Company’s Board of Directors have determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging FIRST NATIONAL BANK OF LONG ISLAND, a national banking association and a wholly-owned subsidiary of Company (“Company’s Bank”), with and into CONNECTONE BANK, a New Jersey-chartered commercial bank and a wholly-owned subsidiary of the Parent (the “Parent’s Bank”), with Parent Bank as the surviving entity as provided in Section 1.12 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Board of Directors of the Company has duly adopted and approved this Agreement and has directed that this Agreement be submitted to the shareholders of the Company for their approval. The Board of Directors of Parent has duly adopted and approved this Agreement and has directed that this Agreement and various matters relating thereto be submitted to the shareholders of Parent for their approval.
B.   The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I. THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the New York Business Corporation Law (the “NYBCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
Section 1.02   Closing, Closing Date, Determination Date and Effective Time.   Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m. on a date determined by mutual written agreement of Parent and the Company, which date (the “Closing Date”) shall be not more than five (5) Business Days following the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in ARTICLE VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of New York (the “New York Secretary”) and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services (the “New Jersey DORES”), respectively, on the Closing Date (the “Certificates of Merger”)., each in the form and substance of the certificates of merger annexed hereto as Exhibit 1.02 (the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
Section 1.03   Effect of the Merger.   At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent or the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.
Section 1.04   Conversion of Company Common Stock.
(a)   At the Effective Time, subject to the other provisions of this Section 1.04 and Section 2.02(e) of this Agreement, each share of the Company’s common stock, $0.10 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 0.5175 shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).
(b)   At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.
(c)   On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any reference herein to “Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this ARTICLE I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this ARTICLE I is referred to herein as the “Aggregate Merger Consideration.”
(d)   Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio to give

Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 1.05   Exchange Agent.   At or prior to the Effective Time, an exchange agent shall be designated by Parent in good faith and reasonably acceptable to the Company (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.
Section 1.06   Restricted Stock Units.
(a)   As of the date hereof, there are no Company restricted shares (“Company Restricted Shares”) or options to purchase Company Common Stock (“Company Stock Options”) outstanding under the Company Stock Compensation Plans.
(b)   All outstanding units that constitute restricted stock units under the Company Stock Compensation Plans as of the date hereof (“Company RSUs”) are described in Section 3.02(a) of the Company Disclosure Schedule. Such description sets forth the maximum number of shares of Company Common Stock issuable pursuant to each such Company RSU, and whether such Company RSU is subject to time-based or performance-based vesting. The Company RSUs are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company RSUs were granted (each, a “Company RSU Grant Agreement”). Immediately prior to the Effective Time: (i) any time-based vesting restrictions on each Company RSU outstanding immediately prior thereto shall automatically lapse, and (ii) any performance-based vesting restrictions on each Company RSU outstanding immediately prior thereto shall vest at the target level of achievement, all in accordance with the terms of the Company Stock Compensation Plan and the Company RSU Grant Agreement under which they were granted, and each Company RSU, whether subject to time-based or performance-based vesting, shall be treated as an issued and outstanding share of Company Common Stock for the purposes of this Agreement, and be exchanged for the Per Share Stock Consideration .
Section 1.07   Parent Common Stock.   Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.04 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.
Section 1.08   Directors of the Surviving Corporation.
(a)   Subject to Section 1.08(b), the directors of Parent immediately prior to the Effective Time shall be the directors of Parent, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Parent, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.
(b)   Effective as of the Effective Time, (i) Christopher Becker shall be appointed to the Board of Directors of Parent and (ii) two (2) additional members of the Company’s Board of Directors as of the date hereof shall be appointed to the Board of Directors of Parent, with such two additional individuals to be designated prior to the Effective Time by Parent. Christopher Becker and the two additional individuals to be appointed to the Board of Directors of Parent are referred to as the “Appointed Directors.” Christopher Becker shall serve as non-executive Vice Chairman of the Board of Directors of Parent pursuant to terms set forth in Company Disclosure Schedule 1.08(b). If any proposed Appointed Director does not become a director of Parent because of death, disability or otherwise, Parent agrees, in consultation with the Company, to cause a different member of the Company’s Board of Directors as of the date hereof to be elected or appointed to the Board of Directors of Parent, as the new director, who shall then be an Appointed Director. Nothing in this Section 1.08(b) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Governmental Entity.
Section 1.09   Officers of the Surviving Corporation.   Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Parent, and /or such other persons as shall be determined by Parent, to hold office until their respective successors are duly elected or appointed and qualified.

Section 1.10   Tax Consequences.   It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meanings of Sections 354, 361 and 368 of the Code.
Section 1.11   Withholding Rights.   Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.
Section 1.12   The Bank Merger.   Immediately following the Effective Time, Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), and the New Jersey Banking Act of 1948, as amended, and any applicable regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Parent’s Bank and Company’s Bank and all of the property, rights, privileges, powers and franchises of each of the Parent’s Bank and Company’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Parent’s Bank and Company’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation, by-laws and other governing documents of the Parent’s Bank shall become the certificate of incorporation, by-laws and other governing documents of the Surviving Bank, the directors of the Surviving Corporation shall be the directors of the Surviving Bank, except that, prior to the Effective Time, Parent and Parent’s Bank shall take all such steps as are required to appoint the Appointed Directors to the Board of Directors of the Parent’s Bank as of the consummation of the Bank Merger (and Christopher Becker shall be appointed non-executive Vice Chairman of the Board of Directors of Parent Bank), each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified, the executive officers of the Parent’s Bank shall be the executive officers of the Surviving Bank, and the employees of Parent’s Bank and the employees of the Company’s Bank shall be the employees of the Surviving Bank with such modifications as the Board of Directors of the Surviving Bank shall determine. The Company and Parent shall cause the Company’s Bank and Parent’s Bank to execute and deliver a separate merger agreement as agreed to by the Company and Parent (the “Bank Merger Agreement”), for delivery to all applicable bank regulatory agencies, for approval of the Bank Merger.
Section 1.13   No Dissenters’ Rights.   Consistent with the provisions of the NJBCA and NYBCL, no shareholder of the Company or Parent shall have appraisal rights with respect to the Merger.
Section 1.14   Headquarters of Surviving Corporation.   From and after the Effective Time and until the Board of Directors of the Surviving Corporation shall determine otherwise, the location of the headquarters and principal executive offices of the Surviving Corporation shall be 301 Sylvan Avenue, Englewood Cliffs, New Jersey.
ARTICLE II. EXCHANGE OF SHARES
Section 2.01   Parent to Make Shares and Cash Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, certificates or, at Parent’s option, evidence of shares in book-entry form (“New Certificates”), representing shares of Parent Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and New Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.04 of this Agreement and paid pursuant to Section 2.02(a) of this Agreement in exchange for outstanding shares of Company Common Stock.
Section 2.02   Exchange of Shares.
(a)   As soon as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fraction shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). The Company and Parent shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 1.04, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends or distributions, if any, payable to holders of Certificates.
(b)   No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.
(c)   If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for New Certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and dividends or distributions as determined in accordance with ARTICLE I of this Agreement and this ARTICLE II.
(e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company

Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.
(f)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules relating to the Company and its Subsidiaries required by this ARTICLE III or otherwise under the provisions of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of ARTICLE III or the other provisions of this Agreement to which such schedule is related, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, , the Company hereby represents and warrants to Parent as follows:
Section 3.01   Corporate Organization.
(a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been made available to Parent; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b)   The Company’s Bank is a national banking association organized under the laws of the United States. The deposit accounts of the Company’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been made available to Parent; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(c)   The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2021 (or since the date of formation with respect to any such entity formed on or after December 31, 2021) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent.
(d)   Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.01(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.01(d) of the Company Disclosure Schedule.
Section 3.02   Capitalization.
(a)   The authorized capital stock of the Company consists solely of 80,000,000 shares of Company Common Stock. As of the date hereof, there were 22,531,697 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance other than (i) 102,395 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Time-Based RSUs and Company Performance-Based RSUs (together, “Company RSUs”), and (ii) 98,943 shares of Company Common Stock reserved for future grants under the Company Stock Compensation Plans. As of the date hereof there are no Company Stock Options outstanding. All statements made in Section 1.06 regarding the Company Stock Options, the Company Restricted Shares, the Company RSUs and the Company Stock Compensation Plans are accurate and complete. Section 3.02(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company RSUs: the name of the holder, the maximum number of shares of Company Common Stock covered thereby, the date of grant, the performance triggers (including the maximum number of shares covered by each such trigger) and the vesting schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.02(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.
(b)   Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of the Company calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. At the Effective Time, and except Company RSU’s outstanding under the Company Stock Compensation Plans as of the date hereof, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries.
(c)   The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Company RSUs, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary corporate action, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. Except as described in Section 3.02(c) of the Company Disclosure Schedule with respect to Company RSUs, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.
(d)   No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.
Section 3.03   Authority; No Violation.
(a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 3.04 of this Agreement and (ii) the Company’s obtaining the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby, and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ , to consummate the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger and certain related matters (the “Company Shareholder Matters”) be submitted to the Company’s shareholders for approval at the Company Shareholders’ Meeting and (4) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Consummation of the transactions contemplated by Section 1.12 of this Agreement has been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the approval of the Company Shareholder Matters by the requisite vote of the Company’s shareholders and execution of the Bank Merger Agreement in accordance with Section 1.12 of this Agreement, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This

Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
(b)   Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of Section 1.12 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04 of this Agreement are duly obtained, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.
Section 3.04   Consents and Approvals.
(a)   Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the OCC, and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the SEC and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (f) the approval of the Company Shareholder Matters by the requisite vote of the shareholders of the Company, (g) the filing of the Certificates of Merger with the Secretary of State of the State of New York pursuant to the NYBCL and the Department of the Treasury of the State of New Jersey pursuant to the NJBCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, and (j) such other filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.
Section 3.05   Reports.
(a)   The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates the Company or any of its Subsidiaries (collectively with the FRB, the OCC and the FDIC, the “Company Regulatory Agencies”), and have paid all applicable fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.05 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding (formal or informal) or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2021, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. Subject to Section 9.01(j), there is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.
(b)   The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2021 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and, to the Knowledge of the Company, no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.
(c)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of the Company’s auditors and the audit committee of the Company’s Board of Directors.
(d)   Except as set forth in Section 3.05(d) of the Company Disclosure Schedule, since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.
Section 3.06   Financial Statements.
(a)   The Company has previously made available to Parent copies of (a) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2023 and 2022, in each case accompanied by the audit report of Crowe LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2024 and the related unaudited consolidated statements of income and cash flows for the six months ended June 30, 2024 and 2023 and (d) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated balance sheets of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in stockholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)   Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of June 30, 2024, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2024, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.
(c)   Since June 30, 2024, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.
(d)   The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to the Company within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The Accounting Firm has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accounts of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 3.07   Broker.   Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Piper Sandler & Co. in accordance with the terms of a letter agreement between such firm and the Company, a true and complete copy of which has been made available to Parent. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.07 of the Company Disclosure Schedule) and the fees payable to the Company Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.
Section 3.08   Absence of Certain Changes or Events.
(a)   Except as set forth in Section 3.08(a) of the Company Disclosure Schedule or as contemplated by this Agreement, since June 30, 2024, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.
(b)   Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, since June 30, 2024, neither the Company nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iii) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (iv) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.
(c)   Except as set forth in Section 3.08(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, between June 30, 2024 and the date hereof the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.
(d)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.08(d) of the Company Disclosure Schedule, since June 30, 2024, there has not been:
(e)   any change or development or combination of changes or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, or materially adversely affect the consummation of the Merger and other transactions contemplated by this Agreement

(f)   any grant, award or issuance of Company Stock Options, Company Restricted Shares or Company RSUs (in any event, identifying in Section 3.08(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since June 30, 2024) or amendment or modification to the terms of any Company Stock Options, Company Restricted Shares or Company RSUs,
(g)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,
(h)   any split, combination or reclassification of any of the Company’s capital stock,
(i)   any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon either the exercise of Company Stock Options awarded prior to the date hereof in accordance with their original terms, or the triggering of performance targets under Company RSUs awarded prior to the date hereof in accordance with their original terms,
(j)   except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,
(k)   any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,
(l)   any material change in the investment policies or practices of the Company or any of its Subsidiaries, or
(m)   any agreement or commitment (contingent or otherwise) to do any of the foregoing.
Section 3.09   Legal Proceedings.
(a)   Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 3.09(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and the Company is not aware of any facts that reasonably could be expected to be the basis for any such proceeding, claim, action or investigation.
(b)   Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, there is no material Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.
Section 3.10   Taxes.
(a)   Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2021. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b)   Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)   Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.
(d)   Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated

U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).
(e)   Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.
(f)   Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.
(g)   Except as set forth in Section 3.10 of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.
(h)   For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.
Section 3.11   Employee Benefits; Labor and Employment Matters.
(a)   Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Since January 1, 2020, neither the Company nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to the Company, means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to Parent, means any entity required to be aggregated with Parent under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
(b)   The Company has made available to Parent true and complete copies of each of the following with respect to each of the Company Benefit Plans: (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Company Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan since January 1, 2020; and (viii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements, (ix) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans; and (x) the three most recent nondiscrimination tests as applicable to each Company Benefit Plan..
(c)   Except as set forth in Section 3.11(c)of the Company Disclosure Schedule, at December 31, 2023, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2023.
(d)   All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.
(e)   No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.
(f)   Each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each

Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.
(g)   No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.
(h)   There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.
(i)   Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, (ii) death benefits under any Company Pension Plan, or (iii) medical benefits under any employment agreement or change in control agreement listed on Section 3.14 of the Company Disclosure Schedule. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.
(j)   There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code. The Company, each ERISA Affiliate and each Company Benefit Plan complies (and has complied with) all the applicable requirements of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act.
(k)   With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.
(l)   Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.
(m)   Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n)   With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.
(o)   Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur without Parent’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.
(p)   There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity and the Company is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors..
(q)   With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.
(r)   Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, and current annual compensation of each current employee of the Company and its Subsidiaries, (ii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during the twelve months ended June 30, 2024. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.
(s)   Section 6.10 of the Company Disclosure Schedule accurately sets forth, with respect to the Company and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.
Section 3.12   Company Information.
(a)   The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   The information relating to the Company and its Subsidiaries provided by the Company to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.
Section 3.13   Compliance with Applicable Law.
(a)   General.   Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company. Without limiting the foregoing, none of the Company, or its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)   Without limiting the foregoing, since December 31, 2021, the Company and its Subsidiaries have complied in all material respects with all applicable Laws and Orders applicable to it, its properties, assets and deposits, and the conduct of its business and its relationship with its employees and customers, including the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) and all other applicable fair lending Laws and other Laws relating to discriminatory business practices and neither the Company nor any Subsidiary has received any written notice to the contrary. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory”.
Section 3.14   Certain Contracts.
(a)   Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants.
(b)   Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule or contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (V) relates to material indebtedness for borrowed money whether directly or indirectly by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which the Company or any Subsidiary is an obligor to any Person, which Contract evidences or relates to indebtedness in the principal amount of $250,000 or more, other than deposits, Federal Home Loan Bank or Federal Reserve borrowings and reverse repurchase agreements in the Ordinary Course of Business. For purposes of clause (i) above, any contract (x) involving the payment of more than $100,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $75,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.
(c)   Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule or Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company or its Subsidiaries will be the creditor) or arrangement to which the Company is a party.
(d)   Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make a payment in excess of $50,000 per annum to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to, or require the consent of the counterparty any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.
(e)   Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.
(f)   Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.
(g)   Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to Parent true and complete copies of each Company Contract in effect as of the date hereof.
Section 3.15   Agreements with Regulatory Agencies.   Subject to Section 9.01(j), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
Section 3.16   Properties and Insurance.
(a)   (a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), including the street address of each such Owned Property, and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).
(b)   Section 3.16(b) of the Company Disclosure Schedule sets forth the street address of all real property leased by the Company or any of its Subsidiaries under the Company Real Property Leases and the names of such leases. The Company has made available to Parent true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.
(c)   The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(c) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its

Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company is not a party to any management agreement with any third party providing for the management or operation of the Company Property.
(d)   The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.
(i)
Section 3.16(d)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $100,000.

(ii)
Except as set forth on Section 3.16(d)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases.

The Company has made available to Parent true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.
(e)   The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.
(f)   Section 3.16(e) of the Company Disclosure Schedule sets forth an accurate description of the bank owned life insurance coverage (“BOLI”) maintained by the Company and the Company’s Bank.
Section 3.17   Environmental Matters.   Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a)   Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.
(b)   There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;
(c)   To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.
(d)   There are no underground storage tanks on, in or under any properties currently owned by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties), and to the Knowledge of the Company, there are no underground storage tanks on, in or under any properties currently leased by the Company or any of its Subsidiaries, and no underground storage tanks have been closed or removed by the Company or any of its Subsidiaries from any properties owned or leased by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties) except in compliance with Environmental Laws in all material respects, and all such underground storage tank closure documentation has been provided to Parent. Neither the Company nor any of its Subsidiaries has operated or currently operates any Loan Property.
(e)   To the Knowledge of the Company, the properties currently owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, or under the properties and buildings thereon) are not contaminated with and do not otherwise contain any Regulated Substances other than as permitted under applicable Environmental Law.
(f)   To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.
(g)   The following definitions apply for purposes of this Section 3.17 and Section 4.16: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by the Company or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States, New York and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, state or federal, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.
Section 3.18   Opinion.   Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of Piper Sandler & Co. to the effect that as of the date of such opinion and based upon and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and Parent’s Bank. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be made available to Parent, solely for informational purposes as soon as practicable following the date hereof.
Section 3.19   Indemnification.   Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof, neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.
Section 3.20   Loan Portfolio.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”):
(i)
the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii)
neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company any

prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;
(iii)
the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company or the Company’s Bank;

(iv)
the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v)
there is no pending or to the Knowledge of the Company threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company or the Company’s Bank;

(vi)
there is no pending or to the Knowledge of the Company threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii)
with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)   Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets), under the terms of which the obligor was, as of June 30, 2024, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of June 30, 2024 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of June 30, 2024, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of June 30, 2024, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.
(c)   The allowance for credit losses included on the balance sheet as of June 30, 2024 included in the Company Financial Statements as of June 30, 2024 was adequate pursuant to GAAP in all material respects, and the methodology used to compute such allowance complied in all material respects with GAAP and all applicable guidelines of the Company Regulatory Agencies. As of June 30, 2024, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) was adequate pursuant to GAAP in all material respects, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complied in all material respects with GAAP and all applicable guidelines of the Company Regulatory Agencies.
(d)   The Company has made available to Parent a schedule setting forth a list of all Loans as of August 31, 2024 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.
(e)   Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
Section 3.21   Reorganization.   Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.22   Investment Securities; Borrowings; Deposits.
(a)   Except as set forth in Section 3.22(d) of the Company Disclosure Schedule and for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(b)   Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements.
(c)   Set forth in Section 3.22(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of June 30, 2024.
(d)   Except as set forth in Section 3.22(d) of the Company Disclosure Schedule, none of the deposits of the Company or any of its Subsidiaries is a “brokered” or “listing service” deposit.
(e)   All of the deposits held by the Company’s Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of the Company’s Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements.
Section 3.23   Anti-takeover Provisions Inapplicable.
Assuming the accuracy of the representations contained in Section 4.24of this Agreement, the provisions of Section 912 of the NYBCL will not apply to this Agreement or any of the other transactions contemplated hereby.
Section 3.24   Vote Required.   Assuming that a quorum is present at the Company Shareholders’ Meeting, approval by holders of two-thirds of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of each of the Company Shareholder Matters. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

Section 3.25   Intellectual Property.   Except as set forth in Section 3.25 of the Company Disclosure Schedule:
(a)   Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of the Company and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.
(b)   The Owned Intellectual Property and the Licensed Intellectual Property of the Company and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.
(d)   Neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.
(e)   To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.
(f)   The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.
(g)   The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(h)   The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. To the Knowledge of the Company, no facts or circumstances exist that would cause the Company or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws.
(i)   For purposes of this Agreement:
(i)
“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.
(ii)
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)
“Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(iv)
“Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(v)
“Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Section 3.26   Prior Regulatory Applications.   Except as disclosed in Section 3.26 of the Company Disclosure Schedule, since January 1, 2021, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.
Section 3.27   Ownership of Parent Common Stock; Affiliates and Associates.   Other than as contemplated by this Agreement, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent (other than Trust Account Shares and DPC Shares).
Section 3.28   Cybersecurity   To the Knowledge of the Company, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or IT assets owned or controlled by The Company or any Subsidiary of The Company, and the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Company has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.
Section 3.29   Services Not Provided.
Except as set forth on Section 3.29 of the Company Disclosure Schedule, neither The Company nor any Subsidiary of the Company provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is not required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither the Company nor any Subsidiary of the Company is

a broker-dealer required to be registered under the Exchange Act with the SEC. Neither the Company nor any Subsidiary of the Company conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither the Company nor any Subsidiary of the Company has trust powers or provides fiduciary services.
Section 3.30   Interest Rate Risk Management Instruments.
(a)   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Company Regulatory Agencies and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.31   Regulatory Approvals.   To the Knowledge of the Company, there is no fact or circumstance relating to it or the Company’s Bank that would materially impede or delay receipt of any approval of any Company Regulatory Agencies or that would likely result in any Company Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.
Section 3.32   Registration Obligation.   Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act.
Section 3.33   Fiduciary Accounts.   Except as set forth on Section 3.33 of the Company Disclosure Schedule, neither the Company nor any Subsidiary acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). To the Knowledge of the Company, the Company’s Bank has complied with its fiduciary duties in acting as a trustee or custodian for any individual retirement deposit accounts as required by Law or any contracts relating to such accounts.
Section 3.34   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV of this Agreement.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT
References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules relating to Parent and its Subsidiaries required by this ARTICLE IV, ARTICLE V, and ARTICLE VI of this

Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of ARTICLE IV, ARTICLE V, and ARTICLE VI of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced and (2) other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections Parent hereby represents and warrants to the Company as follows:
Section 4.01   Corporate Organization.
(a)   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously made available to the Company; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.
(b)   Parent’s Bank is a New Jersey state chartered commercial bank. The deposit accounts of Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Parent have previously been made available to the Company; such copies are true and complete copies of such documents as in effect as of the date of this Agreement
(c)   The minute books of Parent and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2021 (or since the date of formation with respect to any such entity formed on or after December 31, 2021) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to the Company.
(d)   Except as set forth in Section 4.01(d) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by Parent’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.01(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which Parent’s Bank holds pursuant to satisfaction of obligations due to Parent’s Bank and which are disclosed in Section 4.01(d) of the Company Disclosure Schedule.

Section 4.02   Capitalization.
(a)   The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of the date hereof, there were 38,368,217 shares of Parent Common Stock outstanding, 115,000 shares of Parent Preferred Stock (designated as 5.25% Series A Non-Cumulative, perpetual preferred stock, liquidation value $1,000 per share) issued and outstanding, 3,885,548 shares of Parent Common Stock held as treasury stock and no shares of Parent Preferred Stock held as treasury stock.
(b)   As of the date hereof, there were no shares of Parent Common Stock reserved for issuance other than (i) 391,174 shares of Parent Common Stock reserved for issuance pursuant to outstanding Parent Deferred Stock Units and Performance Units (assuming 100% based issuance) and (ii) 338,684 shares of Parent Common Stock reserved for future grants under Parent’s 2017 Equity Compensation Plan (the “Parent Stock Compensation Plans”. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.02(b)of the Parent Disclosure Schedule, the Parent does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of the Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of the Parent.
(c)   Except as set forth in Section 4.02(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.
(d)   The Parent Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of Parent and the Parent’s shareholders. With respect to each grant of Parent Stock Options, Parent Restricted Shares, and Parent RSUs (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Parent Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Parent Financial Statements. Parent has not granted, and there is no and has been no policy or practice of Parent to grant, any Parent Stock Options, Parent Restricted Shares or Parent RSUs prior to, or otherwise coordinated the grant of Parent Stock Options, Parent Restricted Shares or Parent RSUs with, the release or other public announcement of material information regarding Parent or its financial results or prospects. Except with respect to Parent Stock Options, Parent Restricted Shares and Parent RSUs outstanding as of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to Parent or any of its Subsidiaries, other than with respect to the grant of Parent Restricted Shares.
(e)   Except as set forth in Section 4.02(e) of the Parent Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Parent (parent company only) are issued or outstanding.
Section 4.03   Authority; No Violation.
(a)   Parent has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 4.04 of this Agreement, (ii) Parent’s obtaining the approval of Parent’s shareholders as contemplated herein and to consummate the transactions contemplated hereby, and Parent’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ to consummate the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (the “Parent Shareholder Matters”) be submitted to Parent’s shareholders for approval at the Parent Shareholders Meeting and (4) resolved to recommend that Parent’s shareholders approve, at the Parent Shareholders Meeting, this Agreement, the Merger, and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (the “Parent Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The consummation of the transactions contemplated by Section 1.12 of this Agreement has been duly and validly approved by the Board of Directors of Parent’s Bank. Except for the approval of the Parent Shareholder Matters by the requisite vote of Parent’s shareholders, and execution of the Bank Merger Agreement in accordance with Section 1.12 of this Agreement, no other corporate proceedings on the part of Parent or Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.
(b)   Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by Parent’s Bank of the transactions contemplated by the Section 1.12 of this Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by Parent’s Bank with any of the terms or provisions of Section 1.12 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.04 of this Agreement are duly obtained and except as set forth in Section 4.03(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.
Section 4.04   Consents and Approvals.
Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the S-4 (including the Joint Proxy Statement/prospectus) with the SEC and the declaration by the SEC of effectiveness of the S-4, (f) the approval of the Parent Shareholder Matters by the requisite vote of the shareholders of

Parent, (g) the filing of the Certificates of Merger with the Secretary of State of the State of New York pursuant to the NYBCL and the Department of the Treasury of the State of New Jersey pursuant to the NJBCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, and (j) such other filings, authorizations or approvals as may be set forth in Section 4.04 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Parent’s Bank of the Bank Merger Agreement and (4) the consummation by Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.
Section 4.05   Reports.
(a)   Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, no Parent Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation (formal or informal) into the business or operations of Parent or any of its Subsidiaries since December 31, 2021 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. Subject to Section 9.01(j), there is no unresolved violation, criticism, or exception by any Parent Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.
(b)   Parent has filed all material reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2019 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Parent no enforcement action has been initiated by the SEC against Parent or its officers or directors relating to disclosures contained in any Parent Report.
(c)   The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of Parent’s auditors and the audit committee of the Parent’s Board of Directors.
(d)   Except as set forth in Section 4.05(d)of the Parent Disclosure Schedule, since January 1, 2021, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.
Section 4.06   Financial Statements.
(a)   Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2023, 2022 and 2021, in each case accompanied by the audit report of Crowe LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of June 30, 2024 and the related unaudited consolidated statements of income and cash flows for the six months ended June 30, 2024 and 2023 and (d) the notes related thereto (collectively, the “Parent Financial Statements”). The consolidated statements of financial condition of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.
(b)   Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of June 30, 2024, neither Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2024, neither Parent nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.
(c)   Since June 30, 2024, there has not been any material change in the internal controls utilized by Parent to assure that its consolidated financial statements conform with GAAP. Parent is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in such internal controls.
(d)   Crowe LLP was independent with respect to the Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board with respect to the year-end financial statements included within the Parent Financial Statements. For purposes of this Agreement, the term “Parent’s Accounting Firm” shall mean Crowe LLP. The Parent’s Accounting Firm is and has been throughout the periods covered by the Parent Financial Statements a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act). Parent’s Accounting Firm has not resigned (or informed the Parent that it intends to resign) or been dismissed as independent public accounts of the Parent as a result of or in connection with any disagreements with the Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 4.07   Absence of Certain Changes or Events.
(a)   Except as set forth in Section 4.07(a) of the Parent Disclosure Schedule or as contemplated by this Agreement, since June 30, 2024, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.
(b)   Except as set forth in Section 4.07(b) of the Parent Disclosure Schedule, since June 30, 2024, neither Parent nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Parent or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions.
(c)   Except as set forth in Section 4.07(c) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, between June 30, 2024 and the date hereof Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business.
(d)   Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.07(d) of the Parent Disclosure Schedule, since June 30, 2024, there has not been:
(i)
any change or development or combination of changes or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, or materially adversely affect the consummation of the Merger and other transactions contemplated by this Agreement,

(ii)
any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock other than Parent’s regular quarterly dividends on Parent Common Stock,

(iii)
any split, combination or reclassification of any of the Parent’s capital stock,

(iv)
any issuance or the authorization of any issuance of any shares of Parent’s capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Stock Options awarded prior to the date hereof in accordance with their original terms,

(v)
except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Parent or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vi)
any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Parent or its Subsidiaries, or

(vii)
any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.08   Legal Proceedings.
(a)   Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.08(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and the Parent is not aware of any facts that reasonably could be expected to be the basis for any such proceeding, claim, action or investigation..
(b)   Except as set forth in Section 4.08(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.
Section 4.09   Taxes.
(a)   Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis, (i) Parent and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Parent and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Parent Financial Statements. The unpaid Taxes of Parent and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Parent Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, the Tax Returns of Parent and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Parent Financial Statements. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, there are no current, pending or, to the Knowledge of Parent, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries, or any pending judicial

Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, as of the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries. There are no material Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(b)   Except as set forth in Section 4.09(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Parent and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Parent), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)   Except as set forth in Section 4.09(c) of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Parent and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis.
Section 4.10   Employee Benefits; Labor and Employment Matters.
(a)   Except as disclosed in Section 4.10(a) of the Parent Disclosure Schedule, none of Parent, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA (the “Parent Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Parent Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Parent Pension Plans and the Parent Welfare Plans, the “Parent Benefit Plans”).
(b)   Except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, at December 31, 2023, the fair value of plan assets of each Parent Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Parent Financial Statements for the year ended December 31, 2023.
(c)   All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Parent Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Parent and its Subsidiaries which have not been paid have been properly recorded on the books of the Parent and its Subsidiaries.
(d)   No event has occurred and no condition exists with respect to any Parent Benefit Plan that has subjected or could subject Parent, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.
(e)   Each of the Parent Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Parent Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Parent Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Parent Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Parent Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Parent Pension Plan are invested in or consist of Parent Common Stock.
(f)   No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Parent Benefit Plans. None of Parent, any of its Subsidiaries, or any plan fiduciary of any Parent Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.
(g)   There are no pending, or, to the Knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto. None of the Parent Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.
(h)   There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Parent Welfare Plan, and any Parent Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code. The Parent, each ERISA Affiliate and each Parent Benefit Plan complies (and has complied with) all the applicable requirements of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act.
(i)   With respect to the Parent Benefit Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent, any Subsidiary of Parent or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.
(j)   Neither Parent nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Parent, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Parent or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Parent nor any of its Subsidiaries has incurred, nor do they expect to incur without the Company’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.
(k)   There is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, before the National Labor Relations Board, any court or any Governmental Entity and the Parent is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.
(l)   With respect to Parent and its Subsidiaries, there are no pending or, to the Knowledge of Parent, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.
Section 4.11   Parent Information.
(a)   The information relating to Parent and Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.
(b)   The information relating to Parent and its Subsidiaries provided by Parent to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the NYSDFS and the New Jersey Department, will be accurate in all material respects.
Section 4.12   Compliance with Applicable Law.
(a)   General.   Except as set forth in Section 4.12(a) of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.12(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent. Without limiting the foregoing, none of Parent, or its Subsidiaries, or to the Knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its

Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)   Without limiting the foregoing, since December 31, 2021, Parent and its Subsidiaries have complied in all material respects with all applicable Laws and Orders applicable to it, its properties, assets and deposits, and the conduct of its business and its relationship with its employees and customers, including the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices and neither the Parent nor any Subsidiary has received any written notice to the contrary. All Subsidiaries of the Parent that are subject to the CRA have a CRA rating of at least “satisfactory.”
Section 4.13   Certain Contracts.
(a)   Except as disclosed in Section 4.13(a) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is in breach of any commitment, agreement or other instrument to which it is a party that is material to the results of operations, cash flows or financial condition of Parent and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Parent nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Parent or any of its Subsidiaries, (II) requires referrals of business or requires Parent or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (III) requires Parent or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (IV) relates to material indebtedness for borrowed money whether directly or indirectly by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which the Company or any Subsidiary is an obligor to any Person, which Contract evidences or relates to indebtedness in the principal amount of $250,000 or more, other than deposits, Federal Home Loan Bank or Federal Reserve borrowings and reverse repurchase agreements in the Ordinary Course of Business. For purposes of clause (i) above, any contract (x) involving the payment of more than $100,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $75,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.
(b)   Except as disclosed in Section 4.13(b) of the Parent Disclosure Schedule or Section 4.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Parent or its Subsidiaries will be the creditor) or arrangement to which Parent is a party.
(c)   Except as set forth in Section 4.13(c) of the Parent Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make a payment in excess of $50,000 to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Parent or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(d)   Each contract, arrangement, commitment or understanding of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Parent Contract” in effect as of the date hereof. Parent has previously made available to the Company true and complete copies of each Parent Contract in effect as of the date hereof.
Section 4.14   Agreements with Regulatory Agencies.
Subject to Section 9.01(j), neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.14 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.
Section 4.15   Properties and Insurance.
(a)   Section 4.15(a) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Parent and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, a “Parent Owned Property” and collectively, the “Parent Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Parent or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Parent Real Property Lease” and collectively, the “Parent Real Property Leases” and, together with the Parent Owned Properties, being referred to herein individually as a “Parent Property” and collectively as the “Parent Properties”).
(b)   The Parent Real Property Leases are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Parent or any of its Subsidiaries, other than defaults that have been cured by Parent or its Subsidiaries or waived in writing. Parent and its Subsidiaries have not leased or sub-leased any Parent Property to any third parties.
(c)   Parent or its Subsidiaries have good and marketable title to all Parent Owned Property, and a valid and existing leasehold interest under each of the Parent Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 4.15(c) of the Parent Disclosure Schedule and (B) Permitted Liens. Parent or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Parent Property. All Parent Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Parent Properties are considered by Parent to be adequate for the current business of Parent and its Subsidiaries. There are no pending, or to the Knowledge of Parent, threatened condemnation or eminent domain proceedings that affect any Parent Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Parent Owned Properties. With respect to any Parent Property subject to the Parent Real Property Leases, except as expressly provided in the Parent Real Property Leases, neither Parent nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Parent Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Parent nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Parent Property, and no such Taxes or assessments are pending or, to the

Knowledge of Parent, threatened. Neither the Parent Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. Parent and its Subsidiaries have made all material repairs and replacements to the Parent Property that, to Parent’s Knowledge, are required to be made by Parent and its Subsidiaries under the Parent Real Property Leases or as required under applicable Laws. The tangible assets and other personal property owned or leased by Parent and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.
(i)
Except as set forth on Section 4.15(c)(i) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in default under any material provision of any leases of tangible assets and other personal property material to the operations of Parent or its Subsidiaries (“Parent Personal Property Leases”) involving annual payments in excess of $100,000, and, to the Knowledge of Parent, none of the other counterparties thereto is in default under any material provision of any Parent Personal Property Lease, (ii) no written or, to the Knowledge of Parent, oral notice has been received by Parent or by any of its Subsidiaries from any lessor under any Parent Personal Property Lease that Parent or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Parent, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Parent Personal Property Leases, (iv) each of the Parent Personal Property Leases is valid and in full force and effect, (v) neither Parent nor any Parent Subsidiary’s possession and quiet enjoyment of the personal property leased under such Parent Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Parent, there are no disputes with respect to such Parent Personal Property Leases, (vi) neither Parent nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Parent Personal Property Leases and (vii) neither Parent nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Parent Personal Property Leases.

(d)   The business operations and all insurable properties and assets of Parent and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Parent adequate for the business engaged in by Parent and its Subsidiaries. Parent and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Neither Parent nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Parent Property, Parent or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Parent or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Parent or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.
Section 4.16   Environmental Matters.   Except as set forth in Section 4.16 of the Parent Disclosure Schedule:
(a)   Each of Parent and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Parent, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.
(b)   There is no suit, claim, action or proceeding, pending or, to the Knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or to the Knowledge of Parent, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;
(c)   There are no underground storage tanks on, in or under any properties currently owned by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties), and to the Knowledge of the Company, there are no underground storage tanks on, in or under any properties currently leased by the Company or any of its Subsidiaries, and no underground storage tanks have been closed or removed by the Company or any of its Subsidiaries from any properties owned or leased by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties) except in compliance with Environmental Laws in all material respects, and all such underground storage tank closure documentation has been provided to Parent. Neither the Company nor any of its Subsidiaries has operated or currently operates any Loan Property.
(d)   To the Knowledge of the Company, the properties currently owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, or under the properties and buildings thereon) are not contaminated with and do not otherwise contain any Regulated Substances other than as permitted under applicable Environmental Law.
(e)   To the Knowledge of Parent, during the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Parent, prior to the period of (x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.
(f)   To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.
Section 4.17   Opinion.   Prior to the execution of this Agreement, the Board of Directors of Parent has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be made available to the Company, solely for informational purposes, as soon as practicable following the date hereof.
Section 4.18   Loan Portfolio.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, with respect to each loan owned by Parent or its Subsidiaries in whole or in part (each, a “Parent Loan”):
(i)
the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(ii)
neither Parent nor any of its Subsidiaries nor to the Knowledge of Parent any prior holder of a Parent Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Parent Loan file;

(iii)
Parent or a Subsidiary of Parent is the sole holder of legal and beneficial title to each Parent Loan (or Parent’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Parent;

(iv)
the note and the related security documents, copies of which are included in the Parent Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Parent Loan file;

(v)
there is no pending or to the Knowledge of Parent threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Parent Loan, except as otherwise referenced on the books and records of Parent;

(vi)
there is no pending or to the Knowledge of Parent threatened litigation or proceeding relating to the property that serves as security for a Parent Loan; and

(vii)
with respect to a Parent Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)   Except as set forth in Section 4.18(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of June 30, 2024, over 90 days delinquent in payment of principal or interest. Section 4.18(b) of the Parent Disclosure Schedule sets forth (a) all of the Parent Loans of Parent or any of its Subsidiaries that as of the date of Parent’s Bank’s most recent bank examination, were classified by Parent, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Parent Loan and the identity of the borrower thereunder, (b) each Parent Loan that was classified as of June 30, 2024 as impaired in accordance with ASC 310, (c) by category of Parent Loan (i.e., commercial, consumer, etc.), all of the other Parent Loans of Parent and its Subsidiaries that as of June 30, 2024, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Parent Loans by category and (d) each asset of Parent that as of June 30, 2024, was classified as OREO and the book value thereof as of such date.
(c)   The allowance for credit losses included on the balance sheet as of June 30, 2024 included in the Parent Financial Statements as of June 30, 2024, was adequate pursuant to GAAP in all material respects, and the methodology used to compute such allowance complied in all material respects with GAAP and all applicable guidelines of the Parent Regulatory Agencies. As of June 30, 2024, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) was adequate pursuant to GAAP in all material respects, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complied in all material respects with GAAP and all applicable guidelines of the Parent Regulatory Agencies.
(d)   Except as set forth in Section 4.18(d) of the Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans is subject to any obligation to repurchase such Parent Loans or interests therein solely on account of a payment default by the obligor on any such Parent Loan.
Section 4.19   Reorganization.   Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.20   Investment Securities; Borrowings; Deposits.
(a)   Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Parent or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.
(b)   Neither Parent nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements.
(c)   Set forth in Section 4.20(c) the Parent Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Parent and its Subsidiaries as of June 30, 2024.
(d)   Except as set forth in Section 4.20(d) of the Parent Disclosure Schedule, none of the deposits of Parent or any of its Subsidiaries is a “brokered” or “listing service” deposit.
(e)   All of the deposits held by the Parent’s Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of the Parent’s Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements.
Section 4.21   Vote Required.
Assuming that a quorum is present at the Parent’s Shareholders’ Meeting, approval by holders of a majority of the outstanding shares of Parent Common Stock shall be sufficient to constitute approval by the Parent’s shareholders of each of the Parent Shareholder Matters. A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholders’ Meeting.
Section 4.22   Intellectual Property.
Except as set forth in Section 4.22 of the Parent Disclosure Schedule:
(a)   Each of Parent and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of Parent and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.
(b)   The Owned Intellectual Property and the Licensed Intellectual Property of Parent and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Parent and each of its Subsidiaries as presently conducted. Each of Parent and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, the operation of Parent and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.
(d)   Neither Parent nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Parent or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.
(e)   To Parent’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of Parent’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.
(f)   Parent and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Parent or any of its Subsidiaries, and to Parent’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Parent’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.
(g)   Parent’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Parent and each of its Subsidiaries in connection with their respective businesses and (ii) to Parent Knowledge, have not materially malfunctioned or failed within the past two years. Parent and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(h)   Parent and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. To the Knowledge of Parent, no facts or circumstances exist that would cause the Parent or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws.
Section 4.23   Prior Regulatory Applications.
Except as disclosed in Section 4.23 the Parent Disclosure Schedule, since January 1, 2021, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.
Section 4.24   Ownership of Company Common Stock; Affiliates and Associates.
(a)   Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).
(b)   Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company as defined under Section 912 of the NYBCL.
Section 4.25   Cybersecurity   To the Knowledge of the Parent, no third party has gained unauthorized access to any Systems or IT assets owned or controlled by The Parent or any Subsidiary of The Parent, and The Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Parent has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.
Section 4.26   Services Not Provided.
Neither The Parent nor any Subsidiary of the Parent provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is not required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither the Parent nor any Subsidiary of The Parent is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither The Parent nor any Subsidiary of The Parent conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither The Parent nor any Subsidiary of The Parent has trust powers or provides fiduciary services.
Section 4.27   Interest Rate Risk Management Instruments.
(a)   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Parent or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Parent Regulatory Agencies and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Parent and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 4.28   Regulatory Approvals.   To the Knowledge of the Parent, Parent is not aware of any reason relating to it or the Parent’s Bank that would materially impede or delay receipt of any approval of any Parent Regulatory Agencies or that would likely result in any Parent Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.
Section 4.29   No Brokers.   Neither Parent nor any Subsidiary of Parent nor any of their directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.
Section 4.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III of this Agreement.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01   Covenants of the Company.
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or materially delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:
(a)   declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, provided, however that for the first three quarterly dividends paid after the date of this Agreement (i.e., for dividends paid in the fourth quarter of 2024, and the first and second quarters of 2025), the Company may declare and pay a cash dividend not to exceed $0.21 per quarter per share of Company Common Stock, and, if the Closing has not occurred by June 30, 2025, the Company may thereafter declare and pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by Parent on shares of its common stock (i.e., the quarterly per share cash dividend on each share of Parent Common Stock multiplied by the Exchange Ratio) each quarter until the Closing, or change the record or pay date of any dividend to a date inconsistent with the Company’s past practice or which would result in a shareholder getting a dividend from both the Company and the Parent in the same quarter;
(b)   (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares, DPC Shares and to the extent necessary to effect a net settlement of Company RSUs) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Company RSUs, or (v) enter into any agreement with respect to any of the foregoing, except the Company may, issue shares of Company Common Stock in connection with the Company RSUs outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.02(a) of the Company Disclosure Schedule (any such issuance to be in accordance with the original terms of such Company RSUs and subject to the maximum share limits set forth in Section 3.02(a) of the Company Disclosure Schedule and Section 1.06 of this Agreement);
(c)   amend its certificate of incorporation, by-laws or other similar governing documents;
(d)   make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;
(e)   enter into any new line of business or offer any new products or services or accept any “brokered” (including so called “reciprocal deposits”) or “listing service” deposit that would result in such deposits constituting greater than 10% of Company Bank’s total deposits at any time;
(f)   acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;
(g)   take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;
(h)   change its methods of accounting in effect at December 31, 2023, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company’s independent auditors;
(i)   (i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians except as required under applicable law, the terms of this Agreement or the terms of any Company Benefit Plan in effect on the date hereof, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by the express terms of any Company Benefit Plan or agreement as in effect as of the date hereof or which is not consistent with the projections previously provided to Parent by Company, except as set forth in Section 3.02(a) and 5.01(i) of the Company Disclosure Schedule; provided, however that the forgoing shall not prohibit the Company from providing: (i) annual raises to non-executive officers, in an amount and at a time consistent with the Company’s past practice, and not to exceed 3.0% of the current aggregate expense for all base salaries for all non-executive officer employee; or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than (x) any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof, under any grant agreement issued thereunder as such grant agreement exists on the date hereof, this Agreement or as set forth in Section 3.02(a)5.01(i) of the Company Disclosure Schedule;
(j)   other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;
(k)   other than in the Ordinary Course of Business or as permitted by Section 5.01(s) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(l)   file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;
(m)   other than in the Ordinary Course of Business, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;
(n)   other than in the Ordinary Course of Business, in individual amounts not to exceed $100,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;
(o)   make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with an average life not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;
(p)   settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;
(q)   except in the Ordinary Course of Business with respect to loans made by the Company’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;
(r)   make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), credit enhancement or other extension of credit, if (A) such loan exceeds $3,000,000 and the transaction is made in accordance with the Company’s Board-approved loan policy in effect on the date hereof (the “Lending Manual”), or (B) the transaction involves an exception from the requirements provided for in the Lending Manual, or (C) the loan is secured by one or more multifamily properties located in New York City and with any units subject to New York City’s rent regulations, or (D) an otherwise permitted loan extension is greater than 90 days. For any proposed extension of credit for which Company shall seek the prior consent of Parent, Company shall send the credit write-up for the proposed credit to (1) Mark Zurlini, Executive Vice President and Chief Lending Officer (mzurlini@cnob.com) and (2) Joseph Javitz, Executive Vice President and Chief Credit Officer (jjavitz@cnob.com), and if Parent does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, Parent shall be deemed to have consented to the origination of such credit. If Company sends additional information on the proposed credit to Parent, and Parent does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, Parent shall be deemed to have consented to the origination of such credit;
(s)   except in the Ordinary Course of Business, (i) incur any additional borrowings beyond those set forth in Section 5.01(s) of the Company Disclosure Schedule, other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, or (ii) pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section); provided, however, that in the event the Company proposes to, over any five (5) consecutive business day period, incur Federal Home Loan Bank borrowings in an aggregate amount of $50 million or more with a term in excess of six (6) months, Company will first confer with Parent to assess the impact of such borrowing on the Surviving Corporation;
(t)   make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by the Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;
(u)   establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;
(v)   elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;
(w)   change any material method of Tax accounting, make or change any material Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;
(x)   foreclose upon or take a deed of title to any commercial real estate without first conducting a Phase 1 environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Regulated Substance;

(y)   issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Parent (which shall not be unreasonably withheld, delayed or conditioned), except as required by Law or for communications in the Ordinary Course of Business that do not relate to the Merger or other transactions contemplated hereby; or
(z)   agree to do any of the foregoing.
Section 5.02   Covenants of Parent.   Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or materially delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would materially adversely affect or materially delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:
(a)   take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;
(b)   change its methods of accounting in effect at December 31, 2023, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;
(c)   amend its certificate of incorporation, by-laws or similar governing documents other than to adopt provisions or authorize actions that do not adversely affect the holders of Company Common Stock;
(d)   adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;
(e)   take any action or fail to take any action that is intended or is reasonably likely to result in preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(f)   enter into any agreement to acquire any financial institution or its holding company or a material amount of assets from of any financial institution or its holding company; or
(g)   agree to do any of the foregoing.
Section 5.03   No Solicitation.
(a)   Except as expressly permitted by this Section 5.03, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Company Shareholder Matters (the “Company Shareholder Approval”) is obtained but not after, (1) the

Company receives, after the execution of this Agreement, an unsolicited bona fide Company Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Company Acquisition Proposal constitutes a Company Superior Proposal or would reasonably be likely to result in a Company Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Company Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company effective as of May 24, 2024, as amended or extended (the “Confidentiality Agreement”) and any non-public information provided to any such third party given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such third party. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Company Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Company Acquisition Proposal.
(b)   Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Company Acquisition Proposal that it received (that did not result from a breach of this Section 5.03 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Company Acquisition Proposal no longer being a Superior Proposal and (B) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Company Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.03(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.
(c)   Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors or Parent or the Parent’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or NASDAQ rules, with respect to a Company Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
(d)   In addition to the obligations of the Company set forth in Section 5.03(a) and Section 5.03(b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Company Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believes is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 5.03(a) and Section 5.03(b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(e)   For purposes of this Agreement:
(i)
“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries .

(ii)
“Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.03(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law .

ARTICLE VI. ADDITIONAL AGREEMENTS
Section 6.01   Regulatory Matters.
(a)   Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. Parent shall promptly provide to the Company copies of all correspondence between it or any of its representatives and the SEC. Parent shall provide the Company and its counsel with appropriate opportunity to review and comment on (i) the S-4 and Proxy Statement, (ii) all amendments and supplements to the S-4 and Proxy Statement and (iii) all responses to requests for additional information and replies to comments, prior to their being filed with, or sent to, the SEC. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b)   As promptly as practicable following the execution and delivery of this Agreement, Parent shall cause to be prepared and filed all required applications and filings with the Governmental Entities that are necessary or contemplated for the obtaining of their Consents for the consummation of the Merger and the Bank Merger, and the Company shall provide Parent with such information as Parent reasonably requests in connection with the preparation of such applications and filings. The parties shall use reasonable best efforts to make such applications and filings within forty-five (45) days of the date of this Agreement. Such applications and filings shall be in such form as may be prescribed by the respective Governmental Entities and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, Consents, rulings and authorizations of Governmental Entities and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement. Each of the Parties shall have the right to review and approve in advance any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement prior to the time such filing or material is filed or submitted. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require the Company or Parent to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition. For purposes of this Agreement, a Materially Burdensome Regulatory Condition shall not include any regulatory requirement for Parent to raise additional capital in an amount up to $200 million, which capital may consist entirely of subordinated debt or a combination of subordinated debt and common equity (or a related requirement for an increase of $200 million in the capital of Parent’s Bank).
(c)   Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission.

Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.
(d)   Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.
(e)   The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of the Company Shareholder Matters.
Section 6.02   Access to Information.
(a)   Upon reasonable notice, each of the Company and Parent shall permit, and shall cause each of their respective Subsidiaries to permit, the other party and its representatives, reasonable access to the other party’s respective properties and facilities, plans, specifications and blueprints for such properties and facilities, and the vendors or contractors serving such properties and facilities, and shall disclose and make available to the other party and its representatives all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority (subject to regulatory confidentiality requirements), accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives may have a reasonable interest. However, each of the Company and Parent shall not be required to provide access to or to disclose information to the other party where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. Each of the Company and Parent will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer with representatives of Parent on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company will deliver to Parent its internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent its consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2024), the Company will deliver to Parent its consolidated annual financial statements.
(c)   During the period from the date of this Agreement to the Effective Time, the Company will, upon reasonable prior notice from Parent, provide reasonable access to Parent and its representatives to the employees of Company, as requested by Parent and its representatives, to facilitate the integration process, including, but not limited, for training of such employees on Parent’s procedures and systems, and to provide information to such employees; provided, however that such access shall not unreasonable disrupt the operations of the Company or the Company’s Bank.
(d)   All information furnished pursuant to Section 6.02(a) and Section 6.02(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.
(e)   No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.
(f)   As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, Company will deliver to the Parent Company’s Bank’s call reports filed with the OCC.
Section 6.03   Shareholders’ Meetings.   The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Company Shareholder Matters and holding a “Say on Merger Pay” non-binding advisory vote to the extent required by SEC regulations (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and pursuant to the provisions of Section 5.03 of this Agreement, recommend to its shareholders approval of the Company Shareholder Matters and (with Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by the Company to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose of voting upon the approval and adoption of the Parent Shareholder Matters (the “Parent Shareholders’ Meeting”). Parent will, through its Board of Directors, recommend to its shareholders approval of the Parent Shareholder Matters and (with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Parent to its shareholders in connection with this Agreement.
Section 6.04   Legal Conditions to Merger.   Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.
Section 6.05   Voting Agreements.   Contemporaneous with the execution of this Agreement, the Company has used its reasonable best efforts to deliver to Parent copies of voting agreements signed by each member of the Board of Directors of the Company and by the executive officers of the Company who are not members of the Board of Directors of the Company (the “Company Voting Agreements”). Contemporaneous with the execution of this Agreement, Parent has used its reasonable best efforts to deliver to the Company copies of voting agreements signed by each member of the Board of Directors of Parent and by the executive officers of Parent who are not members of the Board of directors of Parent (the “Parent Voting Agreements” and, together with the Company Voting Agreements, the “Voting Agreements”).
Section 6.06   NASDAQ Global Select Market Listing.   Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

Section 6.07   Employee Benefit Plans.   (a) The Company’s Bank employees who continue as employees of the Parent’s Bank after the Effective Time (“Continuing Employees”) shall receive, for purposes of eligibility to participate, employer contributions and vesting (but not benefit accrual) under any Parent Benefit Plan, credit for all service with the Company, or any Company Subsidiary. Continuing Employees shall enter any Parent 401(k) plan immediately following the Effective Time and Parent 401(k) Plan shall permit Continuing Employees to rollover any participant loans under the Company’s Bank 401(k) Plan to the Parent 401(k) Plan. No less than three Business Days prior to the Effective Time, the Company shall take all corporate and other actions required to terminate the Company’s Bank 401(k) Plan so that such termination date is prior to the Effective Time. The Company shall provide a copy of such proposed actions to Parent for its review and approval no less than six Business Days prior to the proposed date of termination.
(b)   Prior to or as of the Effective Time, or, if required by the terms of a health and welfare plan, at the end of the month in which the Effective Time occurs, the Company shall terminate, except to the extent not consistent with law, the Company’s Bank’s health and welfare benefit plans, programs, and insurance listed on Section 6.07(b) of the Company Disclosure Schedule. Continuing Employees will become eligible to participate in the medical, dental, health and disability plans maintained by Parent’s Bank immediately following the Effective Time. Parent or any of its Affiliates, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Company’s Bank plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Company’s Bank medical, health, dental or disability plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Company’s Bank Employee Plan prior to the enrollment date, (iii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; provided, however, Parent shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Company’s Bank’s health and welfare plans prior to the time such Continuing Employees or such Continuing Employee’s dependents, as applicable, have been offered participation in the health and welfare plans common to all employees of Parent and their dependents, except in the case of a termination of employment or other service.
Section 6.08   Indemnification.
(a)   Following the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.08, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or the Company’s Bank or serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person, in connection with, arising out of or relating to matters existing or occurring at or prior to the Effective Time, including (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or the Company’s Bank or any of their Affiliates, or by any former or present shareholder of the Company (each a Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Bank Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.08, in each case to the fullest extent that the Company would have been permitted or required under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred by Indemnitees) to the fullest extent so permitted).
Any Indemnitee wishing to claim indemnification under this Section 6.08 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.08 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.08 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.08, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.
(b)   Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by the Company (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that Parent shall not be obligated to expend, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.
(c)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.08
(d)   The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.
Section 6.09   Additional Arrangements.   If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.
Section 6.10   Employee Severance and other Employment Matters.
(a)   The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Parent or any of its Affiliates and any officer or employee of the Company or the Company’s Bank or an obligation on the part of Parent or any of its Affiliates to employ any such officers or employees. Parent will make a good faith effort to consider extending an offer of continued employment to each employee of the Company and the Company’s Bank, subject to the Surviving Corporation’s employment policies and procedures and the needs of the Surviving Corporation and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of the Company or its Subsidiaries as of the date hereof whose employment is terminated by the Surviving Corporation or any of its Subsidiaries during the period from the Effective Time until the one year anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall, unless otherwise set forth in an agreement referenced in Section 6.10(a) of this Agreement, be entitled to severance payments from the Surviving Corporation or its Subsidiaries in accordance with the severance formula set forth in Section 6.10 (a)of the Parent Disclosure Schedule. For purposes of this Section 6.10, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses).
(c)   Parent and the Company shall use their best efforts promptly following the Effective Time to create a retention pool on terms, in amounts and for employees of the Company as mutually agreed by Parent and the Company.. Following the Effective Time, retention payments under any such pool shall be made to the applicable individuals if they are still employed the Company or any of its Subsidiaries or by the Surviving Corporation or any of its Subsidiaries on their designated “work through” date as set forth in a written retention pool agreement. The form and terms of any such agreement, the amount of the payment to each individual and the timing of such payments shall be agreed to in writing by Parent and the Company, and shall promptly thereafter be communicated to each such employee by the Company and Parent.
Section 6.11   Notification of Certain Matters.   Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
Section 6.12   Certain Matters, Certain Revaluations, Changes and Adjustments.   Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Parties recognize that they may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). As part of a plan of integration for the Merger and the Bank Merger, the Company agrees that it will conform its and the Company’s Bank’s loan, securities, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to those of the Parent and the Parent’s Bank; provided, however that the Company and the Company’s Bank shall not be required to make any changes hereunder unless and until Parent has provided written notice that all conditions precedent to the Effective Time (other than the exchanging of certifications or the filing of documents as part of the Closing) have been satisfied.
Section 6.13   Failure to Fulfill Conditions.   In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.
Section 6.14   Pre-Closing Delivery of Financial Statements.   Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.14 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2.01 and 9.01 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.14 and all other reports delivered by the Company hereunder.
Section 6.15   Tax Treatment.   Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.
Section 6.16   Shareholder Litigation.   Each Party shall give the other Party prompt notice of any stockholder litigation against such Party or its directors or officers relating to the Merger and other transactions contemplated by this Agreement, and shall give the other party the opportunity to participate at its own expense in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.17   No Control Over Company’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.18   Further Assurances.   Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.18 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

Section 6.19   Public Announcements.   Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.19.
Section 6.20   Exemption from Liability under Section 16(b).   Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of the Company Common Stock and the Company Equity Awards into Parent Common Stock, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. The Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
Section 6.21   Coordination of Dividends.   After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.
Section 6.22   Transfer of Certain Accounts.   The Company shall use it best efforts to complete the transfer of certain accounts as described on Section 3.29 of the Company Disclosure Schedule, and if such transfer cannot be accomplished in a timely fashion prior to the Effective Time, the Company and Parent agree to use their best efforts to make alternative arrangements as to such accounts
ARTICLE VII. CONDITIONS PRECEDENT
Section 7.01   Conditions to Each Party’s Obligations Under this Agreement.
The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:
(a)   Approval of Shareholders; SEC Registration; Blue Sky Laws.   The Company Shareholder Matters shall have been approved by the requisite vote of the shareholders of the Company. The Parent Shareholder Matters shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b)   Regulatory Filings.   All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the OCC, the New Jersey Department, the FRB, and the SEC) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.
(c)   Suits and Proceedings.   No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger.
(d)   Tax Opinion.   Parent and Company shall each have received an opinion, dated as of the Effective Time, of Windels Marx Lane & Mittendorf LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by Windels Marx Lane & Mittendorf, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Windels Marx Lane & Mittendorf LLP representation letters, in each case in form and substance reasonably satisfactory to Windels Marx Lane & Mittendorf LLP and dated the date of such opinion, on which Windels Marx Lane & Mittendorf LLP shall be entitled to rely.
(e)   Listing of Shares.   The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
Section 7.02   Conditions to the Obligations of Parent Under this Agreement.   The obligations of Parent under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties; Performance of Obligations of the Company.   The representations and warranties of the Company made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of Section 3.08(e)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company . The Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Company prior to or at the Closing.
(b)   Certificates.   The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.02(a) as Parent may reasonably request.
(c)   Third Party Consents.   All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.01(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, including as set forth in Section 3.14(d) of the Company Disclosure Schedule, except for those as to which the failure to obtain would not be material (i) to the

Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.02(c) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.
(d)   Required Steps.   The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.
(e)   FIRPTA.   The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.
Section 7.03   Conditions to the Obligations of the Company Under this Agreement.   The obligations of the Company under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties; Performance of Obligations of Parent.   The representations and warranties of Parent made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of Section 4.07(d)(i)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Parent prior to or at the Closing.
(b)   Certificates.   Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.03(a) as the Company may reasonably request.
(c)   Third Party Consents.   All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.01(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not have a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole.
(d)   Required Steps.   Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.
ARTICLE VIII. TERMINATION AND AMENDMENT
Section 8.01   Termination.
This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the Company Shareholder Matters and whether before or after approval by the shareholders of Parent of the Parent Shareholder Matters:
(a)   by mutual consent of the Company and Parent;
(b)   by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;
(c)   by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;
(d)   by either Parent or the Company if (i) the Company Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof or (ii) the Parent Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Parent’s shareholders or at any adjournment or postponement thereof;
(e)   by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.02(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.03(a) of this Agreement (in the case of a breach of a representation or warranty by Parent);
(f)   by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;
(g)   by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.03 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company pays to Parent the Termination Fee;
(h)   by Parent if (i) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.03 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (ii) any other event occurs that gives rise to the payment of a Termination Fee pursuant to Section 8.05 of this Agreement;
Section 8.02   Effect of Termination.   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections Section 8.01, Section 8.02, and ARTICLE IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Section 8.01(e) or Section 8.01(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.
Section 8.03   Amendment.
Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and/or the shareholders of Parent; provided, however, that (i) after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement and (ii) after any approval of the transactions contemplated by this Agreement by Parent’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which increases the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
Section 8.04   Extension; Waiver.
At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 8.05   Termination Fee; Expenses.
In the event that:
(a)   this Agreement is terminated by the Parent pursuant to Section 8.01(h) of this Agreement , then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of $11,845,000 (the “Termination Fee”);
(b)   a Company Acquisition Proposal (whether or not conditional) or intention to make an Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, (A) this Agreement is thereafter terminated (1) by Company or Parent pursuant to Section 8.01 (g) or (h), or (2) by the Parent under Section 8.01(e) or (f) due to a willful breach by Company and (B) within twelve (12) months following such termination the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, then the Company shall pay to Parent, upon the such execution, by wire transfer of immediately available funds, the Termination Fee. For purposes of this clause (B) of this Section 8.05(b), the term “Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.03(e)(i) of this Agreement except that references in Section 5.03(e)(i) to “25%” shall be replaced by “50%”.
(c)   Parent shall be reimbursed by the Company for all other out-of-pocket expenses incurred by Parent in connection with enforcing its rights to the Termination Fee. The amounts payable pursuant to this Section 8.05 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of a termination of this Agreement in the circumstances specified in this Section 8.05.

ARTICLE IX. GENERAL PROVISIONS
Section 9.01   Interpretation.
(a)   The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)   Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c)   The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.
(d)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)   A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
(f)   A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(h)   All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
(i)   The terms of this Section 9.01 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.
(j)   No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” “nonpublic OCC information,” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Entity.
(k)   “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, or (ii) included in the virtual data room of a party at least one business day prior to the date hereof.
Section 9.02   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.02(c), ARTICLE VIII, and ARTICLE IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.
Section 9.03   Expenses.   Except as otherwise provided in Section 8.05 of this Agreement and in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy

Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.
Section 9.04   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)   if to Parent, to:
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attn: Frank Sorrentin III, Chairman & Chief Executive Officer
with a copy (which shall not constitute notice) to:
Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza FL 6
New Brunswick NJ 08901
Attn: Robert A. Schwartz, Esq.
and
(b)    if to the Company, to:
The First of Long Island Corporation
275 Broadhollow Road
Melville, New York
Attn: Christopher Becker President & Chief Executive Officer
with a copy (which shall not constitute notice) to:
Luse Gorman, PC
5335 Wisconsin Avenue, N.W.
Suite 780
Washington, DC 20015
Attn: John Gorman, Esq.
E-mail: jgorman@luselaw.com
Section 9.05   Counterparts; Facsimile.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 9.06   Entire Agreement.   This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
Section 9.07   Governing Law.   This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

Section 9.08   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 9.09   Assignment; Parties in Interest; No Third Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.08 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.08 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.10   Definitions.
(a)   For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.
“Knowledge” means, with respect to the Company, the actual knowledge of Christopher Becker, President and CEO, Janet T. Verneuille, Chief Financial Officer, Christopher J. Hilton, Chief Lending Officer, Michael Spolarich, Chief Credit Officer, and Tanweer S. Ansari, Chief Risk Officer and General Counsel and with respect to Parent, the actual knowledge of Frank S. Sorrentino, III, Chairman and CEO, Elizabeth Magennis, President, William S. Burns, Chief Financial Officer, and Mark Zurlini, Executive Vice President and Chief Lending Officer .
“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.
“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger or the Bank Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions (including changes in interest rates); (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters or from any outbreak of any disease or other public health event, (e) the conditions of any financial, banking or securities markets (including equity, credit and debt markets and including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof or applicable regulatory accounting requirements, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period and (i) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees); provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (i) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.
“Most Recent Balance Sheet” means, with respect to the Company, the most recent balance sheet included within the Company Financial Statements and, with respect to Parent, the most recent balance sheet included within the Parent Financial Statements.
“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.
“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.
“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the ten consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third trading day prior to the date on which the Effective Time occurs.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the

Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records made available to Parent and (f) in the case of Parent Owned Properties held by Parent or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records made available to the Company.
“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.
“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.
(b)   The following terms are defined on the following pages of this Agreement:
Accounting Firm	15
Acquisition Proposal	75
Aggregate Merger Consideration	3
Agreement	1
Bank Merger	5
Bank Merger Agreement	6
BCSRA	33
BHCA	9
BOLI	31
CERCLA	33
Certificates	3
Certificates of Merger	2
Claim	81
Closing	2
Closing Date	2
Code	5
Company	1
Company Benefit Plans	22
Company Board Recommendation	11
Company Common Stock	2
Company Contract	28
Company Disclosure Schedule	8
Company Financial Statements	15
Company Pension Plans	22
Company Property	29
Company Regulatory Agencies	13
Company Reports	14
Company Restricted Shares	4
Company RSU Grant Agreement	4

Company RSUs	4
Company Shareholder Approval	73
Company Shareholder Matters	11
Company Shareholders’ Meeting	79
Company Subsequent Determination	73
Company Voting Agreements	79
Company Welfare Plans	22
Company’s Bank	1
Confidentiality Agreement	73
Covered Person	34
CRA	27
Cut-off Date	89
Derivatives Contract	36
Dodd-Frank Act	14
DOL	22
DPC Shares	3
Effective Time	2
Environmental Laws	33
Environmental Matters	33
ERISA	22
ERISA Affiliate	22
Exchange Act	14
Exchange Agent	3
Exchange Fund	6
Exchange Ratio	3
FDIC	5
Filing Documents	77
FRB	12
Governmental Entity	13
Indemnitees	81
Intellectual Property	38
IRS	19
ISRA	33
IT Assets	39
Lending Manual	70
Licensed Intellectual Property	39
Loan	34
Loan Property	33
Materially Burdensome Regulatory Condition	76
Merger	1
Merger Consideration	3
New Jersey Department	5
NJBCA	1
Notice of Superior Proposal	74
NYBCL	1
OCC	5
OREO	35

Owned Intellectual Property	39
Owned Property	29
Parent	1
Parent Shareholders’ Meeting	79
Parent Benefit Plans	52
Parent Board Recommendation	45
Parent Common Stock	3
Parent Contract	57
Parent Disclosure Schedule	41
Parent Financial Statements	48
Parent Loan	61
Parent Owned Properties	57
Parent Owned Property	57
Parent Pension Plans	52
Parent Personal Property Leases	58
Parent Preferred Stock	43
Parent Property	57
Parent Real Property Lease	57
Parent Regulatory Agencies	46
Parent Regulatory Agreement	57
Parent Reports	46
Parent Shareholder Matters	44
Parent Stock Compensation Plans	43
Parent Voting Agreements	79
Parent Welfare Plans	52
Parent’s Accounting Firm	49
Parent’s Bank	1
Participation Facility	33
Parties	1
Patents	39
Per Share Stock Consideration	3
Personal Property Leases	30
Proxy Statement	13
RCRA	33
Real Property Lease	29
Registered	39
Registration	39
Regulated Substances	33
Regulatory Agreement	28
S-4	13
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Spill Act	33
SRRA	33
Superior Proposal	75
Surviving Bank	5

Surviving Corporation	1
Systems	40
Tax	21
Tax Return	21
Termination Fee	92
Trade Secrets	39
Trademarks	39
Trust Account Shares	3
Voting Agreements	79
Section 9.11   Legal Proceedings; Specific Performance; No Jury Trial.
(a)   The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.04 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.
(b)   The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).
Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CONNECTONE BANCORP, INC.
By:
/s/ Frank Sorrentino III

Name:
Frank Sorrentino III

Title:
Chairman & Chief Executive Officer

THE FIRST OF LONG ISLAND CORPORATION
By:
/s/ Christopher Becker

Name:
Christopher Becker

Title:
President & Chief Executive Officer

Exhibit 1.02
Certificate of Merger
of
The First of Long Island Corporation,
A New York corporation
into
ConnectOne Bancorp, Inc.
A New Jersey corporation
Under Section 907 of the Business Corporation Law
It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:
FIRST:   The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.
SECOND:   The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the “surviving constituent corporation”, is ConnectOne Bancorp, Inc., and the name under which it was formed is Center Bancorp, Inc. The jurisdiction of its incorporation is New Jersey; and the date of its incorporation therein is November 12, 1982.
No Application for Authority in the State of New York of the surviving constituent corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York; and it is not to do business in the State of New York until an Application for Authority shall have been filed by the Department of State of the State of New York.
THIRD:   The name of the domestic constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the “merged constituent corporation”, is The First of Long Island Corporation. The date upon which its certificate of incorporation was filed by the Department of State is February 8, 1984.
FOURTH:   As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:
ConnectOne Bancorp, Inc. (the surviving constituent corporation)
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class
Common stock, no par value per share		Not applicable	Not applicable
The First of Long Island Corporation (the merged constituent corporation)
Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class
Common stock, par value $0.10 per share		Not applicable	Not applicable
FIFTH:   (a) The Merger was authorized in respect of the merged constituent corporation, by the vote of holders of the outstanding shares of the Common Stock of the merged constituent corporation entitled to vote on the Plan, having not less than the minimum requisite proportion of votes.
(b) The Merger was authorized in respect of the surviving constituent corporation, by the vote of holders of the outstanding shares of the Common Stock of the surviving constituent corporation entitled to vote on the Plan, having not less than the minimum requisite proportion of votes.

SIXTH:   The merger herein certified is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.
SEVENTH:   The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent corporation, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged constituent corporation to receive payment for their shares against the surviving constituent corporation.
EIGHTH:   The surviving constituent corporation agrees that, subject to the provisions of section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of the merged constituent corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.
NINTH:   The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving corporation served upon him is: ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, Attn: Chief Executive Officer.
TENTH:   Each of the constituent domestic corporations hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and a cessation franchise tax report (estimated or final) through the anticipated date of merger has been filed by each constituent domestic corporation. The said report, if estimated, is subject to amendment. The surviving foreign corporation agrees that it will within thirty days after the filing of the certificate of merger file the cessation tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the said Department of Taxation and Finance by each constituent domestic corporation.
ELEVENTH:   The effective date of the merger herein certified, insofar as the provisions of the Business Corporation Law of the State of New York govern such effective date, shall be the [•] day of [•], 2024.

Signed on the [•] day of [•], 2024 .
ConnectOne Bancorp, Inc.
By:

Frank Sorrentino III
Chairman & Chief Executive Officer
The First of Long Island Corporation
By:

Christopher Becker
President & Chief Executive Officer

Certificate of Merger
of
The First of Long Island Corporation,
A New York corporation
into
ConnectOne Bancorp, Inc.
A New Jersey corporation
Under Section 907 of the Business Corporation Law.
Filed by:
Windels Marx Lane & Mittendorf, LLP

(Name)
120 Albany Street Plaza FL 6

(Mailing address)
New Brunswick NJ 08901

(City, State and Zip code)

New Jersey Division of Revenue & Enterprise Services
Certificate of Merger/Consolidation
(Profit Corporations)
This form may be used to record the merger or consolidation of a corporation with or into another business entity or entities, pursuant to NJSA 14A. Applicants must insure strict compliance with the requirements of State law and insure that all filing requirements are met. This form is intended to simplify filing with the State Treasurer. Applicants are advised to seek out private legal advice before submitting filings to the Department of the Treasury, Division of Revenue & Enterprise Services office.
1.
Type of Filing (check one): X Merger   ☐ Consolidation

2.
Name of Surviving Business Entity: ConnectOne Bancorp, Inc.

3.
Name(s)/Jurisdiction(s) of All Participating Business Entities including Surviving Entity:

Name	Jurisdiction	Identification # Assigned by (if applicable)
The First of Long Island Corporation	New York	Not Applicable
ConnectOne Bancorp, Inc.	New Jersey	0100181324

4.
Date Merger/Consolidation adopted: September   , 2024

5.
Voting:

(a)
Corp. Name: ConnectOne Bancorp, Inc                    Outstanding Shares: [           ]

Voting For: [           ]; Voting Against: [           ]; Withheld: [           ]
(b)
Corp. Name: The First of Long Island Corporation Outstanding Shares: [           ]

Voting For: [           ]; Voting Against: [           ]; Withheld: [           ]
The Merger was authorized in respect of each of ConnectOne Bancorp, Inc. and The First of Long Island Corporation, by the vote of holders of the outstanding shares of the Common Stock entitled to vote, in each case having not less than the minimum requisite proportion of votes.
6.
Service of Process Address (For use if the surviving business entity is not authorized or registered by the State Treasurer: N/A

The surviving business entity agrees that it may be served with process in this State in any action, suit or proceeding for the enforcement of any obligation of any domestic or foreign corporation, previously amenable to suit in this State, which is a party to this merger/consolidation, and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation.
The Treasurer is hereby appointed as agent to accept service of process in any such action, suit, or proceeding which shall be forwarded to the surviving business entity at the Service of Process address stated above.
The Surviving Business Entity also agrees that it will promptly pay to the dissenting shareholders of any such domestic corporation the amount, if any, to which they may be entitled under the provisions of Title 14A.
[Remainder of Page Intentionally Blank]

7.
Effective Date (see inst.): [•] day of [•], 202[•] .

ConnectOne Bancorp, Inc. a New Jersey Corporation , 202	The First of Long Island Corporation a New York Corporation , 202
By: Name: Title:	By: Name: Title:

Annex B
September 4, 2024
The Board of Directors
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to ConnectOne Bancorp, Inc. (“ConnectOne”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of The First of Long Island Corporation (“FLIC”) with and into ConnectOne, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between ConnectOne and FLIC. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of the common stock, $0.10 par value per share, of FLIC (“FLIC Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of FLIC Common Stock held in FLIC’s treasury and (ii) shares of FLIC Common Stock held directly or indirectly by ConnectOne or FLIC or any of their respective subsidiaries (except for Trust Account Shares and DPC Shares (each as defined in the Agreement)) shall, by virtue of the Agreement and without any action on the part of FLIC, ConnectOne or the holder thereof, cease to be outstanding and shall be converted into the right to receive 0.5175 of a share of the common stock, no par value per share, of ConnectOne (“ConnectOne Common Stock”). The ratio of 0.5175 of a share of ConnectOne Common Stock for one share of FLIC Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Effective Time, The First National Bank of Long Island, a wholly-owned subsidiary of FLIC, will be merged with and into ConnectOne Bank, a wholly-owned subsidiary of ConnectOne (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to ConnectOne and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to an existing sales and trading relationship between a KBW broker dealer affiliate and ConnectOne and otherwise in the ordinary course of KBW’s and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, ConnectOne and FLIC. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of ConnectOne or FLIC for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of ConnectOne (the “Board”) in rendering this opinion and will receive a fee from ConnectOne for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, ConnectOne has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to ConnectOne. In the past two years, KBW has not provided investment banking or financial advisory services to FLIC. We may in the future provide investment banking and financial advisory services to ConnectOne or FLIC, including in connection with a contemplated offering of subordinated notes by ConnectOne, and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of ConnectOne and FLIC and bearing upon the Merger, including among other things, the following: (i) an execution version of the Agreement dated as of September 4, 2024; (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of ConnectOne; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 of ConnectOne; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2023 of FLIC; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 of FLIC; (vi) certain regulatory filings of ConnectOne and FLIC and their respective subsidiaries, including as applicable, the quarterly reports on Form FR Y-9C and the quarterly call reports required to be filed (as the case may be) with respect to each quarter during the three-year period ended December 31, 2023 and the quarters ended March 31, 2024 and June 30, 2024; (vii) certain other interim reports and other communications of ConnectOne and FLIC to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of ConnectOne and FLIC furnished to us by ConnectOne and FLIC or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of ConnectOne and FLIC; (ii) the assets and liabilities of ConnectOne and FLIC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of ConnectOne and FLIC with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of ConnectOne and FLIC, as well as assumed ConnectOne and FLIC long-term growth rates and an assumed FLIC tax rate provided to us by ConnectOne management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Merger on ConnectOne (including without limitation the cost savings expected to result or be derived from the Merger) that were prepared by ConnectOne management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of ConnectOne and FLIC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon ConnectOne management as to the reasonableness and achievability of the publicly available consensus “street estimates” of ConnectOne and FLIC, the assumed ConnectOne and FLIC long-term growth rates, the assumed FLIC tax rate, and the estimates regarding certain pro forma financial effects of the Merger on ConnectOne (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of ConnectOne and FLIC referred to above that such “street estimates” of ConnectOne and such “street estimates” of FLIC (as adjusted to give effect to the assumed FLIC tax rate provided to us by ConnectOne management) are consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of ConnectOne and FLIC that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne and FLIC referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of ConnectOne and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either ConnectOne or FLIC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of ConnectOne and FLIC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of ConnectOne or FLIC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of ConnectOne or FLIC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by each of ConnectOne and FLIC of its loans and owned securities as either held to maturity or held for investment, on the one hand, or held for sale or available for sale, on the other hand, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of FLIC Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of ConnectOne, FLIC or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of ConnectOne that ConnectOne has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to ConnectOne, FLIC, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to ConnectOne. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to ConnectOne, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, prolonged higher interest rates, the COVID-19 pandemic and, in the case of the banking industry, recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of ConnectOne to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by ConnectOne or the Board, (iii) any business, operational or other plans with respect to FLIC or the pro forma entity that may be currently contemplated by ConnectOne or the Board or that may be implemented by ConnectOne or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of ConnectOne’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of ConnectOne Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of ConnectOne, FLIC or any other party to any transaction contemplated by the Agreement, (vi) the actual value of ConnectOne Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which ConnectOne Common Stock or FLIC Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which ConnectOne Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to ConnectOne, FLIC, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of ConnectOne Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to ConnectOne.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

Annex C
September 4, 2024
Board of Directors
The First of Long Island Corporation
275 Broadhollow Road
Melville, NY 11747
Ladies and Gentlemen:
The First of Long Island Corporation (“Company”) and ConnectOne Bancorp, Inc. (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth therein, merge with and into Parent (the “Merger”) so that Parent is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into and become the right to receive 0.5175 (the “Exchange Ratio”) of a share of Parent Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 2, 2024; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for Company for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for Company for the years thereafter and estimated dividends per share for Company for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Company; (v) publicly available mean analyst earnings per share estimates for Parent for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for Parent for the years thereafter, estimated dividends per share for Parent for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of Parent Common Stock in the year ending December 31, 2024, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as an estimated long-term annual earnings per share growth rate for Company for the years ending December 31, 2026 through December 31, 2028, the offer and sale of a certain amount of Parent subordinated debt prior to closing of the Merger and the cessation of Parent Common Stock share repurchases during the pendency of the Merger, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for Company and Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for Company for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for Company for the years thereafter and estimated dividends per share for Company for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Parent for the quarters ending September 30, 2024 and December 31, 2024 and the year ending December 31, 2025, as well as an estimated long-term annual earnings per share growth rate for Parent for the years thereafter, estimated dividends per share for Parent for the years ending December 31, 2024 through December 31, 2028 and the repurchase of a certain amount of shares of Parent Common Stock in the year ending December 31, 2024, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as an estimated long-term annual earnings per share growth rate for Company for the years ending December 31, 2026 through December 31, 2028, the offer and sale of a certain amount of Parent subordinated debt prior to closing of the Merger and the cessation of Parent Common Stock share repurchases during the pendency of the Merger, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the

Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of a Parent Common Stock will be once the shares are actually received by the holders of Company Common Stock.
We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon consummation of the Merger. In connection with our engagement, Company has paid Piper Sandler a retainer fee and quarterly advisory fees and we will also receive a fee for rendering this opinion, which retainer fee, quarterly advisory fees and opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Company in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the joint proxy statement/prospectus, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.
Very truly yours,